As filed with the U.S. Securities and Exchange Commission on July 22, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXIM Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	27-4029386
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6191 Cornerstone Court, E. Suite 114
San Diego, CA 92121
(858) 923-4422
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John W. Huemoeller II
President
AXIM Biotechnologies, Inc.
6191 Cornerstone Court, E. Suite 114
San Diego, CA 92121
(858) 923-4422
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John P. Cleary, Esq.
Christopher L. Tinen, Esq.
Procopio, Cory, Hargreaves & Savitch LLP
12544 High Bluff Drive, Suite 400
San Diego, California 92130
(619) 515-3221

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
Emerging growth company	[ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [__]

PRELIMINARY PROSPECTUS

AXIM Biotechnologies, Inc.

26,457,892 Shares of Common Stock

This prospectus relates to the offer and resale of up to 26,457,892 shares of our common stock, par value $0.0001 per share, by the selling stockholder identified on page 45. All such shares represent shares that Cross & Company (“Cross”) has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on July 14, 2022 (the “Equity Purchase Agreement”). Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $30,000,000 worth of shares of our common stock to Cross. This arrangement is also sometimes referred to herein as the “Equity Line.”

For more information about the selling stockholder, please see the section of this prospectus entitled “Selling Stockholder” beginning on page 45.

The selling stockholder may sell any shares offered under this prospectus at fixed prices, prevailing market prices at the time of sale, at varying prices or negotiated prices.

Cross is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Line, and any broker-dealers or agents that are involved in such resales may be deemed to be “underwriters” within the meaning of the Securities Act in connection therewith. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. For more information, please see the section of this prospectus titled “Plan of Distribution” beginning on page 44.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholder. We will, however, receive proceeds from the sale of shares directly to Cross pursuant to the Equity Line.

Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc. under the ticker symbol “AXIM.” On July 13, 2022, the average of the high and low sales prices for our common stock was $0.053 per share, as quoted on the OTCQB Marketplace.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2022

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: we have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context requires otherwise, references in this prospectus to “AXIM,” “AXIM Biotech,” the “Company,” “we,” “us,” and “our” refer to AXIM Biotechnologies, Inc., a Nevada corporation, and its consolidated subsidiaries, taken as a whole, as well as any predecessor entities.

AXIM Biotechnologies, Inc., the AXIM Biotech logo, ImmunoPass, and other trademarks or service marks of AXIM appearing in this prospectus are the property of AXIM Biotechnologies, Inc. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision in our common stock. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Company,” and “AXIM” refer to AXIM Biotechnologies, Inc. and its consolidated subsidiaries, taken as a whole, as well as any predecessor entities

Our Business

Overview

Axim Biotechnologies, Inc., a Nevada corporation, is a leading developer of diagnostic healthcare solutions serving to enhance the health of people. Through the development of diagnostic solutions that quickly and accurately diagnose various diseases, our products allow healthcare workers to quickly test and treat at the point-of-care, which leads to improved patient outcomes and provides numerous economic benefits to the healthcare system.

Axim’s core competencies include development of rapid lateral flow immunoassays, reagents and monoclonal antibody development for such assays. Our current products fall into these categories:

(1) SARS-CoV-2 neutralizing antibody tests;

(2) Eye Health, wherein we acquired two FDA cleared 510(k) tests for dye eye disease and have internally developed a third assay; and

(3) Oncology, where we licensed from Mayo Clinic and Arizona State University Quiescin Sulfhydryl Oxidase 1 (“QSOX1”), an important enzyme for cancer growth, invasion and metastasis.

Additional tests are currently in development as part of our focus on maintaining a robust product pipeline that can deliver future growth.

Our principal executive office is located at 6191 Cornerstone Court, E. Suite 114, San Diego, CA 92121. Our telephone number is (858) 923-4422 and our website is www.aximbiotech.com. Unless expressly noted, none of the information on our website is part of this Annual Report on Form 10-K. Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., under the ticker symbol “AXIM.”

Historical Business Operations

We were originally incorporated in the State of Nevada on November 18, 2010, under the name AXIM International, Inc. On July 24, 2014, we changed our name to AXIM Biotechnologies, Inc. The Company’s historical business operations focused on the research, development and production of pharmaceutical, nutraceutical and cosmetic products based upon our proprietary technologies. This business and its related intellectual property were divested by the Company in May 2020.

In March 2020, we acquired Sapphire Biotech, Inc. (“Sapphire”), a diagnostic healthcare solutions company, changing our business operations.

Acquisition of Advanced Tear Diagnostics, LLC technology

On August 26, 2021, we purchased certain eye disease diagnostic technology from Advanced Tear Diagnostics, LLC, a Delaware Limited Liability Company (“Advanced Tear”), consisting of a 510(K) license for Lactoferrin, a biomarker for dry eye disease and a 510(K) license for IgE, a biomarker for allergic ocular reaction (collectively, the “510(K) Licenses”). The purchase price for the 510(K) Licenses was $4,270,000, which price was paid by issuing 7,000,000 restricted shares of Company common stock to Advanced Tear.

Also on July 29, 2021, we purchased five patents (the “Patents”) from Advanced Tear for $250,000 (which includes assuming and paying $30,000 of the Advanced Tear liabilities). The bulk of the purchase price ($210,000) was in a note that requires seven equal monthly payments of $30,000, which payment started on September 3, 2021. The note has since been repaid in full.

Equity Purchase Agreement with Cross & Company

On July 14, 2022, we entered into the Equity Purchase Agreement with Cross, pursuant to which we have the right to “put,” or sell, up to $30,000,000 worth of shares of our common stock to Cross. As provided in the Equity Purchase Agreement, we may require Cross to purchase shares of our common stock from time to time by delivering a put notice to Cross specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. We may determine the Investment Amount, provided that such amount may not be more than 500% of the average daily trading volume in dollar amount for our common stock during the five trading days preceding the date on which we deliver the applicable put notice, unless waived by Cross in its sole discretion. Additionally, such amount may not be lower than $10,000 or higher than $1,000,000. Cross will have no obligation to purchase shares under the Equity Line to the extent that such purchase would cause Cross to own more than 4.99% of our issued and outstanding shares of common stock.

In connection with the Equity Purchase Agreement, we agreed to prepare and file a registration statement registering the resale by Cross of those shares of our common stock to be issued under the Equity Purchase Agreement. In accordance with this obligation, on July 15, 2022, we filed the registration statement of which this prospectus is a part, registering the resale by Cross of up to 26,457,892 shares that may be issued and sold to Cross under the Equity Line.

Summary Risk Factors

Below is a summary of the principal factors that make an investment in our common stock speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below and should be carefully considered, together with other information included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the Securities and Exchange Commission.

•Even though the Axim Eye System has received all regulatory approvals in the United States, it may never be successfully commercialized.

•We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

•We will require substantial additional funding, which may not be available to us on acceptable terms, if at all. If we fail to raise the necessary additional capital, we may be unable to complete the development and commercialization of our product candidates or continue our development programs.

•Economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine, could harm our financial condition and results of operations.

•We may be adversely affected by the effects of inflation.

•We will face challenges in bringing Axim Eye System to market in the United States and may not succeed in executing our business plan.

•Our near-term success is highly dependent on the success of the Axim Eye System, and we cannot be certain that it will be successfully commercialized in the United States.

•Our business is subject to health care industry and government cost-containment measures that could result in reduced sales of our Axim Eye System.

•If we are subject to regulatory enforcement action as a result of our failure to comply with regulatory requirements, our commercial operations would be harmed.

•If we are unable to fully comply with federal and state “fraud and abuse laws,” we could face substantial penalties, which may adversely affect our business, financial condition and results of operations.

•If we fail to comply with contractual obligations and applicable laws and regulations governing the handling of patient identifiable medical information, we could suffer material losses or be adversely affected by exposure to material penalties and liabilities.

•We may face future product liability claims.

•If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

•We rely on a limited number of suppliers of each of the key components of the Axim Eye System and are vulnerable to fluctuations in the availability and price of our suppliers’ products and services.

•We face intense competition, and our failure to compete effectively could have a material adverse effect on our results of operations.

•The regulatory approval processes of the FDA, and comparable foreign authorities are lengthy, time consuming and unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

•We may expend our limited resources to pursue a particular product, product candidate or indication, and may fail to capitalize on products, product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

•Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

•We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully perform their contractual legal and regulatory duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

•We may not be able to manufacture our products or product candidates in commercial quantities, which would prevent us from commercializing our products and product candidates.

•With respect to SPX-009 and any of our product candidates for which we may receive regulatory approvals, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

•Our failure to successfully discover, acquire, develop and market additional product candidates or approved products would impair our ability to grow.

•Our commercial success depends upon us attaining significant market acceptance of our product candidates, if approved for sale, among ophthalmologists, physicians, patients, healthcare payors and major operators of cancer and other clinics.

•Reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our products profitably.

•Our collaborations depend upon the efforts of third parties to fund and manage the development of many of our potential product candidates, and failure of those third-party collaborators to assist or share in the costs of product development could materially harm our business, financial condition and results of operations.

•If we are unable to retain and recruit qualified scientists and advisors, or if any of our key executives, key employees or key consultants discontinues his or her employment or consulting relationship with us, it may delay our development efforts or otherwise harm our business. We will need to increase the size of our company and may not effectively manage our growth.

•Drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Interim “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

•We may become involved in the future, in disputes and other legal or regulatory proceedings that, if adversely decided or settled, could materially and adversely affect our business, financial condition and results of operations.

•We have acquired, and may in the future acquire, assets, businesses and technologies as part of our business strategy. If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our operating results and the value of our common stock.

•Any acquisitions we make could disrupt our business and seriously harm our financial condition.

•Our long-term success depends on intellectual property protection; if our intellectual property rights are invalidated or circumvented, our business will be adversely affected.

•If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

•Claims that we infringe upon the rights of third parties may give rise to costly and lengthy litigation, and we could be prevented from selling products, forced to pay damages, and defend against litigation.

•If we breach any of the agreements under which we license commercialization rights to our product candidates from third parties, we could lose license rights that are important to our business.

•From time to time we may need to license patents, intellectual property and proprietary technologies from third parties, which may be difficult or expensive to obtain.

•The market price of our common stock may fluctuate significantly, and investors in our common stock may lose all or a part of their investment.

•Insiders have substantial influence over us and could delay or prevent a change in corporate control.

•We have never paid cash dividends and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

•We have issued preferred stock with designations, rights and preferences that are superior to that of our common stock, and we may issue additional shares of preferred stock in the future.

In addition, the report of our independent registered public accounting firm for the years ended December 31, 2021 contains a statement with respect to substantial doubt as to our ability to continue as a going concern as a result of our accumulated deficit, net losses and negative cash flows from operations.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Corporate Information

Our principal executive office is located at 6191 Cornerstone Court, E. Suite 114, San Diego, CA 92121. Our telephone number is (858) 923-4422 and our website is www.aximbiotech.com. No information found on, or connected to, our company’s website is incorporated by reference into, any you must not consider the information to a part of, this Prospectus.

OFFERING SUMMARY

Issuer	AXIM Biotechnologies, Inc.

Common stock that may be offered by the Company	26,457,892 shares of common stock.

Common stock outstanding before this offering (as of July 15, 2022)	163,687,639 shares.

Common stock to be outstanding immediately after this offering	190,145,531 shares.(1)

Use of proceeds

The shares of common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholder named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our common stock in this offering. We will receive proceeds from the sales, if any, of shares of our common stock to Cross under the Equity Line. Cross has committed to purchase up to $30,000,000 worth of shares of our common stock over a period of time terminating on the earlier of the date on which Cross shall have purchased an aggregate of $30,000,000 worth of shares of common stock under the Equity Purchase Agreement or July 14, 2025.

Cross will pay a purchase price equal to 87.5% of the “Market Price,” which is defined as the lowest traded price on the OTCQB Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the “Put Date,” or the date on which the applicable put notice is delivered to Cross (the “Pricing Period”). In order to exercise the put, certain conditions must be met at each put notice date, including but not limited to the following: (i) we must have an effective registration statement, (ii) our common stock must be deposit/withdrawal at custodian (“DWAC”) eligible, (iii) the minimum price must exceed $0.01 per share, and (iv) the number of shares to be purchased by Cross may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by Cross, would exceed 4.99% of our shares of common stock issued and outstanding.

We intend to use the net proceeds from the sale of shares to Cross for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that our board of directors, in its good faith, deems to be in the best interest of the Company, although we have no present commitments or agreements to make any such acquisitions as of the date of this prospectus. See “Use of Proceeds.”

Plan of Distribution

The selling stockholder may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

For further information, see “Plan of Distribution.”

Risk factors

You should read the “Risk Factors” section of this prospectus starting on page 7 and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Market Symbol and trading	Our common stock is quoted on the OTCQB Marketplace under the symbol “AXIM.”

(1)Assumes the full sale and issuance of the 26,457,892 shares offered under this prospectus, which shares are issuable to Cross under the Equity Purchase Agreement with Cross.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, operating results, and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Financial Position and Capital Requirements

We are an early stage company subject to significant risks and uncertainties, including the risk that we or our partners may never develop, obtain regulatory approval or market certain of our product candidates or generate product related revenues.

We are primarily an early stage biotechnology company that began operating in 2010, but did not commence research and development activities with respect to our current business segments until in 2019 or later. Pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. There is no assurance that certain of our product candidates in development will be suitable for diagnostic or therapeutic use, or that we will be able to identify and isolate therapeutic product candidates, or develop, market and commercialize these candidates. We do not expect any of our oncology related product candidates in development, including but not limited to SXP-009, to be commercially available for a few years, if ever. Additionally, our COVID-19 related product candidates, including our lateral flow diagnostic test for SARS-CoV-2 neutralizing antibodies, are subject to uncertainties relating to product development, regulatory approval and commercialization, and further risks based on the constantly evolving situation affecting the United States and the international community. Even if we are able to commercialize our oncology and/or COVID-19 related product candidates, there is no assurance that these candidates would generate revenues or that any revenues generated would be sufficient for us to become profitable or thereafter maintain profitability

The Axim Eye System is currently our only FDA approved product. We anticipate launching sales in the United States in the second or third quarter of 2022 to those reference and physician operated laboratories with Clinical Laboratory Improvement Act (“CLIA”) Class II certifications. Although the Axim Eye System has received all necessary regulatory approvals in the United States, it may never be successfully commercialized. If the Axim Eye System or any of our other products are not successfully commercialized, we may not be able to generate revenue, become profitable or continue our operations. Any failure of the Axim Eye System to be successfully commercialized in the United States could have a material adverse effect on our business, operating results, financial condition and cash flows and could result in a substantial decline in the price of our common stock.

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

As of December 31, 2021 and 2020, we had an accumulated deficit related to our continuing operations of $57,882,227 and $41,849,922, respectively. We continue to incur significant research and development and other expenses related to our ongoing operations. We have incurred operating losses since our inception, expect to continue to incur significant operating losses for the foreseeable future, and we expect these losses to increase as we: (i) advance SPX-009 and our other product candidates, including our COVID-19 related product candidates, into further clinical trials and pursue other development, acquire, develop and manufacture clinical trial materials and increase other regulatory operating activities, (ii) conduct further studies for our COVID-19 related product candidates, to advance to clinical trials and seek regulatory approval; (iii) incur incremental expenses associated with our efforts to further advance SPX-009 into preclinical development activities, (iv) continue to identify and advance other preclinical product candidates, (v) incur higher salary, lab supply and infrastructure costs incurred in connection with supporting all of our programs, (vi) expand our corporate, development and manufacturing infrastructure, (vii) support our subsidiaries’, including Sapphire’s, pre-clinical development and commercialization efforts and (viii) the acquisition and further development of the eye care tests. As such, we are subject to all risks incidental to the development of new biopharmaceutical products and related companion diagnostics, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

We will require substantial additional funding, which may not be available to us on acceptable terms, if at all. If we fail to raise the necessary additional capital, we may be unable to complete the development and commercialization of our product candidates or continue our development programs.

Our operations have consumed substantial amounts of cash since inception. We expect to significantly increase our spending to advance the preclinical and clinical development of our product candidates and launch and commercialize any product candidates for which we may receive regulatory approval. We will require additional capital for the further development and commercialization of our product candidates, as well as to fund our other operating expenses and capital expenditures.

As a result of our recurring losses from operations, recurring negative cash flows from operations and substantial cumulative losses, there is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt about our ability to continue as a going concern. If we are unsuccessful in our efforts to raise additional capital, we may be required to significantly reduce or cease operations. The report of our independent registered public accounting firm on our audited financial statements for the years ended December 31, 2021 and 2020 included a “going concern” explanatory paragraph indicating that our recurring losses from operations, negative working capital, recurring negative cash flows from operations and substantial cumulative net losses raise substantial doubt about our ability to continue as a going concern.

We cannot be certain that additional funding will be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates. We may also seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available. Any of these events could significantly harm our business, financial condition and prospects.

Our future capital requirements will depend on many factors, including:

•the commercial acceptance of our two FDA cleared diagnostic tests for dye eye disease

•the need to preform clinical studies for FDA clearance of our new MMP-9 test

•the progress of the development of SPX-009 and our COVID-19 product candidates;

•the number of product candidates we pursue;

•the time and costs involved in obtaining regulatory approvals;

•the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

•our plans to establish sales, marketing and/or manufacturing capabilities;

•the effect of competing technological and market developments;

•the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•general market conditions for offerings from biopharmaceutical companies;

•our ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization;

•our obligations under our debt arrangements;

•the time and costs involved in defending and enforcing our rights in various litigation matters;

•the effect of the COVID-19 pandemic; and

•our revenues, if any, from successful development and commercialization of our product candidates.

In order to carry out our business plan and implement our strategy, we anticipate that we will need to obtain additional financing from time to time and may choose to raise additional funds through strategic collaborations, licensing arrangements, joint ventures, public or private equity or debt financing, asset sales, government grants or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us, or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs. If we obtain funding through a strategic collaboration or licensing arrangement, we may be required to relinquish our rights to certain of our product candidates or marketing territories.

Our inability to raise capital when needed would harm our business, financial condition and results of operations, and could cause our stock price to decline or require that we wind down our operations altogether.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business.

Additionally, the recent military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

Although our business has not been materially impacted by the ongoing military conflict between Russian and Ukraine to date, it is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this Prospectus.

Risks Related to Our Business and Industry

Our business may be subject to risks arising from pandemic, epidemic, or an outbreak of diseases, such as the outbreak of COVID-19.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States or elsewhere, our business may be adversely affected.

COVID-19 has spread worldwide and has resulted in government authorities implementing numerous measures to try to contain it, such as travel bans and restrictions, quarantines, shelter-in-place orders and shutdowns. These measures have impacted, and may further impact, our workforce and operations, the operations of our partners, and those of our suppliers. Our critical business operations, including our headquarters, are located in regions which have been impacted by COVID-19. Our suppliers and partners have also been affected and may continue to be affected by COVID-19 related restrictions and closures.

The spread of COVID-19 has caused us to modify our business practices as we comply with state mandated requirements for safety in the workplace to ensure the health, safety and well-being of our employees. These measures include personal protective equipment, social distancing, cleanliness of the facilities and daily monitoring of the health of employees in our facilities, as well as modifying our policies on employee travel and the cancellation of physical participation in meetings, events and conferences. We may take further actions as required by government authorities or that we determine are in the best interests of our employees, partners and suppliers. However, we have not developed a specific and comprehensive contingency plan designed to address the challenges and risks presented by the COVID-19 pandemic and, even if and when we do develop such a plan, there can be no assurance that such plan will be effective in mitigating the potential adverse effects on our business, financial condition and results of operations.

In addition, while the extent and duration of the COVID-19 pandemic on the global economy and our business in particular is difficult to assess or predict, the pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, which may reduce our ability to access capital, which could negatively affect our liquidity. A recession or financial market correction resulting from the lack of containment and spread of COVID-19 could impact overall technology spending, adversely affecting demand for our products, our business and the value of our common stock.

The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected time frame, will depend on future developments, including, but not limited to, the duration and continued spread of the pandemic, its severity, the actions to contain the disease or treat its impact, further related restrictions on travel, all of which are uncertain and cannot be predicted. An extended period of economic disruption as a result of the COVID-19 pandemic could have a material negative impact on our business, results of operations, access to sources of liquidity and financial condition, though the full extent and duration is uncertain.

Management is actively monitoring the global situation on our financial condition, liquidity, operations, suppliers, industry and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we are not able to estimate the effects of the COVID-19 outbreak on our results of operations, financial condition or liquidity for fiscal year 2022.

We will face challenges in bringing the Axim Eye System to market in the United States and may not succeed in executing our business plan.

There are numerous risks and uncertainties inherent in the development of new medical technologies. In addition to our requirement for additional capital, our ability to bring the Axim Eye System to market in the United States and to execute our business plan successfully is subject to the following risks, among others:

•Our clinical trials may not succeed. Clinical testing is expensive and can take longer than originally anticipated. The outcomes of clinical trials are uncertain, and failure can occur at any stage of the testing. We could encounter unexpected problems, which could result in a delay in efforts to complete clinical trials supporting our commercialization efforts.

•The Axim Eye System is rated as CLIA Class II medical device, which requires our customers to be certified under CLIA requirements, including certain parallel state requirements. If our customers are unwilling or unable to comply with such requirements, it could have an adverse effect on our ability to market the Axim Eye System in the United States.

•Our suppliers and we will be subject to numerous FDA requirements covering the design, testing, manufacturing, quality control, labeling, advertising, promotion and export of the Axim Eye System and other matters. If our suppliers or we fail to comply with these regulatory requirements, the Axim Eye System could be subject to restrictions or withdrawals from the market and we could become subject to penalties.

•Even though we were successful in obtaining the sought-after FDA approvals, we may be unable to commercialize the Axim Eye System successfully in the United States. Successful commercialization will depend on a number of factors, including, among other things, achieving widespread acceptance of the Axim Eye System among physicians, establishing adequate sales and marketing capabilities, addressing competition effectively, the ability to obtain and enforce patents to protect proprietary rights from use by would-be competitors, key personnel retention and ensuring sufficient manufacturing capacity and inventory to support commercialization plans.

Our business is subject to health care industry and government cost-containment measures that could result in reduced sales of our Axim Eye System.

We expect that most of our customers will rely on third-party payers, including government programs and private health insurance plans, to reimburse some or all of the cost of the procedures which use our Axim Eye System. The continuing efforts of governmental authorities, insurance companies, and other health care payers to contain or reduce these costs could lead to patients being unable to obtain approval for payment from these third-party payers. If patients cannot obtain third-party payer payment approval, the use of our Axim Eye System may decline significantly and our customers may reduce or eliminate the use of our system. The cost-containment measures that health care providers are instituting, both in the U.S. and internationally, could harm our ability to operate profitably. For example, managed care organizations successfully negotiate volume discounts for medical products, may choose not to reimburse certain products or reimburse products and a low amount sometimes below our selling price. This could result in lower prices to our customers from their customers and, in turn, reduce the amounts we can charge our customers for our products.

In addition to general health care industry cost-containment, the Centers for Medicare and Medicaid Services (“CMS”) released its final rule implementing section 216(a) of the Protecting Access to Medicare Act of 2014 (“PAMA”) that requires reporting entities to report private payer rates paid to laboratories for tests, which will be used to calculate Medicare payment rates. Reporting entities, which are primarily certain qualifying customers in the U.S. that derive a certain percentage and volume of their revenue from laboratory tests from Medicare, report private payer rates for our laboratory tests which will serve under the act as a baseline for future reimbursement.

If we are subject to regulatory enforcement action as a result of our failure to comply with regulatory requirements, our commercial operations would be harmed.

Although we have received 510(k) clearance and for our Axim Eye System, we are subject to significant ongoing regulatory requirements, and if we fail to comply with these requirements, we could be subject to enforcement action by the FDA or state agencies, including:

•adverse publicity, warning letters, fines, injunctions, consent decrees and civil penalties;

•repair, replacement, refunds, recall or seizure of our product;

•operating restrictions or partial suspension or total shutdown of production;

•delay or refusal of our requests for 510(k) clearance or premarket approval of new products or of new intended uses or modifications to our existing product;

•refusal to grant export approval for our products;

•withdrawing 510(k) clearances, CLIA waiver or premarket approvals that have already been granted; and

•criminal prosecution.

If the government initiated any of these enforcement actions, our business could be harmed.

We are required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or the QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products. The FDA must determine that the facilities which manufacture and assemble our products that are intended for sale in the United States, as well as the manufacturing controls and specifications for these products, are compliant with applicable regulatory requirements, including the QSR. The FDA enforces the QSR through periodic unannounced inspections. The FDA has not yet inspected our facilities, and we cannot assure you that we will pass any future FDA inspection. Our failure, or the failure of our suppliers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would significantly harm our available inventory and sales and cause our business to suffer.

If we are unable to fully comply with federal and state “fraud and abuse laws,” we could face substantial penalties, which may adversely affect our business, financial condition and results of operations.

We are subject to various laws pertaining to health care fraud and abuse, including the U.S. Anti- Kickback Statute, physician self-referral laws (the “Stark Law”), the U.S. False Claims Act, the U.S. False Statements Statute, the Physician Payment Sunshine Act, and state law equivalents to these U.S. federal laws, which may not be limited to government-reimbursed items and may not contain identical exceptions. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, civil and criminal penalties, damages, fines, exclusion from participation in U.S. federal and state health care programs, including Medicare and Medicaid, and the curtailment or restructuring of operations. Any action against us for violation of these laws could have a significant impact on our business. In addition, we are subject to the U.S. Foreign Corrupt Practices Act. Any action against us or our agents or distributors of this act could have a significant impact on our business.

We may face future product liability claims.

The testing, manufacturing, marketing and sale of therapeutic and diagnostic products entail significant inherent risks of allegations of product liability. Our use of the Axim Eye System and/or any of our products that are currently in development and commercial sale thereof could also expose us to liability claims. All of such claims might be made directly by patients, health care providers or others selling our products. We carry product liability insurance to cover certain claims that could arise during the commercial use of our products. We currently maintain product liability insurance with aggregate annual coverage limits of $2.0 million. Such coverage, and any coverage obtained in the future, may be inadequate to protect us in the event of successful product liability claims, and we may not increase the amount of such insurance coverage or even renew it. A successful product liability claim could materially harm our business. In addition, substantial, complex or extended litigation could result in the incurrence of large expenditures and the diversion of significant resources.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change in ways we may not anticipate because of:

•evolving customer needs;

•the introduction of new products and technologies; and

•evolving industry standards.

Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

•properly identify and anticipate customer needs;

•commercialize new products in a cost-effective and timely manner;

•manufacture and deliver products in sufficient volumes on time;

•obtain and maintain regulatory approval for such new products;

•differentiate our offerings from competitors’ offerings;

•achieve positive clinical outcomes; and

•provide adequate medical and/or consumer education relating to new products.

Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations. In addition, even if we successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We rely on a limited number of suppliers of each of the key components of the Axim Eye System and are vulnerable to fluctuations in the availability and price of our suppliers’ products and services.

We purchase each of the key components of the Axim Eye System from a limited number of third-party suppliers. Our suppliers may not provide the components or other products needed by us in the quantities requested, in a timely manner or at a price we are willing to pay. This is of particular concern currently due to global supply chain and inflationary pressures that companies in our fields have recently faced. In the event we are unable to renew our agreements with our suppliers or they become unable or unwilling to continue to provide important components in the required volumes and quality levels or in a timely and cost effective manner, or if regulations affecting the components change, we may be required to identify and obtain acceptable replacement supply sources. We may not be able to obtain alternative suppliers or vendors on a timely basis, or at all, which could disrupt or delay, or halt altogether, our ability to manufacture or deliver the Axim Eye System or our other products currently in development. If any of these events should occur, our business, financial condition, cash flows and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our results of operations.

We face intense competition in the markets for ophthalmic products and these markets are subject to rapid and significant technological change. We have numerous potential competitors in the United States and abroad. We face potential competition from industry participants marketing conventional technologies for the measurement of dry eye and other in-lab-testing technologies, and commercially available methods, such as the Schirmer Test and ocular surface staining. Many of our potential competitors have substantially more resources and a greater marketing scale than we do. If we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer.

We are heavily dependent on the success of our technologies and product candidates, and we cannot give any assurance that certain of our product candidates will receive regulatory approval, which is necessary before such products can be commercialized, or that we will be able to successfully commercialize those products that we have secured regulatory approval for or do not need further regulatory approval for.

To date, we have invested a significant portion of our efforts and financial resources in the acquisition and development of our product candidates. As an early stage biotechnology company that has recently made significant changes to its operations, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. Our future success is substantially dependent on our ability to successfully develop, obtain regulatory approval for (to the extent required), and then successfully commercialize our product candidates. Although we have secured FDA approval of our Axim Eye System, many of our product candidates are currently in preclinical development or in clinical trials. Our business depends entirely on the successful development and commercialization of our product candidates, which may never occur. We currently do not generate revenues from sales of any products, and we may not be able to develop or successfully commercialize our product candidates.

The successful development, and any commercialization, of our technologies and any product candidates would require us to successfully perform a variety of functions, including:

•seeking and obtaining intellectual property and/or proprietary rights to our technology and/or the technology of others;

•identifying, developing, manufacturing and commercializing product candidates;

•entering into successful licensing and other arrangements with product development partners;

•participating in regulatory approval processes, to the extent required;

•formulating and manufacturing products; and

•conducting sales and marketing activities.

Certain of our product candidates will require additional preclinical or clinical development; management of preclinical, clinical and manufacturing activities; regulatory approval in multiple jurisdictions; obtaining manufacturing supply; building of a commercial organization; and significant marketing efforts before we generate any revenues from product sales. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA, or comparable foreign regulatory authorities, and we may never receive such regulatory approval for such product candidates. In addition, certain of our product development programs contemplate the development of companion diagnostics. Companion diagnostics are subject to regulation as medical devices and must themselves be approved for marketing by the FDA, or certain other foreign regulatory agencies before we may commercialize our product candidates.

There can be no assurance that the product candidates we and our partners are developing for the detection of COVID-19 neutralizing antibodies will be granted an Emergency Use Authorization by the FDA. If no Emergency Use Authorization is granted or, once granted, it is terminated, we will be unable to sell our product candidates in the near future and will be required to pursue the drug approval process, which is lengthy and expensive.

On September 15, 2020, we announced the initial submission of an Emergency Use Authorization (“EUA”) to the FDA for our lateral flow diagnostic test kit for the detection of neutralizing antibodies in sera/plasma of patients who had previously had the SARS-CoV-2 virus. On December 15, 2020, we announced the submission of an amendment of the original EUA with additional testing data for our rapid diagnostic test.

On March 24, 2021, our manufacturing partner Empowered Diagnostics announced the initial submission of an EUA to the FDA for Immunopass, our rapid point-of-care lateral flow diagnostic test kit for the detection of neutralizing antibodies in whole blood of patients.

On January 2022, the FDA notified us that the priorities for testing had changed in favor of quantitative measurement of neutralizing antibodies Accordingly, the Company’s EUA for the qualitative test would no longer be considered.

We may also seek additional EUAs from the FDA for our other product candidates for the detection of antibodies and/or treatment of COVID-19 and the SARS-CoV-2 virus. If granted, the additional EUAs would allow us to market and sell additional product candidates without the need to pursue the lengthy and expensive drug approval process. There is no guarantee that we will be able to obtain any additional EUAs. Failure to obtain additional EUAs or the termination of such EUAs, if obtained, could adversely impact our business, financial condition and results of operations.

The Company is currently trying to sell the neutralizing antibody test for Research Use Only, which does not require FDA approval

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval from the FDA and comparable foreign authorities is unpredictable, but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies regulations, or the type and amount of clinical data necessary to gain approval, may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval our cancer and COVID-19 related product candidates, and it is possible that none these candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval. We have acquired the intellectual property and the exclusive global rights to market two FDA approved lateral flow assays which utilize a non-invasive, quantitative, point of care human tear test to aid in the diagnosis and selection of therapeutics for the treatment of eye diseases.

We may fail to receive regulatory approval for our product candidates for many reasons, including the following:

•the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

•the results of clinical trials may not meet the level of statistical significance required for approval by the FDA or comparable foreign regulatory authorities;

•the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a new drug application (“NDA”), a marketing authorization application (“MAA”) or other submission or to obtain regulatory approval in the U.S., or elsewhere;

•the data obtained from studies in one jurisdiction, such as the United States, may not be accepted by regulatory authorities in other jurisdictions, and certain jurisdictions may require data from studies conducted in their country in order to obtain regulatory approval;

•the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies;

•the FDA or comparable foreign regulatory authorities may fail to approve the companion diagnostics we contemplate developing with partners; and

•the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market our product candidates, which would significantly harm our business, results of operations and prospects.

Our product candidates may not receive regulatory approval even if our clinical trials are successful. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations. Even if we successfully obtain regulatory approvals to market one or more of our product candidates, our revenues will be dependent, in some instances, upon our collaborators’ ability to obtain regulatory approval of the companion diagnostics to be used with our product candidates, as well as the size of the markets in the territories for which we gain regulatory approval and have commercial rights. If the markets for patients that we are targeting for our product candidates are not as significant as we estimate, we may not generate significant revenues from sales of such products, if approved.

With respect to any of our product candidates for which we may receive regulatory approvals, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any FDA approval and any other regulatory approvals that we may receive for our product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase I, II, II and IV clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the FDA or a comparable foreign regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and cGCPs for any clinical trials that we conduct post-approval. The future discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•fines, warning letters or holds on clinical trials;

•refusal by the FDA to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

•product seizure or detention, or refusal to permit the import or export of products; and

•injunctions or the imposition of civil or criminal penalties.

The FDA’s policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

We will need to obtain FDA approval of any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business.

A pharmaceutical product cannot be marketed in the U.S. or other countries until we have completed rigorous and extensive regulatory review processes, including approval of a brand name. Any brand names we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office (the “PTO”). The FDA typically conducts a review of proposed product brand names, including an evaluation of potential for confusion with other product names. The FDA may also object to a product brand name if it believes the name inappropriately implies medical claims. If the FDA objects to any of our proposed product brand names, we may be required to adopt an alternative brand name for our product candidates. If we adopt an alternative brand name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product brand name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize our product candidates.

Our approach to the discovery and development of product candidates that target Nabs is unproven, and we do not know whether we will be able to develop any products of commercial value.

Diagnostic products targeting Nabs are emerging technologies and, consequently, it is conceivable that such technologies may ultimately fail to identify commercially viable products to treat human patients. Due to the unproven nature of Nabs, significant further research and development activities will be required. We may incur substantial costs in connection with such research and development activities and there is no guarantee that these activities will lead to the identification of commercially viable products.

We may expend our limited resources to pursue a particular product, product candidate or indication and fail to capitalize on products, product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

We are currently advancing product candidates for cancer, eye health and COVID-19. Simultaneously advancing more than one product candidates creates a significant strain on our limited human and financial resources. As a result, we may not be able to provide sufficient resources to any single product candidate to permit the successful development and commercialization of such product candidate, causing material harm to our business. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products.

If, due to our limited resources and access to capital, we prioritize development of certain product candidates that ultimately prove to be unsuccessful, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Results of our trials could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our trials could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Additionally, if we receive marketing approval for one or more of our product candidates, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•regulatory authorities may withdraw approvals of such products;

•regulatory authorities may require additional warnings on the label;

•we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•we could be sued and held liable for harm caused to patients; and

•our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate or for particular indications of a product candidate, if approved, and could significantly harm our business, results of operations and prospects.

We will rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully perform their contractual legal and regulatory duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party contract research organizations (“CROs”) to monitor and manage data for our ongoing preclinical and clinical programs. We rely on these parties for execution of our preclinical and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with current good clinical practices (“cGCP”), which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, and comparable foreign regulatory authorities for all of our product candidates in clinical development.

Regulatory authorities enforce these cGCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications or may not approve our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with cGCP regulations. In addition, our clinical trials must be conducted with product produced under current good manufacturing practices (“cGMP”) regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical, nonclinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

If we fail to comply with manufacturing regulations, our financial results and financial condition will be adversely affected.

We currently manufacture some of our preclinical materials in-house. In addition, we may enter into collaboration and license agreements with certain collaborators, pursuant to which we may, among other things, agree to carry out manufacturing of our collaborators’ material and product candidates. However, we only recently began manufacturing such materials and do not have significant prior experience manufacturing preclinical or product candidates. Before we can begin commercial manufacture of our or any potential collaborators’ materials or product candidates, regulatory authorities must approve marketing applications that identify manufacturing facilities operated by us or our contract manufacturers that have passed regulatory inspection and manufacturing processes that are acceptable to the regulatory authorities.

Due to the complexity of the processes used to manufacture our product candidates and our potential collaborators’ product candidates, we may be unable to continue to pass or initially pass federal or international regulatory inspections in a cost-effective manner. For the same reason, any potential third-party manufacturer of our product candidates may be unable to comply with cGMP regulations in a cost-effective manner and may be unable to initially or continue to pass a federal or international regulatory inspection.

If we, or third-party manufacturers with whom we contract, are unable to comply with manufacturing regulations, we may be subject to delay of approval of our product candidates, warning or untitled letters, fines, unanticipated compliance expenses, recall or seizure of our products, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions would adversely affect our financial results and financial condition.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, which include difficulties with production costs and yields, quality control and assurance and shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. The third-party manufacturers we may contract with may not perform as agreed or may terminate their agreements with us. Any of these factors could cause us to delay or suspend any future clinical trials, regulatory submissions, required approvals or commercialization of one or more of our drug candidates, entail higher costs and result in our being unable to effectively commercialize products.

Material necessary to manufacture product candidates may not be available on commercially reasonable terms, or at all, which may delay the development and commercialization of product candidates.

There are a limited number of suppliers for raw materials that we use to manufacture our products and product candidates and there may be a need to assess alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for clinical trials, and if approved, ultimately for commercial sale. We do not have any control over the process or timing of the acquisition of these raw materials by us. We typically do not have any agreements for the commercial production of these raw materials. Any significant delay in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to obtain or replace a third-party manufacturer could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates. If we are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates.

We may not be able to manufacture our products or product candidates in commercial quantities, which would prevent us from commercializing our products and product candidates.

We are largely dependent on our third-party manufacturers to conduct process development and scale-up work necessary to support greater clinical development and commercialization requirements for our products and product candidates. Carrying out these activities in a timely manner, and on commercially reasonable terms, is critical to the successful development and commercialization of our products and product candidates. We expect our third-party manufacturers are capable of providing sufficient quantities of our products and product candidates to meet anticipated clinical and full-scale commercial demands; however, if third parties with whom we currently work are unable to meet our supply requirements, we will need to secure alternate suppliers or face potential delays or shortages. While we believe that there are other contract manufacturers with the technical capabilities to manufacture our products and product candidates, we cannot be certain that identifying and establishing relationships with such sources would not result in significant delay or material additional costs.

If we are unable to successfully commercialize our products, our business, financial condition and results of operations will be materially and adversely affected.

We currently are currently building our sales and marketing organization. We currently anticipate that we may rely on third parties to sell our product candidates in the U.S. and/or in international markets. If we enter into arrangements with third parties to sell and market our products, we would likely receive less revenue than if we sold our products directly. In addition, although we would intend to use due diligence in monitoring the activities of our third-party sales and marketing partners, we may have little or no control over the sales efforts of those third parties. In the event we are unable to develop our own sales force or collaborate with third parties to sell our product candidates, we may not be able to successfully commercialize our product candidates, which would negatively impact our ability to generate revenue. In the event that we elect to market our own products, we will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire and train sales and marketing personnel.

Our failure to successfully discover, acquire, develop and market additional product candidates or approved products would impair our ability to grow.

As part of our growth strategy, we intend to develop and market additional products and product candidates. We are pursuing various therapeutic opportunities through our product pipeline. We may spend several years completing our development of any particular current or future internal product candidate, and failure can occur at any stage. The product candidates to which we allocate our resources may not end up being successful. In addition, because our internal research capabilities are limited, we may be dependent upon pharmaceutical and biotechnology companies, academic scientists and other researchers to sell or license products or technology to us. The success of this strategy depends partly upon our ability to identify, select, discover and acquire promising pharmaceutical product candidates and products. Failure of this strategy would impair our ability to grow.

The process of proposing, negotiating and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with us for the license or acquisition of product candidates and approved products. We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure. Moreover, we may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts. We may not be able to acquire the rights to additional product candidates on terms that we find acceptable, or at all.

In addition, future acquisitions may entail numerous operational and financial risks, including:

•disruption of our business and diversion of our management’s time and attention to develop acquired products or technologies;

•incurrence of substantial debt, dilutive issuances of securities or depletion of cash to pay for acquisitions;

•higher than expected acquisition and integration costs;

•difficulty in combining the operations and personnel of any acquired businesses with our operations and personnel;

•increased amortization expenses;

•impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership;

•impairment of our ability to obtain intellectual property rights or rights to commercialize additional product candidates, or increased cost to obtain such rights;

•inability to motivate key employees of any acquired businesses; and

•assumption of known and unknown liabilities.

Further, any product candidate that we acquire may require additional development efforts prior to commercial sale, including extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to risks of failure typical of pharmaceutical product development, including the possibility that a product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities.

Our commercial success depends upon us attaining significant market acceptance of our product candidates, if approved for sale, among physicians, patients, healthcare payors and major operators of cancer and other clinics.

Even if we obtain regulatory approval for our product candidates, the product may not gain market acceptance among ophthalmologists, physicians, health care payors, patients and the medical community, which are critical to commercial success. Market acceptance of any product candidate for which we receive approval depends on a number of factors, including:

•the efficacy and safety as demonstrated in clinical trials;

•the timing of market introduction of such product candidate as well as competitive products;

•the clinical indications for which the product candidate is approved;

•acceptance by ophthalmologists, physicians, major operators of cancer clinics and patients of the product candidate as a safe and effective treatment;

•the safety of such product candidate seen in a broader patient group, including its use outside the approved indications;

•the availability, cost and potential advantages of alternative treatments, including less expensive generic drugs;

•the availability of adequate reimbursement and pricing by third-party payors and government authorities;

•the product labeling or product insert required by the FDA or regulatory authority in other countries;

•the approval, availability, market acceptance and reimbursement for a companion diagnostic, if any;

•the prevalence and severity of adverse side effects; and

•the effectiveness of our sales and marketing efforts.

If any product candidate that we develop does not provide a treatment regimen that is as beneficial as, or is perceived as being as beneficial as, the current standard of care or otherwise does not provide patient benefit, that product candidate, if approved for commercial sale by the FDA or other regulatory authorities, likely will not achieve market acceptance. Our ability to effectively promote and sell any approved products will also depend on pricing and cost-effectiveness, including our ability to produce a product at a competitive price and our ability to obtain sufficient third-party coverage or reimbursement. If any product candidate is approved but does not achieve an adequate level of acceptance by ophthalmologists, physicians, patients and third-party payors, our ability to generate revenues from that product would be substantially reduced. In addition, our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources, may be constrained by FDA rules and policies on product promotion, and may never be successful.

If we cannot compete successfully against other biotechnology and pharmaceutical companies, we may not be successful in developing and commercializing our technology and our business will suffer.

The biotechnology and pharmaceutical industries are characterized by intense competition and rapid technological advances, both in the U.S. and internationally. In addition, the competition in the COVID-19 diagnostics and oncology markets, and other relevant markets, is intense. Even if we are able to develop our product candidates, each will compete with a number of existing and future product candidates developed, manufactured and marketed by others. Specifically, we will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have validated technologies with products already FDA-approved or in various stages of development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•developing product candidates and technologies generally;

•undertaking preclinical testing and clinical trials;

•obtaining FDA and other regulatory approvals of product candidates;

•formulating and manufacturing product candidates; and

•launching, marketing and selling product candidates.

Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. As a result, these companies may obtain regulatory approval more rapidly than we are able and may be more effective in selling and marketing their products as well. Smaller or early-stage pharmaceutical companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis drug products that are more effective or less costly than any drug candidate that we are currently developing or that we may develop. If approved, our product candidates will face competition from commercially available drugs as well as drugs that are in the development pipelines of our competitors and later enter the market.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our product candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA or other regulatory approval or discovering, developing and commercializing medicines before we do, which would have a material adverse impact on our business. If our technologies fail to compete effectively against third party technologies, our business will be adversely impacted.

We expect that our ability to compete effectively will depend upon our ability to:

•successfully and efficiently complete clinical trials and submit for and obtain all requisite regulatory approvals in a cost-effective manner;

•obtain and maintain a proprietary position for our products and manufacturing processes and other related product technology;

•attract and retain key personnel;

•develop relationships with physicians prescribing these products; and

•build an adequate sales and marketing infrastructure for our product candidates.

Because we will be competing against significantly larger companies with established track records, we will have to demonstrate that, based on experience, clinical data, side-effect profiles and other factors, our product candidates, if approved, are competitive with other products.

Healthcare reform measures could hinder or prevent our product candidates’ commercial success.

In both the U.S. and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. The U.S. government and other governments have shown significant interest in pursuing healthcare reform. In particular, the Medicare Modernization Act of 2003 revised the payment methodology for many products under the Medicare program in the U.S. This has resulted in lower rates of reimbursement. In 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), was enacted. The Healthcare Reform Law substantially changed the way healthcare is financed by both governmental and private insurers. Such government-adopted reform measures may adversely impact the pricing of healthcare products and services in the U.S. or internationally and the amount of reimbursement available from governmental agencies or other third-party payors.

There have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. For example, there have been public announcements by members of the U.S. Congress regarding their plans to repeal and replace the Healthcare Reform Law and Medicare, and the Biden administration has announced plans to amend and expand the scope of the Healthcare Reform Law. Although we cannot predict the ultimate content or timing of any healthcare reform legislation, potential changes resulting from any amendment, repeal, replacement or expansion of these programs, including any reduction in the future availability of healthcare insurance benefits, could adversely affect our business and future results of operations. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect the demand for any product candidates for which we may obtain regulatory approval, as well as our ability to set satisfactory prices for our products, to generate revenues, and to achieve and maintain profitability.

Failure to successfully validate, develop and obtain regulatory approval for companion diagnostics could harm our long-term development strategy.

As one of the key elements of our clinical development strategy, we seek to identify patients within a disease category or indication who may derive selective and meaningful benefit from the product candidates we are developing. As such, we plan to develop, or partner with third parties to develop, companion diagnostics to help us to more accurately identify patients within a particular category or indication, both during our clinical trials and in connection with the commercialization of certain of our product candidates.

Companion diagnostics are subject to regulation by the FDA and comparable foreign regulatory authorities as medical devices and require separate regulatory approval prior to commercialization. We and our collaborators may encounter difficulties in developing and obtaining approval for the companion diagnostics, including issues relating to selectivity/specificity, analytical validation, reproducibility or clinical validation. Any delay or failure by our collaborators to develop or obtain regulatory approval of the companion diagnostics could delay or prevent approval of our product candidates. In addition, our collaborators may encounter production difficulties that could constrain the supply of the companion diagnostics, and both they and we may have difficulties gaining acceptance of the use of the companion diagnostics in the clinical community. If such companion diagnostics fail to gain market acceptance, it would have an adverse effect on our ability to derive revenues from sales of our products. In addition, any diagnostic company with whom we contract may decide to discontinue selling or manufacturing the companion diagnostic that we anticipate using in connection with development and commercialization of our product candidates or our relationship with such diagnostic company may otherwise terminate. In such instances, we may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with the development and commercialization of our product candidates or do so on commercially reasonable terms, which could adversely affect and/or delay the development or commercialization of our product candidates.

We may seek to establish collaborations and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.

From time to time we may engage in efforts to enter into licensing, distribution and/or collaboration agreements with one or more pharmaceutical or biotechnology companies to assist us with development and/or commercialization of our other product candidates. If we are successful in entering into such agreements, we may not be able to negotiate agreements with economic terms similar to those negotiated by other companies. We may not, for example, obtain significant upfront payments, substantial royalty rates or milestones. If we fail to enter into any such agreements in a timely manner or at all, our efforts to develop and/or commercialize our product candidates may be undermined. In addition, if we do not raise funds through any such agreements, we will need to rely on other financing mechanisms, such as sales of debt or equity securities, to fund our operations. Such financing mechanisms, if available, may not be sufficient or timely enough to advance our programs forward in a meaningful way in the short-term.

We may not be successful in entering into additional collaborations as a result of many factors, including the following:

•competition in seeking appropriate collaborators;

•a reduced number of potential collaborators due to recent business combinations in the pharmaceutical industry;

•inability to negotiate collaborations on acceptable terms;

•inability to negotiate collaborations on a timely basis;

•a potential collaborator’s evaluation of our product or product candidates;

•a potential collaborator’s resources and expertise; and

•restrictions due to an existing collaboration agreement.

If we are unable to enter into collaborations, we may have to curtail the commercialization or the development of any product candidate on which we are seeking to collaborate, reduce or delay its development program or those for other of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to develop or commercialize our product candidates.

Even if we enter into collaboration agreements and strategic partnerships or license our intellectual property, we may not be able to maintain them or they may be unsuccessful, which could delay our timelines or otherwise adversely affect our business.

We, as well as any collaborators or licensees of our technologies and services, will not be able to commercialize our product candidates if preclinical studies do not produce successful results or clinical trials do not demonstrate safety and efficacy in humans.

Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and have an uncertain outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. We, as well as any licensees and collaborators, may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent the commercialization of product candidates based on our technologies, including the following:

•Preclinical or clinical trials may produce negative or inconclusive results, which may require additional preclinical testing, additional clinical trials or the abandonment of projects that we, our licensees or our collaborators expect to be promising. For example, promising animal data may be obtained about the anticipated efficacy of a product candidate and then human tests may not result in such an effect. In addition, unexpected safety concerns may be encountered that would require further testing even if the product candidate produced an otherwise favorable response in human subjects.

•Initial clinical results may not be supported by further or more extensive clinical trials. For example, we or a licensee may obtain data that suggest a desirable response from a product candidate in a small human study, but when tests are conducted on larger numbers of people, the same extent of response may not occur. If the response generated by a product candidate is too low or occurs in too few treated individuals, then the product candidate will have no commercial value.

•Enrollment in any of our or any of our licensees’ or collaborators’ clinical trials may be slower than projected, resulting in significant delays. The cost of conducting a clinical trial increases as the time required to enroll adequate numbers of human subjects to obtain meaningful results increases. Enrollment in a clinical trial can be a slower-than-anticipated process because of competition from other clinical trials, because the study is not of interest to qualified subjects, or because the stringency of requirements for enrollment limits the number of people who are eligible to participate in the clinical trial.

•We, our licensees or our collaborators might have to suspend or terminate clinical trials if the participating subjects are being exposed to unacceptable health risks. Animal tests do not always adequately predict potential safety risks to human subjects. The risk of any product candidate is unknown until it is tested in human subjects, and if subjects experience adverse events during the clinical trial, the trial may have to be suspended and modified or terminated entirely.

•Regulators or institutional review boards may suspend or terminate clinical research for various reasons, including safety concerns or noncompliance with regulatory requirements.

•Any regulatory approval ultimately obtained may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable.

•The effects of our technology-derived or technology-enhanced product candidates may not be the desired effects or may include undesirable side effects.

Significant clinical trial delays could allow our competitors to bring products to market before we, any of our licensees or our collaborators do and impair our ability to commercialize our technologies and product candidates based on our technologies. Poor clinical trial results or delays may make it impossible to license a product candidate or so reduce its attractiveness to prospective licensees that we will be unable to successfully develop and commercialize such a product candidate.

Because our development activities are expected to rely heavily on sensitive and personal information, an area which is highly regulated by privacy laws, we may not be able to generate, maintain or access essential patient samples or data to continue our research and development efforts in the future on reasonable terms and conditions, which may adversely affect our business.

Although we are not subject to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as we are neither a Covered Entity nor Business Associate (as defined in HIPAA and the Health Information Technology and Clinical Health Act (the “HITECH Act”)), we may have access to very sensitive data regarding patients whose tissue samples are used in our studies. This data will contain information that is personal in nature. The maintenance of this data is subject to certain privacy-related laws, which impose upon us administrative and financial burdens, and litigation risks. In the U.S., numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws and federal and state consumer protection laws govern the collection, use, disclosure and protection of health-related and other personal information. For instance, the rules promulgated by the Department of Health and Human Services under HIPAA create national standards to protect patients’ medical records and other personal information in the U.S. These rules require that healthcare providers and other covered entities obtain written authorizations from patients prior to disclosing protected health care information of the patient to companies. If the patient fails to execute an authorization or the authorization fails to contain all required provisions, then we will not be allowed access to the patient’s information and our research efforts can be substantially delayed. Furthermore, use of protected health information that is provided to us pursuant to a valid patient authorization is subject to the limits set forth in the authorization (i.e., for use in research and in submissions to regulatory authorities for product approvals). As such, we are required to implement policies, procedures and reasonable and appropriate security measures to protect individually identifiable health information we receive from covered entities, and to ensure such information is used only as authorized by the patient. Any violations of these rules by us could subject us to civil and criminal penalties and adverse publicity and could harm our ability to initiate and complete clinical trials required to support regulatory applications for our product candidates. In addition, HIPAA does not replace federal, state, or other laws that may grant individuals even greater privacy protections.

California recently enacted the California Consumer Privacy Act (“CCPA”), which creates new individual privacy rights for California consumers and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA went into effect on January 1, 2020, and beginning July 1, 2020, the California Attorney General may bring enforcement actions for violations. The CCPA, among other things, requires covered companies to provide disclosures to California consumers concerning the collection and sale of personal information, and will give such consumers the right to opt-out of certain sales of personal information. The CCPA may increase our company's compliance costs and potential liability, and we cannot yet predict the impact of the CCPA on our business.

International data protection laws, including Regulation 2016/679, known as the General Data Protection Regulation (“GDPR”), may also apply to health-related and other personal information obtained outside of the United States. The GDPR went into effect on May 25, 2018. The GDPR strengthened data protection requirements in the European Union, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous new requirements for the collection, use, storage and disclosure of personal information, including more stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive new internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information, including the right to access, correct and delete their data. In addition, the GDPR includes restrictions on cross-border data transfers. The GDPR increased our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Further, the United Kingdom’s exit from the European Union, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated.

Failure to comply with data protection laws and regulations could result in government enforcement actions, which may involve civil and criminal penalties, private litigation and/or adverse publicity and could negatively affect our operating results and business. Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

We can provide no assurance that future legislation will not prevent us from generating or maintaining personal data or that patients will consent to the use of their personal information, either of which may prevent us from undertaking or publishing essential research. These burdens or risks may prove too great for us to reasonably bear and may adversely affect our ability to achieve profitability or maintain profitably in the future.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities may involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. We do not currently maintain hazardous materials insurance coverage. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially harm our business.

If we are unable to retain and recruit qualified scientists and advisors, or if any of our key executives, key employees or key consultants discontinues his or her employment or consulting relationship with us, it may delay our development efforts or otherwise harm our business.

We may not be able to attract or retain qualified management and scientific and clinical personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses, particularly in the San Diego, California area. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the successful development of any product candidates, our ability to raise additional capital and our ability to implement our overall business strategy. In addition, our CMO operations will depend, in part, on our ability to attract and retain an appropriately skilled and sufficient workforce to operate our development and manufacturing facilities. The facilities are located in a growing biotechnology hub and competition for skilled workers will continue to increase as the industry undergoes further growth in the area.

We are highly dependent on key members of our management and scientific staff, especially John W. Huemoeller II., Chairman of the Board, Chief Executive Officer and President, Catalina Valencia, Sapphire’s Chief Executive Officer, and Sergei Svarovsky, our Chief Science Officer. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel. The loss of any of our executive officers, key employees or key consultants and our inability to find suitable replacements could impede the achievement of our research and development objectives, and potentially harm our business, financial condition and prospects. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future is critical to our success. We may be unable to attract and retain personnel on acceptable terms given the competition among biotechnology, biopharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists. Certain of our current officers, directors, scientific advisors and/or consultants or certain of the officers, directors, scientific advisors and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors and/or consultants of other biopharmaceutical or biotechnology companies. We do not maintain “key man” insurance policies on any of our officers or employees. All of our employees are employed “at will” and, therefore, each employee may leave our employment at any time.

We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for a limited number of qualified personnel among biopharmaceutical, biotechnology, pharmaceutical and other businesses. Many of the other pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we have to offer. If we are unable to continue to attract and retain high quality personnel, the rate and success at which we can develop and commercialize product candidates will be limited.

We plan to grant stock options or other forms of equity awards in the future as a method of attracting and retaining employees, motivating performance and aligning the interests of employees with those of our stockholders. If we are unable to implement and maintain equity compensation arrangements that provide sufficient incentives, we may be unable to retain our existing employees and attract additional qualified candidates. If we are unable to retain our existing employees, including qualified scientific personnel, and attract additional qualified candidates, our business and results of operations could be adversely affected.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with federal and state health-care fraud and abuse laws and regulations, comply with laws and regulations (including, but not limited to the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1 (“FCPA”)) and internal policies restricting payments to government agencies and representatives, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the U.S., our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, our proposed sales, marketing and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

•federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent;

•HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

•HIPAA, as amended by the HITECH Act, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

•state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk for the commercialization of any products, including SPX-009. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates, if approved. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•decreased demand for our product candidates or products that we may develop;

•injury to our reputation;

•withdrawal of clinical trial participants;

•initiation of investigations by regulators;

•restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market or voluntary or mandatory product recalls;

•costs to defend the related litigation;

•a diversion of management’s time and our resources;

•substantial monetary awards to trial participants or patients;

•product recalls, withdrawals or labeling, marketing or promotional restrictions;

•loss of revenues from product sales; and

•the inability to commercialize our product candidates.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We currently carry product liability insurance and errors and omissions insurance that we believe is appropriate for our company. Although we maintain product liability insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have insufficient or no coverage. If we have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, we may not have, or be able to obtain, sufficient capital to pay such amounts. In addition, insurance coverage is becoming increasingly expensive, and we may not be able to maintain insurance coverage at a reasonable cost. We also may not be able to obtain additional insurance coverage that will be adequate to cover product liability risks that may arise. Consequently, a product liability claim may result in losses that could be material to our business, financial condition and results of operations.

We will need to increase the size of our company and may not effectively manage our growth.

Our success will depend upon growing our business and our employee base. Over the next 12 months, we plan to add additional employees to assist us with research and development and our commercialization efforts. Our future growth, if any, may cause a significant strain on our management, and our operational, financial and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial and management systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management systems could have a material adverse effect on our business, financial condition, and results of operations.

Drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is risky and uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. It is not uncommon for companies in the pharmaceutical industry to suffer significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our future clinical trial results may not be successful.

This drug candidate development risk is heightened by any changes in the planned clinical trials compared to the completed clinical trials. As product candidates are developed through preclinical to early and late-stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late-stage clinical trials, approval and commercialization, such changes do carry the risk that they will not achieve these intended objectives.

In the event we are able to conduct a pivotal clinical trial of a product candidate, the results of such trial may not be adequate to support marketing approval. Because our product candidates are intended for use in life-threatening diseases, in some cases we ultimately intend to seek marketing approval for each product candidate based on the results of a single pivotal clinical trial. As a result, these trials may receive enhanced scrutiny from the FDA. For any such pivotal trial, if the FDA disagrees with our choice of primary endpoint or the results for the primary endpoint are not robust or significant relative to control, are subject to confounding factors, or are not adequately supported by other study endpoints, including possibly overall survival or complete response rate, the FDA may refuse to approve an NDA, Biologics License Application or other application for marketing based on such pivotal trial. The FDA may require additional clinical trials as a condition for approving our product candidates.

Interim “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim “top-line” or preliminary data from our clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Preliminary or interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment and dosing continues and more patient data become available. Preliminary or interim data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business, financial condition and results of operations.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. Data disclosures must be carefully managed to conform to limitations on preapproval promotion and laws related to clinical trial registration and posting of results. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular drug, product, product candidate or our business. If the top-line data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition and results of operations.

Any disruption in our research and development facilities could adversely affect our business, financial condition and results of operations.

Our principal executive offices, which house our research and development programs, are in San Diego, California. Our facilities may be affected by natural or man-made disasters. Earthquakes are of particular significance since our facilities are located in an earthquake-prone area. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fires, floods and similar events. If our facilities are affected by a natural or man-made disaster, we may be forced to curtail our operations and/or rely on third-parties to perform some or all of our research and development activities. Although we believe we possess adequate insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. In the future, we may choose to expand our operations in either our existing facilities or in new facilities. If we expand our worldwide manufacturing locations, there can be no assurance that this expansion will occur without implementation difficulties, or at all.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, cybersecurity attacks or hacking, natural disasters, terrorism, war and telecommunication and electrical failures. In addition, as a result of the COVID-19 pandemic, we may face increased cybersecurity risks due to our reliance, and the reliance of our CROs, contractors and consultants reliance, on internet technology and the number of our employees, and employees of our CROs, contractors and consultants, who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, damage to our reputation, suffer loss or harm to our intellectual property rights and the further research, development and commercial efforts of our products and product candidates could be delayed. If we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, whether arising out of cybersecurity matters, or from some other matter, that claim could have a material adverse effect on our results of operations.

Further, a cybersecurity attack, data breach or privacy violation that leads to disclosure or modification of, or prevents access to, patient information, including personally identifiable information or protected health information, could harm our reputation, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, require us to verify the correctness of database contents and otherwise subject us to liability under laws and regulations that protect personal data, resulting in increased costs or loss of revenue. Portions of our information technology systems may experience interruptions, delays or cessations of service or produce errors in connection with ongoing systems implementation work. Cybersecurity attacks in particular are evolving and include, but are not limited to, threats, malicious software, ransom ware, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, misappropriation of confidential or otherwise protected information and corruption of data. If we are unable to prevent such cybersecurity attacks, data security breaches or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, and we may suffer loss of reputation, financial loss and other regulatory penalties because of lost or misappropriated information, including sensitive patient data. In addition, these breaches and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm of the type described above.

Comprehensive tax reform legislation could adversely affect our business and financial condition.

Our effective income tax rate in the future could be adversely affected by a number of factors, including: changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the outcome of income tax audits in various jurisdictions. We regularly assess all of these matters to determine the adequacy of its tax provision, which is subject to significant discretion.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), new regulations promulgated by the SEC and rules promulgated by the national securities exchanges. The Dodd-Frank Act, enacted in July 2010, expanded federal regulation of corporate governance matters and imposes requirements on public companies to, among other things, provides stockholders with a periodic advisory vote on executive compensation and also adds compensation committee reforms and enhanced pay-for-performance disclosures. While some provisions of the Dodd-Frank Act were effective upon enactment, others have been and will be implemented upon the SEC’s adoption of related rules and regulations. The scope and timing of the adoption of such rules and regulations is uncertain and, accordingly, the cost of compliance with the Dodd-Frank Act is also uncertain. Areas subject to potential change, amendment or repeal include the Dodd-Frank Act, including § 619 (12 U.S.C. § 1851) known as the Volcker Rule and various swaps and derivatives regulations, the authority of the Federal Reserve and the Financial Stability Oversight Council, and renewed proposals to separate banks’ commercial and investment banking activities.

These new or changed laws, regulations and standards are, or will be, subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Members of our board of directors and our principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. If the actions we take in our efforts to comply with new or changed laws, regulations and standards differ from the actions intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

Risks Related to Acquisitions

We have acquired, and may in the future acquire, assets, businesses and technologies as part of our business strategy. If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our operating results and the value of our common stock.

As part of our business strategy, we may acquire, enter into joint ventures with, or make investments in complementary or synergistic companies, services, and technologies in the future. Acquisitions and investments involve numerous risks, including without limitation:

•difficulties in identifying and acquiring products, technologies, proprietary rights or businesses that will help our business;

•difficulties in integrating operations, technologies, services, and personnel;

•diversion of financial and managerial resources from existing operations;

•the risk of entering new development activities and markets in which we have little to no experience;

•risks related to the assumption of known and unknown liabilities;

•risks related to our ability to raise sufficient capital to fund additional operating activities; and

•the issuance of our securities as partial or full payment for any acquisitions and investments could result in material dilution to our existing stockholders.

As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, we may incur costs in excess of what we anticipate, and management resources and attention may be diverted from other necessary or valuable activities.

Any acquisitions we make could disrupt our business and seriously harm our financial condition.

We have in the past made (and may, from time to time, consider) acquisitions of complementary companies, products or technologies. Acquisitions involve numerous risks, including difficulties in the assimilation of the acquired businesses, the diversion of our management’s attention from other business concerns and potential adverse effects on existing business relationships. In addition, any acquisitions could involve the incurrence of substantial additional indebtedness. We cannot assure you that we will be able to successfully integrate any acquisitions that we pursue or that such acquisitions will perform as planned or prove to be beneficial to our operations and cash flow. Any such failure could seriously harm our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

Our ability to protect our intellectual property rights will be critically important to the success of our business, and we may not be able to protect these rights in the U.S. or abroad.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our product candidates, methods, processes and other technologies, to prevent third parties from infringing on our proprietary rights, exclude others from using our technology and to operate without infringing upon the proprietary rights of third parties. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our proprietary position by maintaining trade secrets and by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. The first of the patent applications related to our ongoing business operations was issued in 2020, and we continue to file additional patent applications for our product candidates and technology.

We have commenced generating a patent portfolio to protect each product candidate in our pipeline. However, the patent position of biopharmaceutical companies involves complex legal and factual questions, and therefore we cannot predict with certainty whether any patent applications that we have filed or that we may file in the future will be approved, will cover our products or product candidates or that any resulting patents will be enforced. In addition, third parties may challenge, seek to invalidate, limit the scope of or circumvent any of our patents, once they are issued. Thus, any patents that we own or license from third parties or joint venture or development partners may not provide any protection against competitors. Any patent applications that we have filed or that we may file in the future, or those we may license from third parties or joint venture or development partners, may not result in patents being issued. Moreover, disputes between our licensing or joint development partners and us may arise over license scope, or ownership, assignment, inventorship and/or rights to use or commercialize patent or other proprietary rights, which may adversely impact our ability to obtain and protect our proprietary technology and products. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies or products.

In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the U.S. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the PTO and various foreign patent offices at various points over the lifetime of our patents and/or applications. We have systems in place to remind us to pay these fees, and we rely on our outside counsel or service providers to pay these fees when due. Additionally, the PTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business. In addition, we are responsible for the payment of patent fees for patent rights that we have licensed from other parties. If any licensor of these patents does not itself elect to make these payments, and we fail to do so, we may be liable to the licensor for any costs and consequences of any resulting loss of patent rights.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming and divert the time and attention of our management and scientific personnel. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

Our long-term success depends on intellectual property protection; if our intellectual property rights are invalidated or circumvented, our business will be adversely affected.

Our long-term success depends on our ability to continually discover, develop and commercialize innovative new pharmaceutical products. Without strong intellectual property protection, we may be unable to generate the returns necessary to support the enormous investments in research and development and capital as well as other expenditures required to bring new drugs to the market and for commercialization.

Intellectual property protection varies throughout the world and is subject to change over time. In the U.S., for small molecule drug products, such as SPX-009 (which is held by our subsidiary, Sapphire), the Hatch-Waxman Act provides generic companies powerful incentives to seek to invalidate our pharmaceutical patents. As a result, we expect that our U.S. patents on major pharmaceutical products will be routinely challenged, and there can be no assurance that our patents will be upheld. We face generic manufacturer challenges to our patents outside the U.S. as well. In addition, competitors or other third parties may claim that our activities infringe patents or other intellectual property rights held by them. If successful, such claims could result in our being unable to market a product in a particular territory or being required to pay damages for past infringement or royalties on future sales.

If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel and our consultants and advisors, as well as our licensors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, or prior to seeking patent protection, we rely on trade secret protection and confidentiality agreements. Unlike some of our competitors, in addition to certain manufacturing processes, we maintain our proprietary libraries for ourselves as trade secrets. To this end, we require all our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer. Moreover, our third-party licensing partners may retain rights in some of our proprietary or joint trade secrets, know-how, patented inventions or other proprietary information, including rights to sublicense and rights of publication, which may adversely impact our ability to obtain patents and protect trade secrets, know-how or other proprietary information. In addition, the U.S. government may retain rights in some of our patents or other proprietary information.

In addition, many of the formulations used and processes developed by us in manufacturing any of our collaborators’ products are subject to trade secret protection, patents or other intellectual property protections owned or licensed by such collaborator. While we make significant efforts to protect our collaborators’ proprietary and confidential information, including requiring our employees to enter into agreements protecting such information, if any of our employees breaches the non-disclosure provisions in such agreements, or if our collaborators make claims that their proprietary information has been disclosed, our reputation may suffer damage and we may become subject to legal proceedings that could require us to incur significant expenses and divert our management’s time, attention and resources.

Claims that we infringe upon the rights of third parties may give rise to costly and lengthy litigation, and we could be prevented from selling products, forced to pay damages, and defend against litigation.

Third parties may assert patent or other intellectual property infringement claims against us or our strategic partners or licensees with respect to our technologies and product candidates or potential product candidates. If our products, methods, processes and other technologies infringe upon the proprietary rights of other parties, we could incur substantial costs and we may have to:

•obtain licenses, which may not be available on commercially reasonable terms, if at all, and may be non-exclusive, thereby giving our competitors access to the same intellectual property licensed to us;

•redesign our products or processes to avoid infringement;

•stop using the subject matter validly claimed in the patents held by others;

•pay damages; and

•defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit brought against us or our strategic partners or licensees, we or our strategic partners or licensees may be forced to stop or delay developing, manufacturing or selling technologies, product candidates or potential products that are claimed to infringe a third party’s intellectual property unless that party grants us or our strategic partners’ or licensees’ rights to use its intellectual property. Ultimately, we may be unable to develop some of our technologies or potential products or may have to discontinue development of a product candidate or cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

In addition, our collaborators’ products may be subject to claims of intellectual property infringement and such claims could materially affect our business if their products cease to be manufactured and they have to discontinue the use of the infringing technology which we may provide. Any of the foregoing could affect our ability to compete or could have a material adverse effect on our business, financial condition and results of operations.

Our position as a relatively small company may cause us to be at a significant disadvantage in defending our intellectual property rights and in defending against infringement claims by third parties.

Litigation relating to the ownership and use of intellectual property is expensive, and our position as a small company in an industry dominated by very large companies may cause us to be at a significant disadvantage in defending our intellectual property rights and in defending against claims that our technology infringes or misappropriates third party intellectual property rights. However, we may seek to use various post-grant administrative proceedings, including new procedures created under the America Invents Act, to invalidate potentially overly-broad third party rights. Even if we can defend our position, the cost of doing so may adversely affect our ability to grow, generate revenue or become profitable. In the course of the ongoing litigation or any future additional litigation to which we may be subject, we may not be able to protect our intellectual property at a reasonable cost, or at all. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities or otherwise affect our legal, contractual or intellectual property rights, which could have a significant adverse effect on our business.

Third-party claims of intellectual property infringement may prevent or delay our drug discovery and development efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including PTO administrative proceedings, such as inter partes reviews, and reexamination proceedings before the PTO or oppositions and revocations and other comparable proceedings in foreign jurisdictions. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others.

Despite safe harbor provisions, third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents, of which we are currently unaware, with claims to materials, formulations, methods of doing research or library screening, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent published applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtain a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license, limit our uses, or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, cease marketing our products or developing our product candidates, limit our uses, pay royalties or redesign our infringing product candidates, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our product candidates throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

If we breach any of the agreements under which we license commercialization rights to our product candidates from third parties, we could lose license rights that are important to our business.

We license the use, development and commercialization rights for some of our product candidates and may enter into similar licenses in the future. Under each of our existing license agreements we are subject to commercialization and development, diligence obligations, milestone payment obligations, royalty payments and other obligations. If we fail to comply with any of these obligations or otherwise breach our license agreements, our licensing partners may have the right to terminate the license in whole or in part.

Generally, the loss of any one of our current licenses or other licenses in the future could materially harm our business, prospects, financial condition and results of operations.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•Others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

•We or our licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

•We or our licensors or strategic partners might not have been the first to file patent applications covering certain of our inventions;

•Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•Our pending patent applications may not lead to issued patents;

•Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•We may not develop additional proprietary technologies that are patentable; and

•The patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.

Risks Related to Ownership of Our Common Stock

The market price of our common stock may fluctuate significantly, and investors in our common stock may lose all or a part of their investment.

The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. For example, from January 1, 2021 to December 31, 2021, our closing stock price ranged from $0.24 to $1.22 per share. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•actual or anticipated adverse results or delays in our clinical trials;

•our failure to commercialize our product candidates, if approved;

•unanticipated serious safety concerns related to the use of any of our product candidates;

•adverse regulatory decisions;

•changes in laws or regulations applicable to our product candidates, including but not limited to clinical trial requirements for approvals;

•legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our product candidates, government investigations and the results of any proceedings or lawsuits, including, but not limited to, patent or stockholder litigation;

•our decision to initiate a clinical trial, not initiate a clinical trial or to terminate an existing clinical trial;

•our dependence on third parties, including CROs;

•announcements of the introduction of new products by our competitors;

•market conditions in the pharmaceutical and biotechnology sectors;

•announcements concerning product development results or intellectual property rights of others;

•future issuances of common stock or other securities;

•the addition or departure of key personnel;

•failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

•actual or anticipated variations in quarterly operating results;

•our failure to meet or exceed the estimates and projections of the investment community;

•overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•conditions or trends in the biotechnology and biopharmaceutical industries;

•introduction of new products offered by us or our competitors;

•announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•issuances of debt or equity securities;

•sales of our common stock by us or our stockholders in the future;

•trading volume of our common stock;

•ineffectiveness of our internal controls;

•publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•failure to effectively integrate the acquired companies’ operations;

•general political and economic conditions;

•effects of natural or man-made catastrophic events;

•effects of public health crises, pandemics and epidemics, such as the COVID-19 pandemic; and

•other events or factors, many of which are beyond our control.

Further, the equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock might worsen if the trading volume of our common stock is low. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our common stock.

We have never paid cash dividends and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. We currently anticipate that we will re-invest any funds that we receive into the business to further our business strategy, and not to pay dividends. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the common stock price appreciates.

A sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, including shares issued in connection with the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock markets have from time-to-time experienced significant price and volume fluctuations that have affected the market prices for the common stock of biotechnology and biopharmaceutical companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of our securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•variations in the level of expenses related to our development programs;

•the addition or termination of clinical trials;

•any intellectual property infringement lawsuit in which we may become involved;

•regulatory developments affecting our product candidates; and

•our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our common stock to fluctuate substantially.

Existing stockholders’ interest in us may be diluted by additional issuances of equity securities and raising funds through acquisitions, lending and licensing arrangements may restrict our operations or require us to relinquish proprietary rights.

We may issue additional equity securities to fund future expansion and pursuant to equity incentive or employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as our common stock or, alternatively, may have dividend, liquidation or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

If we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish potentially valuable rights to our product candidates, potential products or proprietary technologies, or grant licenses on terms that may not be favorable to us. If adequate funds are not available, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and we may be required to delay, significantly curtail or eliminate the development of our product candidates.

Our investors could experience substantial dilution of their investments as a result of subsequent exercises of our outstanding options, including the CEO Performance Award, or the grant of future equity awards by us.

As of December 31, 2021, 10 million shares of our common stock were authorized for issuance under our 2015 Stock Incentive Plan, of which 8,094,046  shares of our common stock were subject to options outstanding at such date at a weighted-average exercise price of $0.36 per share. To the extent outstanding options are exercised, our existing stockholders may incur dilution.

We rely on equity awards to motivate current employees and to attract new employees. The grant of future equity awards by us to our employees and other service providers may further dilute our stockholders.

Our directors and executive officers own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in your best interests or those of our other stockholders.

As of December 31, 2021, our directors and executive officers beneficially owned, in the aggregate, approximately 52.77% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert significant influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Our articles of incorporation, as amended, and bylaws provide for indemnification of officers and directors at our expense and limits their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of our officers and/or directors.

Our articles of incorporation, as amended, bylaws and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recover.

We have issued Preferred Stock.

Our articles of incorporation, as amended, authorize the issuance of up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. As of December 31, 2021, of the 5,000,000 preferred shares authorized: (i) 1,000,000 shares were designated as Series A Convertible Preferred Stock, of which none were issued and outstanding, (ii) 500,000 shares were designated as Series B Convertible Preferred Stock, of which none were issued and outstanding, and (iii) 500,000 shares were designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), of which 500,000 shares were issued and outstanding. The holders of our Series C Preferred Stock have voting control of the Company. Our Board of Directors is empowered, without stockholder approval, to designate and issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. The issuance of additional shares of preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus may contain certain “forward-looking” statements as such term is defined by the Securities and Exchange Commission in its rules, regulations and releases, which represent the registrant’s expectations or beliefs, including but not limited to, statements concerning the registrant’s operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “continue,” “could,” “should,” or “will” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the registrant’s control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the company and its subsidiaries, volatility of stock price, commercial viability of our product candidates and any other factors discussed in this and other registrant filings with the Securities and Exchange Commission.

These risks and uncertainties and other factors include, but are not limited to those listed in the “Risk Factors” section of this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

The forward-looking statements included in this prospectus include, among other things, statements regarding:

•availability of capital to satisfy our working capital requirements;

•our current and future capital requirements and our ability to raise additional funds to satisfy our capital needs;

•accuracy of our estimates regarding expense, future revenue and capital requirements, including the level of expenses related to our preclinical and clinical development programs;

•our ability to continue operating as a going concern;

•we have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future as we continue research and development of our products and product candidates;

•regulatory or legal developments in the United States and other countries;

•results of our pre-clinical and clinical trials, as well as regulatory approval of our product candidates, both in the United States and in other countries;

•the performance of our third-party contract research organization(s) and other third-party non-clinical and clinical development collaborators and regulatory service providers;

•the size of the potential markets for our products and product candidates, market acceptance of our products and products candidates, and our ability to serve those markets;

•the success of competing products and product candidates in development by others that are or become available for the indications that we are pursuing;

•developments or disputes concerning patent applications, issued patents or other proprietary rights;

•potential acquisitions or other strategic transactions;

•the impact of the coronavirus (COVID-19) epidemic on our operations, and current and planned clinical trials, including, but not limited to delays in clinical trial recruitment and participation; and

•other risks and uncertainties, including those listed in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholder. However, we will receive proceeds from the sales, if any, of shares of our common stock to Cross under the Equity Purchase Agreement. Cross has committed to purchase up to $30,000,000 worth of shares of our common stock over a period of time terminating on the earlier of the date on which Cross shall have purchased an aggregate of $30,000,000 shares of common stock under the Equity Purchase Agreement or July 14, 2025. See the section of this prospectus entitled “The Offering” for additional information regarding the terms of the Equity Purchase Agreement.

We intend to use the net proceeds, if any, from the sale and issuance of shares to Cross under the Equity Purchase Agreement for working capital and general corporate purposes, including, without limitation, development of our product candidates and general and administrative expenses, or for other purposes that our board of directors, in its good faith, deems to be in the best interest of the Company. Our management will have broad discretion as to the allocation of the net proceeds from the sale and issuance of shares to Cross under the Equity Purchase Agreement, and could use them for purposes other than those contemplated at the time of commencement of this offering. We have agreed to bear the expenses relating to the registration of the offer and resale by the selling stockholder of the shares of our common stock being offered under this prospectus.

THE OFFERING

The selling stockholder may offer and resale of up to 26,457,892 shares of our common stock, par value $0.0001 per share, pursuant to this prospectus. All of such shares represent shares that Cross has agreed to purchase from us pursuant to the terms and conditions of the Equity Purchase Agreement, which are described below.

Equity Purchase Agreement with Cross & Company

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $30,000,000 worth of shares of our common stock to Cross. Unless terminated earlier, Cross’ purchase commitment will automatically terminate on the earlier of the date on which Cross shall have purchased an aggregate of $30,000,000 shares of common stock under the Equity Purchase Agreement or July 14, 2025 We have no obligation to sell any shares of common stock under the Equity Purchase Agreement. This arrangement is also sometimes referred to herein as the “Equity Line.”

As provided in the Equity Purchase Agreement, we may require Cross to purchase shares of our common stock from time to time by delivering a put notice to Cross specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. We may determine the Investment Amount, provided that such amount may not be more than 500% of the average daily trading volume in dollar amount for our common stock during the 5 trading days preceding the date on which we deliver the applicable put notice, unless waived by Cross in its sole discretion. Additionally, such amount may not be lower than $10,000 or higher than $1,000,000. Cross will have no obligation to purchase shares under the Equity Line to the extent that such purchase would cause Cross to own more than 4.99% of our issued and outstanding shares of common stock.

For each share of the our common stock purchased under the Equity Line, Cross will pay a purchase price equal to 87.5% of the “Market Price,” which is defined as the lowest closing traded price on the OTCQB Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the “Put Date,” or the date that a put notice is delivered to Cross (the “Pricing Period”). On the settlement date, Cross will purchase the applicable number of shares, subject to satisfaction of customary closing conditions, including, without limitation, a requirement that a registration statement remain effective registering the resale by Cross of the shares to be issued under the Equity Line. The Equity Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.

The Equity Purchase Agreement contains covenants, representations and warranties of us and Cross that are typical for transactions of this type. In addition, we and Cross have granted each other customary indemnification rights in connection with the Equity Purchase Agreement. The Equity Purchase Agreement may be terminated by us at any time.

In connection with the Equity Purchase Agreement, we agreed to prepare and file a registration statement registering the resale by Cross of those shares of our common stock to be issued under the Equity Line. In accordance with this obligation, on July 1, 2022, we filed the registration statement of which this prospectus is a part, registering the resale by Cross of up to 26,457,892 shares that may be issued and sold to Cross under the Equity Line.

The 26,457,892 shares of our common stock being offered pursuant to this prospectus by Cross will represent approximately 29.09% of the shares of our common stock issued and outstanding and held by non-affiliates of our Company and 16.16% of all of the shares of our common stock issued and outstanding overall as of the date of this prospectus, assuming the offering is fully subscribed.

The foregoing description of the terms of the Equity Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the agreement itself, a copy of which is filed as herewith and incorporated into this prospectus by reference. The benefits and representations and warranties set forth in Equity Purchase Agreement is not intended to and does not constitute continuing representations and warranties of the Company or any other party to persons not a party thereto.

We intend to periodically sell shares of our common stock to Cross under the Equity Purchase Agreement and Cross may, in turn, sell such shares to investors in the market at the market price or at negotiated prices. This may cause our stock price to decline, which would require us to issue increasing numbers of our common shares to Cross in order to raise the intended amount of funds.

Likelihood of Accessing the Full Amount of the Equity Line

Notwithstanding that the Equity Line is in an amount of $30,000,000, we anticipate that the actual likelihood that we will be able access the full amount of the Equity Line is low due to several factors, including that our ability to access the Equity Line is impacted by our average daily trading volume, which may limit the maximum dollar amount of each put we deliver to Cross, and the share price of our common stock. Our use of the Equity Line will continue to be limited and restricted if our share trading volume and/or the market price of our stock continue at their current levels or decrease further in the future from the volume and stock prices reported over the past year. Our ability to issue shares in excess of the 26,457,892 shares covered by the registration statement of which this prospectus is a part will be subject to our filing a subsequent registration statement with the SEC and the SEC declaring it effective.

Accordingly, because our ability to deliver puts to Cross under the Equity Purchase Agreement is subject to a number of conditions, there is no guarantee that we will receive all or any portion of the $30,000,000 that is available to us under the Equity Line.

PLAN OF DISTRIBUTION

The selling stockholder or its permitted transferees may, from time to time, sell any or all of shares of our common stock covered by this prospectus on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•a combination of any such methods of sale; or

•any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, provided such amounts are in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholder and/or the purchasers.

Cross is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because Cross is an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Although Cross has agreed not to enter into any “short sales” of our common stock, sales after delivery of a put notice of a number of shares reasonably expected to be purchased under a put notice shall not be deemed a “short sale.” Accordingly, Cross may enter into arrangements it deems appropriate with respect to sales of shares of our common stock after it receives a put notice under the Equity Purchase Agreement so long as such sales or arrangements do not involve more than the number of put shares reasonably expected to be purchased by Cross under such put notice.

SELLING STOCKHOLDER

This prospectus covers the resale by the selling stockholder or its permitted transferees of 26,457,892 shares of our common stock that may be sold and issued by us to Cross under the Equity Purchase Agreement. Cross is an “underwriter” within the meaning of the Securities Act in connection with its resale of our common stock pursuant to this prospectus. The selling stockholder has not had any position or office, or other material relationship with us or any of our affiliates over the past three years. The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholder as of July 13, 2022 and the number of shares of our common stock being offered pursuant to this prospectus.

Name of selling stockholder	Number of shares of common stock beneficially owned as of the date of this prospectus (1)	Number of shares of common stock to be sold pursuant to this prospectus offered	Number of shares of common stock to be beneficially owned and percentage of beneficial ownership after the offering (1)(2)
			Number of Shares	Percentage of class (3)
Cross & Company (4)	0	26,457,892	26,457,892	16.16%

(1)Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not counted as outstanding for computing the beneficial ownership percentage of any other person.

(2)The amount and percentage of shares of our common stock that will be beneficially owned by the selling stockholder after completion of the offering assumes that the selling stockholder will sell all shares of our common stock being offered pursuant to this prospectus.

(3)Based on 163,687,639 shares of our common stock issued and outstanding as of July 13, 2022. All shares of our common stock being offered pursuant to this prospectus by the selling stockholder are counted as outstanding for computing the percentage beneficial ownership of such selling stockholder. The percentage set forth in this column does not give effect to the 4.99% beneficial ownership limitation set forth in the Equity Purchase Agreement.

(4)James Arabia is the president and possesses sole voting and investment control over shares owned by Cross & Company. Cross & Company is wholly-owned by the spouse of James R. Arabia.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The following information provides a description of our capital stock and the provisions of our articles of incorporation and bylaws. This description is only a summary. You should read and refer to the full text of our articles of incorporation and bylaws, the forms of which have been filed with the SEC and are incorporated herein by reference. See “Where You Can Find More Information; Incorporation by Reference.”

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of stock, par value $0.0001 per share, which may be designated as one or more series of preferred stock by resolution or resolutions providing for the issuance of such series adopted by our board of directors.

Common Stock

As of July 13, 2022, there were 163,687,639 shares of our common stock issued and outstanding.

The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Generally, all matters to be voted on by stockholders must be approved by a majority in voting power of the stock having voting power present in person or represented by proxy. However, questions governed expressly by provisions of the articles of incorporation, bylaws, applicable stock exchange rules or applicable law require approval as set forth in the applicable governing document, stock exchange rule or law. The election of our directors is determined by plurality vote, and there is no cumulative voting for the election of our directors.

The holders of our common stock are entitled to such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of the assets or funds legally available for such dividends or distributions.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, holders of our common stock would be entitled to share ratably, based upon the number of shares held, in assets that are legally available for distribution to stockholders after payment of liabilities. If there is any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences.

Our articles of incorporation provide that holders of our common stock shall not have any preference, preemptive right, or right of subscription, other than to the extent, if any, our board of directors may determine from time to time.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock, par value $0.0001 per share, in one or more series and to fix the designation and powers, rights and preferences and qualifications, limitations, or restrictions with respect to each class or series of such class. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing the removal of existing management or a change of control of us.

As of May 20, 2022, of the 5,000,000 preferred shares authorized: (i) 1,000,000 shares were designated as Series A Convertible Preferred Stock, of which none were issued and outstanding, (ii) 500,000 shares were designated as Series B Convertible Preferred Stock, of which none were issued and outstanding, and (iii) 500,000 shares were designated as Series C Convertible Preferred Stock, of which 500,000 shares were issued and outstanding. This leaves 4,000,000 shares of preferred stock authorized but unissued.

Series A Convertible Preferred Stock

Our Series A Convertible Preferred Stock is retired and no longer available for future issuance.

Series B Convertible Preferred Stock

The following is a summary of the material terms and provisions of our Series B Convertible Preferred Stock. This summary is subject to and qualified in its entirety by the Series B Convertible Preferred Certificate of Designation.

On August 17, 2016, we designated 500,000 shares of our preferred stock as a new Series B Convertible Preferred Stock (“Series B Preferred Stock”). The number of preferred shares designated as Series B Preferred Stock may not be increased or decreased in part without the prior written consent of holders constituting a majority of both the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, if any. Holders of our Series B Preferred Stock are entitled to elect three members to our board of directors (each, a “Series B Director”), and are entitled to cast 100 votes per share of Series B Preferred held on all other matters presented to our shareholders for a vote. The Series B Convertible Preferred Certificate of Designation contains a number of protective and restrictive covenants that restrict us from taking certain actions without the prior approval of holders of the outstanding shares of our Series B Preferred Stock or the unanimous vote of all three Series B Directors. Holders of shares of our Series B Preferred Stock may not sell, assign, transfer, pledge, encumber or hypothecate the Series B Preferred Stock, in whole or in part, without the prior written consent of a majority of the holders of outstanding shares of our Series C Preferred Stock, subject to certain exceptions set forth in the Series B Preferred Certificate of Designation.

Each share of Series B Convertible Preferred Stock is convertible into one share of our common stock. Holders of our Series B Preferred Stock shall be entitled to receive dividends or other distributions pari passu and ratably with the holders of the Series C Preferred Stock, and senior to the holders of our common stock and any other junior stock of the Company, when, as, and if declared by our board of directors. Holders of our Series B Preferred Stock along with holders of our Series C Preferred Stock, which holders shall be treated pari passu with one another for purpose of liquidation preferences, shall be entitled to receive, prior to the holders of any other junior series of our preferred stock an prior to and in preference to any distribution of the assets or surplus funds of the Company to the holders of any other shares of stock of the Company: (i) all shares of common stock to any subsidiary of the Company which are held by the Company, and (ii) an amount equal to $1.00 per share with respect to each share of Series B Preferred Stock and Series C Preferred Stock, plus all declared but unpaid dividends with respect to such shares.

On August 18, 2016, we issued all 500,000 shares of our newly designated Series B Preferred Stock to Sanammad Foundation in exchange for $50,000 cash. On May 6, 2020, we repurchased all 500,000 outstanding shares of Series B Preferred Stock from the Sanammad Foundation for $65,000. As a result, our Series B Preferred Stock is retired and no longer available for future issuance.

Series C Convertible Preferred Stock

The following is a summary of the material terms and provisions of our Series C Convertible Preferred Stock. This summary is subject to and qualified in its entirety by the Series C Convertible Preferred Certificate of Designation.

On August 17, 2016, we designated 500,000 shares of our preferred stock as a new Series C Convertible Preferred Stock (“Series C Preferred Stock”). The number of preferred shares designated as Series C Preferred Stock may not be increased or decreased in part without the prior written consent of holders constituting a majority of both the outstanding shares of Series C Preferred Stock and Series B Preferred Stock, if any. Holders of shares of our Series C Preferred Stock are entitled to elect four members to our board of directors (each, a “Series C Director”), and are entitled to cast 100 votes per share on all other matters presented to our shareholders for a vote. The Series C Convertible Preferred Stock Certificate of Designation contains a number of protective and restrictive covenants that restrict the Company from taking certain of actions without the prior approval of the holders of the Series C Preferred Stock or the unanimous vote of all four Series C Directors. If at any time there are four Series C Directors, one such director must be independent as that term is defined in the Series C Certificate of Designation. Any challenge to the independence of a Series C Director is a right conferred only upon the holders of the Series B Convertible Preferred Stock and may only be made by the holders of the Series B Convertible Preferred Stock. Holders of shares of our Series C Preferred Stock may not sell, assign, transfer, pledge, encumber or hypothecate the Series C Preferred Stock, in whole or in part, without the prior written consent of a majority of the holders of outstanding shares of our Series B Preferred Stock, subject to certain exceptions set forth in the Series C Preferred Certificate of Designation.

Each share of Series C Preferred Stock is convertible into one share of our common stock. Holders of our Series C Preferred Stock shall be entitled to receive dividends or other distributions pari passu and ratably with the holders of the Series B Preferred Stock, and senior to the holders of our common stock and any other junior stock of the Company, when, as, and if declared by our board of directors. Holders of our Series C Preferred Stock along with holders of our Series B Preferred Stock, which holders shall be treated pari passu with one another for purpose of liquidation preferences, shall be entitled to receive, prior to the holders of any other junior series of our preferred stock an prior to and in preference to any distribution of the assets or surplus funds of the Company to the holders of any other shares of stock of the Company: (i) all shares of common stock to any subsidiary of the Company which are held by the Company, and (ii) an amount equal to $1.00 per share with respect to each share of Series C Preferred Stock and Series B Preferred Stock, plus all declared but unpaid dividends with respect to such shares.

On August 18, 2016, we issued all 500,000 shares of our newly designated Series C Preferred Stock to MJNA Investment Holdings, LLC in exchange for $65,000 cash. On February 20, 2019, MJNA Investment Holdings LLC sold its 500,000 shares of Series C Preferred Stock to Juniper & Ivy Corporation, a Nevada corporation (“J&I”), for a purchase price of $500,000 (the “Purchase Price”) pursuant to a Preferred Stock Purchase Agreement. Payment of the Purchase Price was made as follows: (i) a $65,000 payment made by check payable to MJNA Investment Holdings LLC, which J&I borrowed from an unrelated third-party and which has no recourse against the Series C Preferred Stock or assets of J&I (the “Loan”), and (ii) the issuance by J&I to MJNA Investment Holdings LLC of a promissory note, face value, $435,000, which has no recourse against the Series C Preferred Stock or assets of Purchaser (the “Note”). Our Chief Executive Officer, John W. Huemoeller II, is the President of Purchaser. Mr. Huemoeller provided a personal guaranty for the Loan and the Note.

The holders of the Series C Preferred Stock are entitled to elect four members to the Company’s Board of Directors and are entitled to cast 100 votes per share on all other matters presented to the shareholders for a vote. As a result of this transaction, a change in control has occurred.

Effective April 2, 2019, Blake N. Schroeder resigned as a member of the Company’s Board of Directors. Mr. Schroeder’s resignation was not because of any disagreements with the Company on matters relating to its operations, policies and practices.

On April 3, 2019 pursuant to the Company’s Amended and Restated Bylaws, the holder of the Company’s Series C Preferred Stock appointed Mauricio Javier Gatto-Bellora to fill the director seat vacated by the resignation of Mr. Schroeder.

On July 21, 2020 pursuant to the Company’s Amended and Restated Bylaws, the holder of the Company’s Series C Preferred Stock appointed Peter O’Rourke to fill one of the vacant positions on board created by the resignations of Dr. George Anastassov, Lekhram Changoer, and Dr. Philip Van Damme

Provisions of our Articles of Incorporation, Bylaws and Nevada Law that May Have an Anti-Takeover Effect

Nevada Anti-Takeover Statute. Because we are incorporated in Nevada, we are governed by the provisions of Sections 78.411 to 78.444 of the Nevada Revised Statutes, which limit the ability of shareholders owning in excess of 10% of our outstanding voting stock to merge or combine with us in certain circumstances.

Any provision of our articles of incorporation, as amended, and amended and restated bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for our common stock.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Options

As of June 30, 2022 there 9,614,574 unissued shares of common stock available under our 2015 Stock Incentive Plan.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without shareholder approval, subject to compliance with federal and state law. We may utilize these additional shares for a variety of corporate purposes, including for future public or private offerings to raise additional capital, or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company by means of a merger, tender offer, proxy contest or otherwise. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Transfer Agent

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation. The transfer agent and registrar’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121 and its telephone number is 1-801-274-1088.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, for use in our business, and therefore do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

You should read the following discussion and analysis of our financial condition and operating results together with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. The last day of our fiscal year is December 31. Our fiscal quarters end on March 31, June 30, September 30, and December 31, and our latest fiscal year ended on December 31, 2021.

Liquidity and Capital Resources

We are in our early stages of development and growth, without established records of sales or earnings. We will be subject to numerous risks inherent in the business and operations of financially unstable and early stage or emerging growth companies.

As of March 31, 2022, we had cash and cash equivalents of $408,043, working capital deficit of $(2,863,376), and an accumulated deficit of $59,968,941. We estimate our G&A expenses for 2022 to be approximately $3,500,000, which includes projected audit and accounting costs of $250,000. R&D expenses for 2022 will vary based on drug formulation and clinical trial project activity that the Company is engaged in, which in turn is determined by available capital. We do not expect R&D expenditures to exceed $2 million in 2022.

We can provide no assurance that the Company can continue to satisfy its cash requirements for at least the next twelve months.

We expect to obtain financing through shareholder loans, private placements and/or registered offerings of our securities. Shareholder loans may be without stated terms of repayment or interest. In addition, we may consider taking on long-term or short-term debt from financial institutions in the immediate future. Shareholders loans may be granted from time to time as required to meet current working capital needs. We have no formal agreement that ensures that we will receive such loans. We may exhaust this source of funding at any time.

We are dependent upon certain related parties to provide continued funding and capital resources. If continued funding and capital resources are unavailable at reasonable terms, we may not be able to implement our plan of operations. These loans may include terms that may be highly dilutive to existing shareholders.

On September 14, 2017, our Registration Statement on Form S-3 was declared effective by the SEC. We issued 7,494,792 shares common stock pursuant to the Company’s Registration Statement on Form S-3 during the year ending December 31, 2020. No shares were issued in 2021or 2022 under the S-3.

On June 22, 2021, our Registration Statement on Form S-1 was declared effective by the SEC. We issued 1,000,000 shares of Company common stock pursuant to an equity purchase agreement, dated on May 14, 2021, and the Registration Statement on Form S-1 during the year ending December 31, 2021. Subsequent to the year ended December 30, 2021, the Company issued an additional 4,000,000 shares of its common stock for cash of $484,126 pursuant to the equity purchase agreement, which shares were also registered pursuant to the S-1 Registration Statement.

During January 2022, the Company issued 519,247 shares for cash of gross proceeds of $75,000 pursuant to various stock purchase agreements. The cash was received in the fourth quarter 2021 and first quarter 2022. The Company also issued warrants to purchase an aggregate of 519,247 shares of common stock at an average exercise price of $0.315 per share. The warrants are exercisable within a three year period from issuance.

Effective February 10, 2022, the Company issued two short term notes, each having a face amount of $250,000, in exchange for a total of $500,000 in cash (the “Short Term Promissory Notes”). The Short Term Promissory Notes bear interest at the rate of 1.5% per annum and were due and payable on or before March 10, 2022, unless demand for payment is made prior to such date. Both of the two notes was paid in full on February 14, 2022.

Effective February 10, 2022, the Company issued seven convertible notes to a series of investors having an aggregate face value of $1,325,000 in exchange for $1,325,000 in cash (the “Convertible Notes”). One of the Convertible Notes, face value $25,000, was purchased by Blake N. Schroeder who is a director of the Company.

Each of the Convertible Notes is (i) unsecured; (ii) bears interest at a rate of 3% per annum; (iii) matures on February 10, 2032; and (iv) is convertible, in whole or in part, at any time by the holder, into restricted shares of the Company’s common stock at a conversion price equal to the lesser of $0.08125 or 70% of the average of the two lowest closing prices of the Company’s common stock in the ten trading days preceding any particular conversion, provided, the holder is prohibited from converting the convertible note, or portion thereof, if such conversion would result in beneficial ownership by the holder and its affiliates of more than 4.99% of Company’s issued and outstanding common stock as of the date of the conversion.

On February 10, 2022, the Company paid in full the remaining balance due on that certain convertible note issued to GS Capital Partners, LLC, face value $1,110,000 (as amended, the “GS Note”). In connection with the repayment, the Company was required to pay accrued interest in the amount of $21,875, by issuing 173,390 restricted shares of the Company’s common stock pursuant to the formula set forth in the GS Note.

In March 2022, the Company issued 624,290 of its shares of common stock pursuant to a stock purchase agreement for cash gross proceeds of $55,000.

In January 2022 the company issued 7,000,000 of its shares in completion of its agreement with Advanced Tear Diagnostics regarding the purchase of various patents.

In December 2019, a novel strain of coronavirus (“COVID-19”) was reported in Wuhan, China. The COVID-19 pandemic, as it was declared by the World Health Organization, has continued to spread and has already caused severe global disruptions. The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape.

We expect COVID-19, along with the resulting government-imposed restrictions on businesses, to negatively impact our operations due to decreased consumer demand as well as potential production and warehouse limitations which results in an event or condition, before consideration of management’s plans, that could impact our ability to meet future obligations. We believe that our cash and cash equivalents on hand and these cost reduction measures, as needed, will provide sufficient liquidity to fund our operations for the next 12 months from the issuance of the consolidated financial statements.

Sources of Capital

We expect to sustain our working capital needs through shareholder loans, private placements and/or registered offerings of our securities. Shareholder loans may be without stated terms of repayment or interest. We may consider taking on any long-term or short-term debt from financial institutions in the immediate future. Shareholders loans may be granted from time to time as required to meet current working capital needs. We have no formal agreement that ensures that we will receive such loans. We may exhaust this source of funding at any time.

During the next twelve months, we anticipate incurring costs related to:

(i)filing Exchange Act reports;

(ii)contractual obligations;

(iii)building inventory of our approved devices;

(iv)clinical trials; and

(v)continued research and development of our diagnostic tests.

We believe we will be able to meet these costs through use of funds in our treasury, deferral of fees by certain service providers and additional amounts, as necessary, to be loaned to or invested in us by our shareholders, management or other investors. As of the date of the period covered by this report, we have limited cash. There are no assurances that we will be able to secure any additional funding as needed. Currently, however our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management’s plan includes obtaining additional funds by equity financing and/or related party advances; however, there is no assurance of additional funding being available.

Known Trends or Uncertainties

We have seen some consolidation in the pharmaceutical and biotechnology industries during economic downturns. These consolidations have not had a negative effect on us to date; however, should consolidations and downsizing in the industry continue to occur, those events could adversely impact our financial results and business operations going forward.

The potential for growth in new markets is uncertain. We will continue to explore these opportunities until such time as we either generate sales or determine that resources would be more efficiently used elsewhere.

As discussed in this Annual Report, the world has been affected due to the COVID-19 pandemic. The pandemic has negatively impacted our business in various ways over the last two years, including, more recently, as a result of global supply chain constraints at least partially attributable to the pandemic. Until the pandemic has passed, there remains uncertainty as to the effect of COVID-19 on our business in both the short and long-term.

Inflation

Inflation has increased during the periods covered by this Prospectus, and is expected to continue to increase for the near future. Inflationary factors, such as increases in the cost of our products (and components thereof), interest rates, overhead costs and transportation costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, we may experience some effect in the near future (especially if inflation rates continue to rise) due to supply chain constraints, consequences associated with COVID-19 and the ongoing conflict between Russia and Ukraine, employee availability and wage increases, trade tariffs imposed on certain products from China and increased product pricing due to semiconductor product shortages.

Going Concern

The Company’s financial statements have been presented assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has negative working capital of $2,863,376, has an accumulated deficit of $59,968,941, has cash used in continuing operating activities of $703,717 and presently does not have the resources to accomplish its objectives during the next twelve months. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

The Company may not be able to meet its contractual obligations to Arizona State University regarding ongoing research and maintain its staff at current levels required by various employment agreements.

The Company intends to raise additional capital through private placements and/or registered offerings of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Results of Operations

Comparison of the year ended December 31, 2021 and 2020.

	December 31, 2021	December 31, 2020	$ Change	% Change
Revenues	$60,460	$-	$60,460	>	100%
Gross margin percentage	-	-	-		-
Operating expenses	14,035,458	4,948,998	9,086,460	>	100%
Loss from continuing operations	(13,974,998)	(4,948,998)	(9,026,000)	>	100%
Loss from discontinued operations	(7,996)	(119,293)	111,297		93.30%
Other expenses (income)	2,049,311	1,341,589	707,722		52.75%
Net loss	$(16,032,305)	(6,409,880)	(9,622,425)	>	100%

Revenue

Revenues from continuing operations recognized for twelve months ended December 31, 2021 and 2020 amounted to $60,460 and $-0-, respectively. Revenues from discontinued operations recognized for twelve months ended December 31, 2021 and 2020 amounted to, $0 and $7,990, respectively. The decrease is primarily due to discontinued sale activities of Wellness gum in 2020. The increase in revenue from continuing operations is due to Co-production agreement with empowered diagnostics, which has since been terminated.

Cost of Revenue

Cost of Revenue from continuing operations recognized for twelve months ended December 31, 2021 and 2020 amounted to $-0- and $-0-, respectively. Cost of Revenue from discontinued operations recognized for twelve months ended December 31, 2021 and 2020 amounted to, $0 and $2,893, respectively. The decrease in COGS is due to lack of sales of products to customers in 2021 The decrease is primarily due to discontinued sale activities of Wellness gum in 2020.

Operating Expenses

Research and Development Expenses

For the twelve months ended December 31, 2021 and 2020 the Company incurred research and development expenses of $284,869 and $426,708 from continuing operations, respectively. For the twelve months ended December 31, 2021 and 2020 the Company incurred research and development expenses of $-0- and $359,251 from discontinued operations, respectively. The decrease is primarily due to discontinued research and clinical activities of Wellness gum in 2020.

Selling, General and Administrative Expenses

Our Selling, General and Administrative expenses for the years ending in 2021 and 2020 were $5,668,450 and $4,506,289, respectively. The increase is primarily due to services in legal, consulting and accounting, advertising and increase in salaries because of the acquisition of Sapphire Biotech on March 2020.

Depreciation Expenses

For the year ended December 31, 2021 our depreciation expenses were $27,779 as compared to $16,001 for the year ended December 31, 2020. The increase is primarily due to recognizing the property and equipment as a result of the acquisition of Sapphire Biotech on March 17, 2020.

Amortization Expenses

For the year ended December 31, 2021 our amortization expenses were $2,087,908 as compared to $0 for the year ended December 31, 2020. The increase is primarily due to recognizing the intangible assets as a result of the acquisition of Sapphire Biotech and patents and 510(K) license from Advanced Tear Diagnostics, LLC in 2021.

Impairment Loss

For the year ended December 31, 2021 we recorded an impairment loss of $5,966,452 as compared to $0 for the year ended December 31, 2020. The company impaired it IPR&D and goodwill assets created on acquisition of Sapphire resulting from an FDA decision not to approve our COVID test.

Other Income and Expenses

Our interest expenses for the years ending 2021 and 2020 were $247,792 and $234,754, respectively. Loss on extinguishment of debt for the years ending in 2021 and 2020 were $1,587,027 and $923,605 respectively, variance was result of debt exchange and true-up adjustment for stock compensation. Amortization of debt discount was $238,033 and $86,059 respectively. The change to the FMV in marketable securities for years ending in 2021 and 2020 resulted in unrealized gain (loss) and realized gain (loss) of $0 and $(104,705), and $0 and $(109,040), respectively. Income grants from government for the year ending 2021 and 2020 were $279,981 and $115,899, respectively, and the variance was a result of receiving innovation research grants from NCI in 2020.

For the Year Ended December 31, 2021 and 2020

Net Cash Provided by/Used in Operating Activities

Net cash used in continuing operating activities and discontinued operating activities was $2,478,769 and $7,996, respectively, for the twelve months ended December 31, 2021, as compared to net cash used of $2,000,097 and $1,215,602 for the twelve months ended December 31, 2020. The cash used in operating activities is primarily attributable to our net loss from operations of $16,024,309 and offset by net changes in the balances of operating assets and liabilities and non-cash expenses. For the twelve months ended December 31, 2021, stock-based compensation was $1,143,730 and amortization of debt discount was $238,033. For the twelve months ended December 31, 2020 these non-cash expenses were stock-based compensation of $2,311,935 and amortization of $86,059. For the twelve months ended December 31, 2021 and 2020 the Company recorded increase to accounts payable and accrued expenses of $277,507 and $532,245, respectively, of continuing operating activities. The Company recorded for the twelve months ended December 31, 2021 and 2020 a loss on extinguishment of debt of $1,587,027 and $923,604, respectively, and unrealized gain (loss) on marketable securities of $0 and $(104,705), respectively, and realized gain (loss) on marketable securities of $0 and $(109,040), respectively.

Net Cash provided by Investing Activities

Net cash used in (provided by) investing activities during the period ended December 31, 2021 was $50,495 compared to ($9,980) for the same period in 2020 due to acquisition of patents $10,000 and purchase of equipment of $40,495.

Net Cash Provided by Financing Activities

Net cash provided by financing activities during the twelve months period ended December 31, 2021, was $2,533,042, including $0 used in discontinued financing activities, compared to $3,151,270 for the same period in 2020, including $65,000 used in discontinued financing activities. The Company has successfully raised significant capital in exchange for its common stock for the twelve months ended December 31, 2021.

Off-Balance Sheet Arrangements

As of December 31, 2021, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

Comparison of the three months ended March 31, 2022 to March 31, 2021.

	March 31, 2022	March 31, 2021	$ Change	% Change
Revenues	$-	$32,649	$-32,649	>	100%
Gross margin percentage	-	-	-		-
Operating expenses	1,132,955	900,649	232,306	>	26%
Loss from continuing operations	(1,132,955)	(868,000)	264,955	>	31%
Loss from discontinued operations		(4,633)	4,633		100%
Other expenses (income)	953,759	(8,097)	961,856		100%
Net loss	$(2,086,714)	(864,536)	1,222,178	>	100%

Revenue

Revenues from continuing operations recognized for the three months ended March 31, 2022 and 2021 amounted to $0 and $32,649, respectively. Revenues from discontinued operations recognized for three  months ended March 31, 2022 and 2021 amounted to $0 and $0.

Cost of Revenue from continuing operations recognized for three months ended March, 2022 and 2021 amounted to $-0- and $-0-, respectively. Cost of Revenue from discontinued operations recognized for three months ended March, 2022 and 2021 amounted to, $0 and $0, respectively. The lack of COGS is due to lack of sales of products to customers in 2022 and 2021.

Operating Expenses

Research and Development Expenses

For the three months ended March 31, 2022 and 2021 the Company incurred research and development expenses of $44,193 and $100,953 from continuing operations, respectively.

Selling, General and Administrative Expenses

Our Selling, General and Administrative expenses for the three months ending March 31, 2022 and 2021 were $982,235 and $793,346, respectively. The increase is primarily due to services in legal, consulting and accounting, advertising and increase in salaries because of the ramping up of activity due to acquisition of Sapphire Biotech on March 2020, and the acquisition of assets from Advanced Tear Diagnostics

Depreciation Expenses

For the three months ending March 31, 2022 our depreciation expenses were $7,916 as compared to $6,350 for the three months ended March 31, 2021. The increase is primarily due to the purchase of fixed assets

Amortization Expenses

For the three months ended March 31, 2022 our amortization expenses were $98,611 as compared to $0 for the three months ended March 31, 2021. The increase is primarily due to recognizing the intangible assets as a result of the acquisition of Sapphire Biotech and patents and 510(K) license from Advanced Tear Diagnostics, LLC in 2021.

Other Income and Expenses

Our interest expenses for the three months ended March 31, 2022 and 2021 were $1,522,405 and $60,332, respectively, variance was due to non-cash interest expenses. Gain on extinguishment of debt for the three months ended March 31, 2022 and 2021 were $16,904 and $0 respectively, variance was result of debt exchange. Amortization of debt discount was $35,591 and $21,827 respectively. Income grants from government for the three months ending March 31, 2022 and 2021 were $0 and $90,000 respectively, and the variance was a result of receiving innovation research grants from NCI in 2021.

For the Three Months Ended March 31, 2022 and 2021

Net Cash Provided by/Used in Operating Activities

Net cash used in continuing operating activities and discontinued operating activities was $703,717 and $0, respectively, for the three months ended March 31, 2022, as compared to net cash used of $560,828 and $4,633 for the three months ended March 31, 2021. The cash used in operating activities is primarily attributable to our net loss from operations of $2,086,714 and offset by net changes in the balances of operating assets and liabilities and non-cash expenses. For the three months ended March 31, 2022, stock-based compensation was $188,917, amortization of debt discount was $35,591, common stock issued for service was $79,500, amortization of intangible was $98,611, loss on extinguishment of debt was $11,068, non-cash interest expense was $1,316,846 and this was offset by change in fair value if derivative liability of $587,077. For the three months ended March 31, 2021 these non-cash expenses were stock-based compensation of $99,740 and amortization of $21,827. For the three months ended March 31, 2022 and 2021 the Company recorded increase to accounts payable and accrued expenses of $138,052 and $133,105, respectively, of continuing operating activities.

Net Cash provided by Investing Activities

Net cash used in (provided by) investing activities during the period ended March 31, 2022 was $0 compared to ($19,639) for the same period in 2021 due to purchase of equipment of $19,639.

Net Cash Provided by Financing Activities

Net cash provided by financing activities during the three months period ended March 31, 2022, was $658,797, and $577,133 for the same period in 2021. The Company has successfully raised significant capital in exchange for its common stock for the three months ended March 31, 2022 and 2021.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue recognition and accounts receivable allowances. We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results, which are described in Note 4 to our consolidated financial statements.

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements during the reporting periods. These items are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience, known trends and events, and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ materially from these estimates under different assumptions or conditions.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development reimbursements and grants are recorded by us as a reduction of research and development cost

Share-Based Payments

We estimate the fair value of each stock option award at the grant date by using the Black-Scholes option pricing model. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. We account for forfeitures of stock options as they occur.

Income Taxes

We use the asset and liability method to calculate deferred taxes. Deferred taxes are recognized based on the differences between the financial reporting and income tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We review deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. A valuation allowance, if necessary, is provided against deferred tax assets, based upon our assessment as to their realization.

We recognize tax when the positions meet a “more-likely-than-not” recognition threshold. There were no tax positions for which it is considered reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next year. We recognize interest related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Recently Issued Accounting Standards

Note 5 to consolidated financial statements appearing elsewhere in this prospectus includes Recently Issued Accounting Standards.

Foreign Currency Transactions

Foreign exchange gain (loss) in the year ended December 31, 2021 was $(9,714) compared to $(7,324) for the same period in 2020. All foreign currency gains (loss) were related to discontinued operations.

Foreign exchange gain (loss) in the three months ended March 31, 2022 was $0 compared to $152  for the same period in 2021. All foreign currency gains (loss) were related to discontinued operations.

BUSINESS

Overview

Axim Biotechnologies, Inc., a Nevada corporation, is a leading developer of diagnostic healthcare solutions serving to enhance the health of people. Through the development of diagnostic solutions that quickly and accurately diagnose various diseases, our products allow healthcare workers to quickly test and treat at the point-of-care, which leads to improved patient outcomes and provides numerous economic benefits to the healthcare system.

Axim’s core competencies include development of rapid lateral flow immunoassays, reagents and monoclonal antibody development for such assays. Our current products fall into these categories:

(1) SARS-CoV-2 neutralizing antibody tests;

(2) Eye Health, wherein we acquired two FDA cleared 510(k) tests for dye eye disease and have internally developed a third assay; and

(3) Oncology, where we licensed from Mayo Clinic and Arizona State University Quiescin Sulfhydryl Oxidase 1 (“QSOX1”), an important enzyme for cancer growth, invasion and metastasis.

Additional tests are currently in development as part of our focus on maintaining a robust product pipeline that can deliver future growth.

Our principal executive office is located at 6191 Cornerstone Court, E. Suite 114, San Diego, CA 92121. Our telephone number is (858) 923-4422 and our website is www.aximbiotech.com. Unless expressly noted, none of the information on our website is part of this Form S-1 Our common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., under the ticker symbol “AXIM.”

Historical Business Operations

We were originally incorporated in the State of Nevada on November 18, 2010, under the name AXIM International, Inc. On July 24, 2014, we changed our name to AXIM Biotechnologies, Inc.

The Company’s historical business operations focused on the research, development and production of pharmaceutical, nutraceutical and cosmetic products based upon our proprietary technologies. This business and its related intellectual property were divested by the Company in May 2020.

In March 2020, we acquired Sapphire Biotech, Inc. (“Sapphire”), a diagnostic healthcare solutions company, changing our business operations.

Acquisition of Sapphire Biotech, Inc.

On March 17, 2020, we entered into a Share Exchange Agreement with Sapphire and all of its stockholders, pursuant to which, upon closing of the transaction, we: (i) acquired 100% of Sapphire’s outstanding capital, consisting of 100,000,000 shares of common stock; and (ii) assumed all of the outstanding debt of Sapphire. The outstanding debt included two convertible notes in the principal amounts of $310,000 and $190,000, respectfully.

In exchange for 100% of the issued and outstanding shares of Sapphire, we issued an aggregate of 54,000,000 newly issued shares of Company common stock to Sapphire’s existing stockholders (the “Share Exchange”). As a result of the Share Exchange, Sapphire became a wholly owned subsidiary of the Company, which has resulted in consolidated financial reporting by the Company to include the results of Sapphire.

 Acquisition of Advanced Tear Diagnostics, LLC technology

On August 26, 2021, we purchased certain eye disease diagnostic technology from Advanced Tear Diagnostics, LLC, a Delaware Limited Liability Company (“Advanced Tear”), consisting of a 510(K) license for Lactoferrin, a biomarker for dry eye disease and a 510(K) license for IgE, a biomarker for allergic ocular reaction (collectively, the “510(K) Licenses”). The purchase price for the 510(K) Licenses was $4,270,000, which price was paid by issuing 7,000,000 restricted shares of Company common stock to Advanced Tear.

Also on July 29, 2021, we purchased five patents (the “Patents”) from Advanced Tear for $250,000 (which includes assuming and paying $30,000 of the Advanced Tear liabilities). The bulk of the purchase price ($210,000) was in a note that requires seven equal monthly payments of $30,000, which payment started on September 3, 2021. The note has since been repaid in full.

Current Operations Following Acquisition of Sapphire and Advanced Tear’s Assets

COVID-19

As Sapphire had been a pioneer in the research and development of diagnostic tools for the early screening of cancer cells, our researchers were able to quickly adapt our existing research and technology to create diagnostic tools that screen for COVID-19 neutralizing antibodies. The current need for such an instrument is great, as the pandemic continues to plague the worldwide healthcare landscape.

SARS-CoV-2, the virus responsible for the COVID-19 pandemic, has spread at an alarming rate since the first cases were identified in late 2019 in Wuhan, China. The virus can be transmitted from person-to-person in respiratory secretions from symptomatic or asymptomatic individuals. Since the virus was new to the human population and death rates are 10 to 50-fold higher than other respiratory viruses, the pandemic has placed excessive demands on the global healthcare network. Because initially there were no vaccines or effective antiviral therapies that existed for SARS-CoV-2, efforts to combat this pandemic have been challenging.

Polymerase chain reaction (“PCR”) tests that detect active SARS-CoV-2 infection are playing an important role in tracking disease spread, while serological tests that detect antibodies against SARS-CoV-2 are now being used to measure past rates of infection and identify individuals that could be immune to COVID-19. However, not all antibodies are created equal and tests that specifically measure antibodies that neutralize SARS-CoV-2 have not been generally available to healthcare providers or patients.

SARS-CoV-2 neutralizing antibodies block binding and entry of the virus into host cells. It is desirable to have high levels of neutralizing antibodies in convalescent plasma used to treat patients fighting COVID-19 so that those antibodies can block the virus from further infecting the host. However, despite convalescing from the disease, not all individuals make high levels of neutralizing antibodies. Therefore, there is a clinical need to measure levels of neutralizing antibodies in COVID-19 convalescent plasma.

The most widely used antibody tests on the market today do not specifically identify neutralizing antibodies. Instead, they measure a large family of antibodies that bind to various parts of the virus, but that do not necessarily neutralize it. To address this shortcoming, we developed a patent-pending rapid diagnostic test, which is specifically focused on measuring the levels of functional neutralizing antibodies that prevent SARS-CoV-2 from attaching to human cells. The test is based on blocking the interaction between human cell receptors and the viral spike protein that mimics the virus neutralization process in the body.

Why A Neutralizing Antibody Test

Our test is a rapid (10-minute) serological diagnostic test that measures SARS-CoV-2 neutralizing antibodies, or Nabs. Our SARS-Cov-2 Neutralizing Antibody (“Nab”) Rapid Test is the first of its kind, and is a rapid lateral flow chromatographic immunoassay intended for the semi-quantitative measurement of neutralizing antibody in human serum or plasma (sodium heparin, potassium and acid dextrose citrate) or fully quantitative with the use of an electronic reader. The test SARS-Cov-2 Neutralizing Antibody Rapid Test measures Nabs within 10 minutes, unlike traditional tests, which require days. Our test kit does not utilize live biological materials and does not require the strict biosafety protocol associated with live virus samples.

Specifically, we envision that our test may be used for the following:

(i)Measurement of neutralizing antibodies in individuals who have recovered from COVID-19 and/or received a vaccine and to provide an “Immunity Passport” so that they can go back to work and school or participate in social gatherings without risk of infecting others. The primary goal of any vaccine is to induce neutralizing antibody responses that protect vaccine recipients from infection and subsequent disease. As COVID-19 vaccines have been rolling out to the general public, we believe immunity monitoring is starting to play a critical role in determining whether the vaccine is effective, for how long, and when it is time for recipients of the vaccine to get a booster shot. Since immunity to the virus is not anticipated to last forever, the immunity monitoring could continue for many years, even after widespread vaccination throughout the world.

Additionally, we believe that measuring neutralizing antibodies in vaccine recipients after vaccination may provide greater insight into how vaccine responses hold up over time. That way, when levels of neutralizing antibodies eventually decrease, vaccine recipients will have a sense of when their neutralizing antibodies are unacceptably low and a revaccination is necessary to continue their protection from COVID-19.

(ii)Screening plasma collected from individuals recovered from COVID-19 so that patients fighting COVID-19 can be treated with plasma containing high levels of Nabs. Additionally, Nabs need to be monitored in patients receiving convalescent plasma so that we learn what an effective therapeutic dose is.

Our test is different from neutralizing antibody tests currently available because:

•It specifically tests for neutralizing antibodies, which are those needed to fight COVID-19 within the body;

•It can quantitatively measure the amount of neutralizing antibodies a person has;

•Patients get their results in just a few minutes; and

•It is portable.

In preclinical research, our test has already been proven to work with 97.8% accurately in plasma and serum and can easily be modified to work on any specific strains of COVID-19; accordingly, we believe that newly-discovered strains will not affect its efficacy. Our test has shown a significantly better statistical correlation with SARS-CoV-2 neutralization assays than the currently available antibody tests. Since the rapid test lends well to conducting live virus-based assays, we believe that it could serve as an effective low-cost alternative to lab-based assays for monitoring large numbers of vaccine recipients for neutralizing antibodies.

As our scientific team was hard at work developing our COVID-19 rapid diagnostic tests we were frustrated by the delays and costs caused by lack of supply of a recombinant virus binding protein (“VBP”) for SARS-CoV-2 were essential to our testing. To continue our projects as planned and decrease overall costs, we decided to make our own VBP, which is even more potent than current outsourced options. Our laboratory tests have proven that SARS-CoV-2 receptor binding domain (“RBD”) spike protein binds with our novel VBP. Initial tests also show that our novel VBP is approximately ten times more potent and stable than other VBP options currently on the market. We now develop these core ingredients needed to manufacture test strips in-house, and believe that moving such production in-house provides us with the potential to derive additional revenue and also allows us to control our supply chain. We have already manufactured enough VBP for millions of rapid diagnostic tests.

In August 2020, we signed an exclusive licensing, manufacturing and distribution agreement with Empowered Diagnostics, LLC (“Empowered”) to execute the high-volume production of our rapid point-of-care diagnostic test. Together with Empowered, we completed the technology transfer, and Empowered built out their production facility to enable them to manufacture millions of our tests per month. The test was used to complete two human point-of-care clinical trials, and Empowered Diagnostics filed for FDA emergency use approval (“EUA”) of the device on March 24, 2021.

On January 28, 2022, the FDA notified Empowered that it was issuing a Class One recall for the test together with Empowered’s antigen test for mislabeling. The FDA also notified Empowered that it would no longer consider EUA’s unless they were fully quantitative and because the test Empowered had filed the EUA for was semi-quantitative it would be denied. As per our agreement, we notified Empowered on February 10, 2022 that we were giving a 30-day cure notice as per the agreement or we would be terminating the agreement. On March 4, 2022, the two companies entered into a separation agreement.

On March 6, 2022, we announced that while the Company explores filing one or more EUA’s for point of care and/or at home use, we would begin to offer the test For Research Use Only (“RUO”), as it does not require FDA approval.

The test can facilitate research in a variety of areas related to COVID-19, including, diagnostic test development, vaccine and therapeutic development, studies related to immunity and adaptive immune response, and epidemiological research into the control of the virus. The Nab test will allow researchers to assess the efficacy of COVID-19 vaccines and compare effectiveness of naturally acquired vaccine-induced antibody response.

The Company is making two tests available for RUO, including the quantitative measurement of neutralizing antibodies using a reader, which will provide the exact number detected, and a semi-quantitative test for the measurement of neutralizing antibodies, which will identify high, medium, and low neutralization titers.

Notwithstanding ongoing monitoring of immune responses, there is an urgent need to fully understand the efficacy of vaccines and to identify what are the correlates of protection. Offering our Nab tests for RUO may help support vaccine efficacy evaluation and herd immunity assessments. In fact, our partner and co-inventor of the test, Dr. Douglas Lake, has already tested hundreds of ASU students and faculty with our Nab test. Dr. Lake has an ongoing correlative study to measure exposure to the SARS-CoV-2 virus at different points in time by measuring and tracking the Nab levels before and after receiving vaccines, and before and after contracting the virus. Dr. Lake and the AXIM team have published numerous tentative reports regarding the correlation between vaccine immunity and natural immunity. Dr. Lake will continue his studies over the course of a year with the objective of determining definitive correlates of protection.

About Emergency Use Authorizations (EUAs)

The Emergency Use Authorization (“EUA”) authority allows FDA to help strengthen the nation’s public health protections against chemical, biological, radiological, and nuclear threats including infectious diseases, by facilitating the availability and use of medical countermeasures needed during public health emergencies.

Under section 564 of the Federal Food, Drug, and Cosmetic Act, when the Secretary of Health and Human Services (“HHS”) declares that an emergency use authorization is appropriate, FDA may authorize unapproved medical products or unapproved uses of approved medical products to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions caused by CBRN threat agents when certain criteria are met, including there are no adequate, approved, and available alternatives. The HHS declaration to support such use must be based on one of four types of determinations of threats or potential threats by the Secretary of HHS, Homeland Security, or Defense.

On February 4, 2020, the HHS Secretary determined that there is a public health emergency that has a significant potential to affect national security or the health and security of United States citizens living abroad, and that involves the virus that causes COVID-19.

COVID-19 Emergency Use Authorizations for Medical Devices

In vitro diagnostic (“IVD”) devices are tests performed on samples taken from the human body, such as swabs of mucus from inside the nose or back of the throat, or blood taken from a vein or fingerstick. IVDs can detect diseases or other conditions and can be used to monitor a person’s overall health to help cure, treat, or prevent diseases.

There are several types of SARS-CoV-2 and COVID-19 related IVDs:

•Diagnostic Tests: Tests that detect parts of the SARS-CoV-2 virus and can be used to diagnose infection with the SARS-CoV-2 virus. These include molecular tests and antigen tests.

•Serology/Antibody and Other Adaptive Immune Response Tests: Tests that detect antibodies (for example, IgM, IgG) to the SARS-CoV-2 virus or that measure a different adaptive immune response (such as, T cell immune response) to the SARS-CoV-2 virus. These types of tests cannot be used to diagnose a current infection.

•Tests for Management of COVID-19 Patients: Beyond tests that diagnose or detect SARS-CoV-2 virus or antibodies, there are also tests that are authorized for use in the management of patients with COVID-19, such as to detect biomarkers related to inflammation. Once patients are diagnosed with COVID-19 disease, these additional tests can be used to inform patient management decisions.

On September 16, 2020, we filed an EUA application with the FDA for measuring COVID-19 neutralizing antibodies in plasma and serum through our first-in-class rapid diagnostic test. We amended the EUA to include positive results from a Biosafety Level 3 (BSL-3) live virus test that positively correlates the rapid 10-minute lateral flow assay test that accurately detects and measures levels of functional COVID-19 neutralizing antibodies in plasma which the FDA demanded.

On March 24, 2020, our manufacturing partner at the time, Empowered Diagnostics, filed an EUA application with the FDA for measuring COVID-19 neutralizing antibodies in whole blood for a Point-of-Care application of our rapid diagnostic test. On November 15, 2021, the FDA announced that it was changing its guidelines for neutralizing antibodies tests and would only accept applications for fully quantitative tests. In January 2022, the FDA informed Empowered it would not approve the EUA. While the Company contemplates filing a new EUA, we have announced that we will begin sale of the test for Research Only Use.

Our COVID-19 related product candidates, including our lateral flow diagnostic test for measuring SARS-CoV-2 neutralizing antibodies, are subject to uncertainties relating to product development, regulatory approval and commercialization, and further risks based on the constantly evolving situation affecting the United States and the international community. Even if we are able to commercialize our product candidates, there is no assurance that these candidates would generate revenues or that any revenues generated would be sufficient for us to become profitable or thereafter maintain profitability. Additionally, due to the COVID-19 pandemic the FDA is over-run with EUA applications from thousands of biotech and pharmaceutical companies and could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Eye Health

On August 26, 2021, we acquired the intellectual property and the exclusive global rights to market two FDA approved lateral flow assays which utilize a non-invasive, quantitative, point of care human tear test to aid in the diagnosis and selection of therapeutics for the treatment of eye diseases.

Currently, we have FDA 510k approval to test Lactoferrin (aqueous deficiency biomarker) and IgE (non-specific allergy biomarker). Our objective is to establish point of care testing for dry eye disease (“DED”) and to establish this modality as the new standard of care. The tests are quick, simple to use, and inexpensive to the clinic. The tests are CMS and private insurance reimbursable.

While at one time the tests were sold in numerous eye doctors locations, when the Company acquired the assays they had been mothballed and the Company had to redevelop the tests, reagents and select a quantitative reader. Since the acquisition of the technology, the Company has been successful in redevelopment and is preparing to launch sales.

We have signed a supply agreement with Barcelona-based IUL SA (“IUL”) for our iPeak DED readers, which will be deployed for diagnostic testing with a focus on lactoferrin and IgE levels. This state-of-the-art portable reader is a colorimetric lateral flow reader designed to hold different cassette sizes and can read cassettes of up to five strips and seven lines per strip at a time.

iPeak is equipped with “Flash Eye” technology based on the principles of machine vision illumination. Its camera captures the image of the test illuminated from LED lights situated in the most studied geometry to achieve a precise and uniform illumination and enhance the colors of any lateral flow test. The iPeak technology also allows for more sensitivity, which is the main success of its application.

We evaluated the iPeak readers in the lab against six other comparable products before deciding on IUL’s state-of-the-art products. The new readers will be calibrated with the new test strips and distributed to our Medical Advisory Board (“MAB”) of renowned DED experts for non-clinical field testing on their patients, which includes studying the accuracy and ease of use. These tests are expected to run for a few weeks and the MAB will provide management with data and feedback regarding the test results and any other research findings.

The Company’s diagnostic testing process for DED, and specifically for lactoferrin levels as a primary indicator, will include the use of reagent strip samples. These strips will have the patients’ tear sample obtained and applied and then an ophthalmologist or optometrist will run the strips through a reader to determine lactoferrin levels and incidence and severity of DED.

Our tests are considered moderately complex by CLIA. This requires the user of the test to obtain a CLIA certificate of compliance. This is done by filing a simple application with CMS. (Form 116). We will assist in the filing to provide an effortless process for the customer. Additionally, we are pursuing a waiver for current and future product offerings and intend to file for the waiver in the second or third quarter of 2022.

To manage and navigate the CLIA compliance, readers, lab testing and field-testing process, we have retained veteran laboratory testing executive Barry Craig as a consultant. In this role, he will manage the Company’s DED lab testing initiative. He has more than 25 years of experience in the clinical laboratory as a Generalist, QA Coordinator, and Microbiology Supervisor. He also served as Lab Coordinator for the Children’s Hospital of Alabama for 12 years. Craig has deep-seated experience in regulatory compliance as the owner of Laboratory Consulting, LLC, and has served as the Regulatory Compliance Consultant for CLIA, the Commission on Office Laboratory Accreditation (“COLA”), and the College of American Pathologists (“CAP”). He has successfully established more than 200 moderate and high complexity laboratories, and is a contributor for several trade publications such as MLO magazine, ADVANCE for Administrators of the Laboratory Magazine, and Physician Office Resource Magazine.

We believe that the acquisition of these FDA 510k approved diagnostic products, along with proven management practices and capital, will allow the business to grow at a rapid pace. Low levels of Lactoferrin confirm inadequate glandular tear production (aqueous deficiency) and high levels of IgE indicate an active ocular allergy. If both biomarkers are normal, the cause of a patient’s dry eye condition could be attributed to evaporative dry eye. So, by performing these two tests, an eye doctor may now precisely know the underlying cause of the tear film disorder, its severity and the appropriate treatment protocol to pursue. In addition, these tests are rapid, accurate, reimbursable, profitable and can be performed by a technician, which allows the physician to be more productive and attend to more patients.

Dye Eye Market

An estimated 16 million Americans have been diagnosed with DED, but the actual number of Americans suffering from dry eye symptoms is likely much higher. Some reports indicate that nearly half of all U.S. adults experience dry eye signs and symptoms, and 33% of patients in eye care clinics present with complaints about dry eye.

DED, though widespread, is under-diagnosed, in part because symptoms do not always correlate with objective signs. It has a highly variable symptom profile at different stages of the disease, and there is often a discordance between signs and symptoms. A patient can have severe symptoms yet show no sign of ocular surface damage, while others have advanced ocular surface damage, yet report no symptoms. This lack of correlation between clinical signs and symptoms of DED makes diagnosing and treating patients a challenge. Often times, inflammation is present before the clinical signs of DED.

Currently, our eye business focuses exclusively on ophthalmology and optometry, in the United States, where there are 37,000 optometrists and 19,000 ophthalmologists performing approximately 400,000 medical (dilated) eye exams per day. Of this total, we believe that approximately 20% to 30% would present with symptoms where ATD’s Lactoferrin & IgE tests would be indicated. It is estimated that total US market for our eye care systems could approach 50,000 systems. (USA Only)

We have completed development of our immunoassay system, which includes an automated colorimetric photometer reader and two FDA market cleared point-of-care (POC) quantitative diagnostic ophthalmic lab tests. These are:

Ocular Lactoferrin CPT code 83520 2021 CMS reimbursement $17.27/eye *

Ocular Immunoglobulin E CPT Code 83520 2021 CMS reimbursement $16.46/eye*

Studies indicate that in 2021, 16-49 million Americans had DED, representing 32 - 98 million potential use cases for our POC tests. These tests are not limited to DED diagnostics, but can also be used to determine the Lf and allergic components of tear film prior to:

•Contact lens fitting – approximately 45 million people wear contact lens in the US alone (2021).

•LASIK surgery- approximately 718,000 (2020).

•Cataract surgery with lens exchange - approximately 3.8 million (2018).

The barrier for entrance into the dry eye space is difficult and requires extensive clinical studies, large capital expense and FDA 510k approval. This process alone can take several years and substantial investment, with no certainty that the product will receive FDA 510k approval.

Business Model

Our eye business model will utilize a razor/razor blade model. The two sources of revenue: (1) the sale of readers and (2) sale of disposable tests. It is anticipated that 95+% of gross profits will be generated from the sale of tests. We have not determined the list price of the readers. Discounts will be offered to purchasing groups, corporate accounts, academic institutions engaged in research or training, and others as deemed appropriate. It is anticipated that the average price for the reader will be slightly above our acquisition costs, while pricing of consumable diagnostic kits will be at roughly half of the CMS published reimbursement floor rate. Current pricing is $2,100 for 100 bilateral test cassettes (200 tests) and provides a margin of approximately 65 - 72%.

Market demand for the system is expected to be moderate to begin with until we become a preferred vendor with a large purchasing group or until we are granted a waiver from CLIA. At that time we expect high demand for our system. We also expect high demand for our recently developed MMP-9 quantitative test once we get FDA approval. While we must compete with other capital equipment expenditures under consideration in any ophthalmic physician’s office, we believe that no other ophthalmic device offers the combination of compelling clinical and financial benefits afforded by our system. The clinical utility of the tests offers important diagnostic precision, differentiation and treatment management direction. Inner-office efficiencies significantly improve the patient flow characteristics, reducing patients in office visit time and greatly reducing physicians chair time with each patient.

Financially, for every patient per day tested the physician will receive, on average, $2 in reimbursement for every $1 expended on supplies.

CMS and private insurance allow for physicians to retest their patients as often as deemed medically necessary. The average retesting rate for Lactoferrin is 65%, while the IgE retesting rate is 35%.

Dye Eye Disease Competition

Currently there are five FDA approved tests for DED:

Biomarker	Company	Type	CLIA status

Lactoferrin	Axim	(quantitative analysis)	moderate complexity

IgE	Axim	(quantitative analysis)	moderate complexity

MMP9	Quidel	(qualitative only)	waived

Osmolarity	TearLab	(quantitative analysis)	waived

Ocular Adenovirus	Quidel	(qualitative only)	waived

The preferred clinical analysis is quantitative, giving us an advantage over the competition. Since our reader can interpret many different analytes other than Lf and IgE, it also opens the possibility of additional quantitative test development.

New Eye Heath Division Additions

On September 15, 2021, we announced that we had appointed Jeffrey A. Busby to Senior Vice President – Business Development. Mr. Busby brings more than 30 years’ experience developing and managing national and international ophthalmic medical device sales and support teams. That experience includes Sr. Regional Management - Alcon Laboratories, Ft. Worth, TX, US Director of Sales VISX, Santa Clara, CA, Director of Global Strategic Accounts, Advanced Medical Optics (AMO) (Canada, Latin America and Europe). Mr. Busby served for eight years as Chief Commercial Officer for Advanced Tear Diagnostics, located in Birmingham, AL, and most recently, Chief Revenue Officer Scanoptix, located in Charlottesville, VA.

In this newly created position, Mr. Busby will be responsible for the launch and commercialization of the Company’s recently announced acquisition of diagnostic technologies for DED that includes two FDA cleared 510(k) authorizations for the commercial sale of two ophthalmic “point of care” diagnostic lab tests -- which are approved for reimbursement by both CMS and private insurance and will be used by both Optometrists and Ophthalmologists.

On September 21, 2021, we announced that we had appointed Joseph Tauber, MD as Chief Medical Officer and Chairman of our Medical Advisory Board. With over 30 years of clinical experience, Dr. Tauber is an internationally recognized authority in the field of ocular surface diseases including dry eye and meibomitis management. He is an entrepreneurial private practice ophthalmologist with extensive experience as a clinical trials researcher and business consultant to global health product companies and institutional investors. Dr. Tauber has served on numerous scientific advisory boards and as the Ophthalmology representative at institutional investor-focused conferences.

Dr. Tauber is the founder and CEO of Tauber Eye Center, a practice focused on corneal disease, uveitis and ocular immunology and complex corneal surgical procedures, as well as Medical Director of Saving Sight, the US’ third largest eye bank. Dr. Tauber has been centrally involved in numerous significant dry eye development projects during the past 25 years. He has served as a Principal Investigator in over 140 multicenter clinical trials, including those that led to the approval of all four medications currently approved by the FDA for the treatment of dry eye – Restasis, Xiidra, Cequa and Eyesuvis. He has been avidly involved in research for nearly three decades, and has served as a principal investigator in over 140 research studies across a broad range of eye conditions, including high-risk corneal transplantation, inflammation and allergic eye diseases, corneal infectious diseases and numerous ocular surface conditions.

Dr. Tauber received his doctorate from Harvard Medical School, residency training in internal medicine at Beth Israel Hospital and in ophthalmology at Tufts-New England Medical Center, and fellowship training in Ocular Immunology and in Corneal Diseases and Surgery at the Massachusetts Eye & Ear Infirmary, all in Boston, Massachusetts. Dr.

Tauber has also written eight book chapters and over 80 peer-reviewed articles in the fields of ocular surface and immunologic disease for prestigious medical journals as Ophthalmology, Investigative Ophthalmology and Visual Science, Journal of Cataract and Refractive Surgery and Cornea. He has been awarded the Heed Ophthalmic Foundation Fellowship Award and a National Eye Institute Individual NRSA Award.

On October 05, 2021, we announced that we had appointed Laura M. Periman, MD to our recently established Medical Advisory Board. Dr. Periman brings 30 years’ experience in medicine, the last 20 of which include her clinical practice specializing in ocular surface disease and DED. Currently, she serves as Founder and Director of Dry Eye Services and Clinical Research of the Seattle-based Periman Eye Institute. Additionally, she has served as a principal investigator in ophthalmic clinical research primarily centered on ocular surface disease innovations including neural stimulation for treating DED, novel topical therapeutics as well as innovative procedures such as IPL, Radiofrequency and more. Dr. Periman is an international lecturer and has also served as a reviewer and editor for various top-tier medical journals, and is a consultant to numerous leading ophthalmic pharmaceutical and medical device companies.

Dr. Periman is a board-certified ophthalmologist, fellowship-trained cornea and refractive surgeon. She has published over a dozen peer-reviewed publications, six as first author and has written and presented extensively on the topic of Ocular Surface Disease. Dr. Periman is a manuscript reviewer for “Ophthalmology,” and “Photobiomodulation, Photomedicine and Laser Surgery,” and serves on the editorial boards of “Journal of Dry Eye and Ocular Surface Disease,” “Ophthalmology Management” and “Ocular Surgery News.” She is a member of numerous Scientific Advisory Boards, and frequent presenter for or on behalf of these companies, including: Alcon, Allergan, Avellino, Azura, Eyedetec, Eyevance, Horizon, Johnson &Johnson, Novartis, NuLids, Sight Sciences, Sun, TearLab, and Visant. Dr. Periman completed her Ophthalmology Residency as well as Cornea/Refractive Fellowship at the University of Washington in Seattle.

On October 11, 2021, we announced that we had appointed Henry D. Perry, MD to our recently established Medical Advisory Board. A recipient of the Life Achievement Award from the American Academy of Ophthalmology, Dr. Perry is recognized as one of the US’ leading cornea and refractive surgeons. He serves as Senior Founding Partner, Ophthalmic Consultants of Long Island as well as Chief, Cornea Service, Nassau University Medical Center, New York. He has won numerous Best Doctor awards and was recently recognized as one of the top 150 Ophthalmologists in America by “Newsweek” magazine in 2021.

Dr. Perry is the Senior Founding Partner of Ophthalmic Consultants of Long Island, and Chief, Cornea Service at Nassau University Medical Center, East Meadow, New York. He earned his medical degree with honors from the University of Cincinnati College of Medicine and completed his residency at the Nassau County Medical Center and the University of Pennsylvania Scheie Eye Institute. Dr. Perry went on to earn fellowships in Ophthalmic Pathology at the Armed Forces Institute of Pathology in Washington D.C., and in cornea and external disease at the cornea service of the Massachusetts Eye and Ear Infirmary, Harvard University. He then served two years in the United States Army as Major, Medical Corps at Fort Sam Houston, San Antonio and Fort Dix, New Jersey.

Dr. Henry Perry is recognized as one of the leading cornea and refractive surgeons in the US and has written over 200 papers and chapters on corneal and refractive surgery and ophthalmic pathology. He has given over 500 invited lectures around the US and abroad including several named lectureships. He has served as medical director of the Lions Eye Bank for Long Island at Northwell Health since 1987. He serves as Senior Editor for the Journal “Cornea” and is the winner of the Honor Award, Senior Honor Award and Life Achievement Award from the American Academy of Ophthalmology. He has won numerous Best Doctor awards and was recently recognized as one of the top 150 Ophthalmologists in America by “Newsweek” magazine in 2021.

On October 20, 2021, we announced that we had appointed Kelly K. Nichols, O.D., M.P.H. and Ph.D. to our Medical Advisory Board. A founding member of the Ocular Surface Society of Optometry, Dr. Nichols currently serves as Dean of the School of Optometry at The University of Alabama at Birmingham. She is an acknowledged expert on DED and Ocular Surface Disease and has been extensively published. She earned her second B.S. and a Doctor of Optometry (“O.D.”) at UC Berkeley, and an M.P.H in biostatistics and a Ph.D. in Vision Science at Ohio State University.

Dr. Nichols currently serves as Dean of the School of Optometry at The University of Alabama at Birmingham. She has served extensively on the Executive Board and for the Tear Film and Ocular Surface Society and on each of the steering committees (DEWS, DEWS II, Contact Lens Discomfort, and MGD workshops), and is a founding member of Ocular Surface Society of Optometry. She currently serves as president of the Association for Schools and Colleges of Optometry (ASCO) and secretary of the National Alliance for Eye and Vision Research (NAEVR)/ Alliance for Eye and Vision Research (AEVR). Dr. Nichols is a leading expert in DED who has been on the editorial boards of the journals “Optometry and Vision Science,” and “The Ocular Surface.” Her research encompasses meibomian gland dysfunction, dry eye in menopause, dry eye diagnostics and therapeutics, and tear proteomics and lipidomics. She received her Doctor of Optometry degree from the University of California at Berkeley, completed a residency in ocular disease at Omni Eye Specialists of Colorado, and earned her M.P.H in biostatistics and Ph.D. in vision science at Ohio State University.

On November 02, 2021, we announced that we had appointed Michael E. Stern, MS, Ph.D., to its Medical Advisory Board. Dr. Stern brings over 30 years of senior scientific, research, academic and executive level expertise with DED and ocular surface disease (“OSD”). Currently, he is a Principal and Chief Science Officer for immunEyze, a boutique contract research organization that performs preclinical and clinical research for OSD indications. Previously, he served for 26 years with Allergan, where he rose to Principal Scientist and Vice-President Inflammation Research and where his work included elucidating the pathophysiology of DED. He is extensively published in leading ocular journals.

Dr. Stern has authored over 100 publications, 300 abstracts and several book chapters. Additionally, along with Dr. Stephen Pflugfelder and Dr. Roger Beuerman, he published a book: Dry Eye and Ocular Surface Disorders (2004). He is a member of the Editorial Board of The Ocular Surface, and reviews papers for several professional journals. Dr. Stern has finished a term as Adjunct Associate Professor at Baylor College of Medicine (Houston, Texas) and is currently Co-Director of Ocular Immunology at IOBA (University of Valladolid, Valladolid, Spain). He is also a Visiting Professor of Ophthalmology at the University of Cologne (Germany). He has received the Diaz-Caneja Award and given the Award Lecture at the International Ocular Surface Society. Dr. Stern earned his BS at Purdue University, and an MS and Ph.D. in Physiology/Ophthalmology from Medical College of Wisconsin.

New Quantitative MMP-9 Test

On March 8, 2022, we announced that we had successfully developed what we believe to be the first-ever rapid quantitative tear test for MMP-9, an inflammatory biomarker for DED. Matrix metalloproteinase-9 (MMP-9), an inflammatory biomarker consistently elevated in the tears of dry eye patients, may accelerate early diagnosis when detected.

The central role of inflammation in OSD is widely recognized, but our ability to measure this in the clinic has been limited to the Quidel InflammaDry test, which measures tear matrix MMP-9 levels and provides a positive/negative result around a threshold of 40ng/ml of MMP-9. This “yes or no” report has clinical value, but it is limited. Currently available MMP-9 testing does not detect a reduction in tear MMP-9 levels until the concentration drops below 40ng/ml and thus may miss clinically significant improvement that did not reach that threshold.

The clinical benefits of our quantitative tear MMP-9 testing would be a significant advance in the ability to measure the degree of inflammation affecting dry eye patients, allowing for more objective classification of their disease. Equally important would be the ability to measure improvement in control of inflammation that is the goal of many of our therapies for OSD, including pharmaceuticals, thermal pulsation treatments and even light based therapies.

We are also in the process of developing additional bio-marker tests that will be done on the existing platform, without the constant need of the clinician to upgrade to a newer platform. The Lateral Flow test reader is software driven and can be programmed to interpret other biomarkers as they are clinically studied and FDA approved. The test uses 0.5 microliters of human tear fluid, that is applied to a disposable lateral flow cassette (one cassette per patient tested). The disposable single use cassette generates a substantial, reoccurring revenue stream for our eye business and our stakeholders.

Oncology

We acquired Sapphire in order to develop and commercialize a unique therapeutic approach designed to disrupt cancer growth and block metastatic spread. Prior to our acquisition of Sapphire, it acquired an exclusive license to the technology around SBI-183, an anti-metastatic compound developed by Dr. Douglas Lake at Mayo Clinic and Arizona State University to inhibit QSOX1. Dr. Douglas Lake is a co-founder of Sapphire.

Oncology Strategy

We continue to advance our mission of improving global cancer care through the development of novel therapeutics for controlling metastatic cancer spread, and diagnostics for early cancer detection, response to treatment, and for monitoring post-treatment recurrence. We aspire to be the leader in QSOX1-targeted metastatic cancer therapies, and have undertaken the development of a potent QSOX1 inhibitor to be used as a platform drug for a variety of indications.

We have been investigating the enzyme Quiescin Sulfhydryl Oxidase 1 (“QSOX1”), a master regulator of extracellular matrix remodeling, and its overexpression by tumor cells. QSOX1 is a tumor-derived enzyme that is important for cancer growth, invasion and metastasis. Overexpression of QSOX1 has been unambiguously linked to promoting tumor invasion and metastasis. One of the Company’s co-founders, Dr. Douglas Lake, has discovered that a small molecule SBI-183 inhibited the enzymatic activity of QSOX1, and as a result, suppressed tumor cell invasion in vitro and metastasis of breast tumor cells in vivo. Through our medicinal chemistry efforts, we synthesized multiple structural analogs of SBI-183 and unveiled SPX-1009 as a lead compound that demonstrated ten-fold improvement in suppressing invasion and metastasis in several cancer models.

Through our medicinal chemistry efforts, we have synthesized multiple structural analogs of SBI-183, and we unveiled SPX-1009 as a lead compound that demonstrated ten-fold improvement in suppressing invasion and metastasis in several cancer models.

We believe that our therapeutic drug development strategy targeting the metastatic spread is a unique, novel and pioneering approach to saving lives. Our near-term objective is to demonstrate the ability of our lead anti-QSOX1 drug candidates to suppress tumor growth and metastasis and to advance them into pre-clinical studies.

We believe that Sapphire is the first to discover the over-expression of QSOX1 as a biomarker for cancer in blood. We have filed a patent application claiming many discoveries related to QSOX1, including a rapid diagnostic test, which we have developed into a lateral flow device capable of measuring levels of QSOX1. Our equivalent of a liquid biopsy test is a non-invasive, rapid blood test that will measure QSOX1 over-expression. Liquid biopsy refers to the process of testing the blood for the presence of a disease biomarker. Most so-called “liquid biopsy” companies test blood for circulating tumor cells (“CTCs”) and DNA sequences. The disease biomarker we test for is an enzyme. We seek to prove that measuring QSOX1 over-expression, even before the tumor is formed, will enable detection of cancer at an earlier stage than liquid biopsy companies whose tests detect the CTC’s and DNA, usually after the tumor is formed and is shedding cells.

On January 13, 2020, Sapphire entered into an agreement with Skysong Innovations, LLC (“Skysong”) for an exclusive license to technology relating to SBI-183, an anti-metastatic compound suppressing tumor cell growth and blocking metastasis. As consideration for the license agreement, the Company agreed to grant Skysong (as licensing agent for Mayo Clinic Ventures and Arizona State University) 80,000 shares of Sapphire, which converted into 4,800,000 shares of Axim Biotechnologies, Inc., upon the merger.

Effective February 7, 2020, Sapphire entered into an Industry Sponsored Research Agreement (“SRA”) to test and confirm the inhibitory activity of SBI-183 and SBI-183 analogs, including those synthesized by the Company. The testing included cell-based in vitro assays, NMR binding studies and testing to determine if SBI-183 enhances the activity of cytotoxic drugs in vitro. Animal studies were also be conducted under the SRA. Specifically SBI-183 analogs will be evaluated in a mouse model of triple negative breast cancer using human tumor xenografts.

On August 11, 2020, Sapphire was awarded a $395,880 phase I Small Business Innovation Research (“SBIR”) grant by the National Cancer Institute (“NCI”). The 12-month grant supported the continued development of novel small molecules that inhibit the enzymatic activity of QSOX1 based on our lead compound SPX-1009.

Funded by the SBIR, we have made significant progress with the development of additional analogs of SPX-1009 and have synthesizing derivative compounds with improved anti-metastatic action. We have synthesized and screened more than 200 derivatives of SPX-1009, yielding a compound with significantly increased anti-metastatic inhibition. Recent medicinal chemistry efforts resulted in SPX-184 compound that showed much higher activity than SPX-1009 in 3D invasion assays with MDA-MB-231cell line (MD Anderson cancer line). SPX-184 is up to 50 times more potent than SPX-1009 and constitutes a unique composition. Since it is not an analyte of SPX-1009, SPX-184 is not covered under the license with Skysong Innovations.

We continue to advance our mission of developing novel therapeutics for controlling metastatic cancer spread, and diagnostics for early cancer detection, response to treatment, and for monitoring post-treatment recurrence. With Phase I of the SBIR now completed, we are preparing to file a Phase II, seeking $1 million in grant funding from the National Cancer Institute/National Institutes of Health to further develop SPX-184. In addition to seeking additional grant funding to further our cancer research and development program, our strategies include potential partnering with a pharmaceutical company active in cancer therapeutic and/or licensing the technology so that it can be commercialized.

Milestones 2020 to Date

On January 13, 2020, Sapphire entered into an agreement with Skysong for an exclusive license to technology relating to SBI-183, an anti-metastatic compound suppressing tumor cell growth and blocking metastasis.

On February 6, 2020, Sapphire signs an SRA with Arizona State University to conduct in vitro testing and in vivo pre-clinical animal studies re cancer inhibitory agents that will prevent metastases.

On March 18, 2020, we announced the acquisition of Sapphire.

On March 24, 2020, Sapphire announced the completion of in-vitro studies on the new compound, SPX-1009, proving ten-fold greater inhibition of tumor metastasis than parent compound SBI-183 following testing of over 80 analogs.

On March 27, 2020, Sapphire signed an agreement with TD2 to initiate animal studies to evaluate the efficacy of SPX-1009 as an anti-metastatic treatment and to measure levels of QSOX1 as a potential companion diagnostic test.

On July 15, 2020, we announced the development of a rapid diagnostic test measuring levels of functional neutralizing antibodies that are believed to prevent SARS-CoV-2 from entering the host cells. Unlike currently available serological COVID-19 tests that detect an antibody response to the virus, our rapid 10-minute test measures a specific subpopulation of antibodies to block binding of the virus to host cell receptors. While there are expensive, time consuming laboratory tests that measure neutralizing antibodies, our test differs in that it is a portable, low cost, rapid point-of-care test with results in 10 minutes. Status: Ongoing

On August 5, 2020, we announced the development, patent filing and EAU filing of NeuCovix-HT™, a high throughput (“HT”) patent-pending diagnostic test that measures levels of functional antibodies in plasma or serum that neutralize SARS-CoV-2, the virus that causes COVID-19. Unlike current serology tests for COVID-19 that qualitatively detect antibodies to the virus, NeuCovix-HT™ quantitatively measures functional antibodies that block binding of the virus to host cell receptors. Status: Ongoing

On August 11, 2020, Sapphire was awarded a $395,880 phase I SBIR grant by the NCI. The grant has supported the continued development of novel small molecules that inhibit the enzymatic activity of QSOX1 based on a lead compound. QSOX1 is a tumor-derived enzyme that is important for cancer growth, invasion and metastasis. Status: Ongoing.

On August 24, 2020, we signed an exclusive limited licensing, manufacturing and distribution agreement with Empowered Diagnostics LLC (“Empowered Diagnostics”) for high volume production of our rapid diagnostic test measuring levels of functional neutralizing antibodies that are believed to prevent SARS-CoV-2 from entering the host cells. Status: The agreement was since been terminated.

On September 16, 2020, we filed the EUA application with the FDA for measuring COVID-19 neutralizing antibodies in plasma and serum through its first-in-class rapid diagnostic test. Status: On January 2022, the FDA notified us that the priorities for testing had changed in favor of quantitative measurement of neutralizing antibodies. Accordingly, the Company’s EUA for the qualitative test would no longer be considered.

On September 22, 2020, we announced that the United States Patent and Trademark Office (“USPTO”) had issued the Company a new Notice of Allowance for a patent (Application No. 15/748,784) on anti-neoplastic compounds and methods targeting QSOX1, an enzyme important for tumor cell growth, invasion and metastasis.

On September 29, 2020, we announced that we had filed a provisional patent for a first-in-class face mask that captures and deactivates SARS-CoV-2, the coronavirus responsible for the ongoing COVID-19 pandemic.

On December 31, 2020, we announced that we had filed a provisional patent for a recombinant VBP for SARS-CoV-2, the coronavirus responsible for the current COVID-19 pandemic, and are now manufacturing the VBP. As a result, we no longer need to rely on outside protein supply to continue our research and can greatly cut down on our manufacturing costs.

On December 3, 2020, we announced the development and patent filing for an enzyme-linked immunosorbent assay (“ELISA”)-based diagnostic test for the detection of SARS‐CoV-2 neutralizing antibodies. Status: Ongoing

On February 3, 2021, we announced the initiation of clinical trials for ImmunoPass, our rapid point-of-care test that semi-quantitatively measures levels of neutralizing antibodies to COVID-19. Status: Completed

On March 8, 2021, we announced that we had successfully completed point-of-care clinical trials on our much awaited ImmunoPass rapid test that semi-quantitatively measures levels of COVID-19 neutralizing antibodies to help understand COVID-19 immunity, validate vaccine’s effectiveness and estimate how long the vaccine will be effective in patients.

On March 24, 2021, the Company, through Empowered Diagnostics, filed an EAU application with the FDA for measuring COVID-19 neutralizing antibodies in whole blood for a Point-of-Care rapid diagnostic test. Status: This relationship has been terminated.

On August 03, 2021, we announced that the Company has signed a Binding Term Sheet to acquire the technology for the testing of Dry Eye Disease (DED), including two FDA authorizations and approvals for the commercial sale of two ophthalmic diagnostic lab tests. The transaction closed on August 26, 2021.

On March 6, 2022, we announced that while the Company explores filing one or more EUA’s for point of care and/or at home use, it would begin to sell the ImmunoPass rapid test For Research Use Only (“RUO”) as it does not require FDA approval.

On March 8, 2022, we announced that we had successfully developed what we believe to be the first-ever rapid quantitative tear test for MMP-9, an inflammatory biomarker for Dry Eye Disease. Matrix metalloproteinase-9 (MMP-9), an inflammatory biomarker consistently elevated in the tears of dry eye patients, may accelerate early diagnosis when detected.

Anticipated Expenses

During the next twelve months we anticipate incurring costs related to: (i) filing Exchange Act reports, (ii) contractual obligations, (iii) clinical trials, (iv) continued research and development, and (v) inventory to launch sales of dye eye products.

INTELLECTUAL PROPERTY

OVERVIEW:

Category	Issued Patent	Provisional Patent Applications

QSOX-1	1	11
SARS-CoV-2		12
EYE Health		2
EIS Platform		5

I. QSOX1-RELATED INVENTIONS.

QSOX1 (Quiescin Sulfhydryl Oxidase 1) is an enzyme that is over-expressed in multiple tumor types. Genetically silencing QSOX1 in tumors slows their growth, migration, invasion and metastasis. Based on these findings, the inventors of the inventions described below tested libraries of chemical compounds for the ability to inhibit QSOX1. Several inhibitors of the QSOX1 enzyme were identified. Initially, SBI-183 was identified and animal studies confirmed its ability to suppress tumor growth. The inventors subsequently developed an entire library of analogs of the parent compound, SBI-183, detailed in several inventions below to identify compounds with greater inhibitory activity. These compounds have the potential to be developed into therapeutic treatments for metastasis and to be used in conjunction with other neoplastic treatments, such as chemotherapy.

Included in the group of QSOX1-related inventions below is the identification of a specific splice variant of QSOX1, identified as QSOX1-L, as a unique Biomarker for the detection of certain tumors overexpressing QSOX1. This biomarker formed the basis for the invention relating to a Rapid Diagnostic Test for certain cancers.

A. Anti-Neoplastic Compounds and Methods Targeting QSOX1

1. US Provisional Patent Application No. 62/218.732 filed on September 15, 2015

PCT Provisional Patent Application W02017048712A1

US Nonprovisional Application No. 15/748,784 filed on January 30, 2018

Patent US 10,894,034 B2 Issued January 19, 2021

Title: Anti-Neoplastic Compounds and Methods Targeting QSOX1

Assignee: Mayo Clinic/Arizona State University

Exclusive Licensee: Axim Biotechnologies, Inc.

Compounds and methods involving inhibition of the enzymatic activity of QSOX1. The compounds and methods can be used in treatment of neoplastic cells to suppress tumor growth and invasion in a variety of cancers, including but not limited to myeloma and cancers of the breast, kidney and pancreas. Claims include the compound SBI-183 as a neoplastic agent found to inhibit tumor growth, invasion and suppress metastasis of tumors by inactivating QSOX1.

a. Continuation US Patent Application 17/124/242 filed on December 16, 2020

Title: Anti-Neoplastic Compounds and Methods Targeting QSOX1

Assignee: Mayo Clinic/Arizona State University

Exclusive Licensee: Axim Biotechnologies, Inc.

Compounds and methods involving inhibition of the enzymatic activity of QSOX1. The compounds and methods can be used in treatment of neoplastic cells, for example, to suppress tumor growth and invasion in a variety of cancers, including but not limited to myeloma and cancers of the breast, kidney, and pancreas.

2. US Provisional Patent Application No. 62/916,065 filed on October 16, 2019

Title: Chemical Compounds that Inhibit QSOX1 for the Treatment of Cancer

Assignees: Arizona State University/Axim Biotechnologies, Inc.

Derivatives of the parent compound SBI-183 have been identified as inhibiting the enzymatic activity of QSOX1. These compounds can be used in treatment of neoplastic cells by suppressing tumor growth and invasion in a variety of cancers that overexpress QSOX1, including but not limited to myeloma and cancers of the breast, kidney and pancreas.

3. US Provisional Patent Application No. 62/916,067 filed October 16, 2019

Title: Anti-Neoplastic Compounds and Methods Targeting QSOX1

Assignees: Arizona State University/Axim Biotechnologies, Inc.

Exclusive Licensee: Axim Biotechnologies, Inc.

Compounds that are structurally distinguishable from the compound, SBI-183 are SPX-013 and SPX-014, and have been identified as inhibiting the enzymatic activity of QSOX1. The compounds and methods can be used in treatment of neoplastic cells by suppressing tumor growth and invasion in a variety of cancers, including but not limited to myeloma and cancers of the breast, kidney and pancreas.

4. US Provisional Patent Application No. 62/944/283 filed December 5, 2019

Title: Anti-Neoplastic Compounds and Methods Targeting QSOX1

Assignees: Arizona State University/Sapphire Biotech, Inc.

Exclusive Licensee: Axim Biotechnologies, Inc.

Compounds that are structurally distinguishable from the SBI-183 have been identified as inhibiting the enzymatic activity of QSOX1. One in particular, SPX-1009, also inhibits tumor cell growth, migration and invasion in vitro and metastasis in a mouse model of triple negative breast cancer. This invention concerns analogs of this lead compound SPX-1009. In in vitro testing, the lead compound SPX-1009 and its analogs have been found to be more potent and to have improved pharmacodynamics in mouse models of cancer.

5. US Provisional Patent Application No. 62959752 filed January 10, 2020

Title: Anti-Neoplastic Compounds and Methods Targeting QSOX1 and Inhibiting Cellular Responses to MET Receptor.

Assignee: Axim Biotechnologies, Inc.

Compounds and methods involving inhibition of the enzymatic activity of QSOX1 and methods of inhibiting cellular responses to the MET receptor signaling are disclosed which include administering any one or more compounds or pharmaceutical compositions. The compounds and methods can be used in treatment of neoplastic cells, for example, to suppress tumor growth and invasion in a variety of cancers, including but not limited to myeloma and cancers of the breast, kidney and pancreas. The uniqueness of the invention relates to the combined inhibition of QSOX1 and cellular responses to the MET receptor signaling.

B. Unique Biomarker QSOX1-L Identified and Rapid Diagnostic for Various Cancers

1. US Provisional Patent Application No. 62/829,556 filed April 4, 2019;

Utility Patent Application No. 16/841,521 filed April 6, 2020

International Patent Application No. PCT/US2020/026936 filed April 6, 2020

Title: Systems and Methods for Rapid Diagnostic for Various Cancers

Assignee: Axim Biotechnologies, Inc.

QSOX1-L, a splice variant of QSOX1, has been identified as a novel biomarker of bladder cancer and possibly other cancers in serum. Proprietary antibodies have been generated that selectively detect only this variant and not others. QSOX1-L has been used to develop a rapid and cost-effective diagnostic test for bladder and possibly other urologic cancers from urine.

C. Unique Compound SPX-184 Invented and Methods for Neoplastic Cell Growth Inhibition of Tumors and Cancers

2. US Provisional Patent Application No. 63/280,553 filed November 17, 2021

Title: Compositions, Compounds, and Methods for Neoplastic Cell Growth Inhibition of

Tumors and Cancers

Assignee: Axim Biotechnologies, Inc.

The present invention generally relates to compositions, compounds and methods for the treatment of various tumors or cancer and cell growth inhibition utilizing SPX-184.

II. SARS-CoV-2-RELATED INVENTIONS

A. Rapid Diagnostic Test to Measure Levels of Neutralizing Antibodies to SARS-CoV2

1. US Provisional Application No. 63/023,646 filed May 12, 2020

Title: Convalescent Plasma Testing and Treatment

Assignee: Axim Biotechnologies, Inc. (Axim) and Arizona State University (ASU)

Exclusive Licensee: Axim Biotechnologies, Inc. (ASU’s Interest) Exclusive Licensee: Empowered Diagnostics, Inc. (Axim’s Interest). License terminated March 4, 2022.

The invention refers to a Rapid Test to measure levels of Neutralizing Antibodies to SARS-CoV2. Unlike currently available serological COVID-19 tests that detect an antibody response to the virus, the rapid 10-minute test measures a specific subpopulation of antibodies that block binding of the virus to host cell receptors. In contrast to current tests using live viruses which are time-consuming, expensive and require trained personnel in a tightly controlled laboratory setting to measure neutralizing antibodies, the rapid test is a portable, low cost, rapid point- of-care test that measures levels of neutralizing antibodies in 10 minutes.

2. US Provisional Application No. 63/144,454 Filed February 1, 2021; US Provisional Application

No. 63/152,774 Filed February 23, 2021.

Title: Rapid LFA Diagnostic Test to Measure Levels of Neutralizing Antibodies to SARS- CoV-2 from Whole Blood

Assignee: Axim Biotechnologies, Inc.

Exclusive Licensee: Empowered Diagnostics, Inc. License terminated March 4, 2022.

The invention methods and test kits can be used with any sample in which the presence, absence and/or quantity of neutralizing antibodies (Nabs) to SARS-CoV-2 is desired to be determined, such as for example, serum, plasma, whole blood, saliva, mucous, and other biological fluids. In a particular embodiment, the invention methods and/or kits are used with whole blood.

All provisionals referenced in 1. and 2. above relating to the LFA Diagnostic Test were the subject of a conversion into an International Patent Application No. PCT/US2021/032106.

3. US Provisional Patent Application No. 63/252,908

Filing Date: October 6, 2021

Title: Development of the Engender SAR-Cov2 Recombinant Protein Variants

Assignee: Axim Biotechnologies, Inc.

The invention differentiates between antibodies that bind to the virus but do not neutralize and those that do bind and neutralize the virus. COVID-19 vaccines do not induce high levels of neutralizing antibodies in all recipients AXIM’s second generation test provides users with a test that shows if they responded to their COVID-19 vaccine and a semi-quantitative analysis of their neutralizing antibody levels in a single test.

4. US Provisional Patent Application No. 63/275,856

Filing Date: November 4, 2021

Title: Tests For Detection of Neutralizing And Non-Neutralizing Antibodies and Related Methods.

The invention relates to the detection of the percent neutralizing to non-neutralizing antibodies in a single test. Totality of non-Nab provides information on the presence of general innate immune response Nab test determines serum neutralizing activity. Ratio Nab/Non-Nab provides percent of protective Abs.

5. Continuation-in-Part 17/590,353 filed on February 1, 2022 to US Provisional Application 17/319,08 filed on May 12, 2021

Title: Assay for Neutralizing Antibody Testing and Treatment

Assignee: Axim Biotechnologies, Inc.

The invention diagnostic test is intended for semi-quantitative measurement of neutralizing antibodies in plasma, serum or whole blood of persons who have had recent or prior infection with SARS-CoV2 or have received a COVID-19 vaccine.

B. AlphaLisa Assay for High Throughput Detection of Neutralizing Antibodies to SARS-CoV2

1. US Provisional Application No. 63/060,635 filed August 3, 2020; US Provisional Application No. 63/061,112 filed August 4, 2020

Title: NeuCovix-HT AlphaLisa assay for high throughput detection of Neutralizing Antibodies to SARS-CoV-2

Assignee: Axim Biotechnologies, Inc. and Arizona State University (ASU)

Exclusive Licensee: Axim Biotechnologies, Inc. (ASU’s Interest)

The invention refers to an AlphaLisa assay for high throughput (HT) detection of Neutralizing antibodies to SARS-CoV-2. Included in the claims is the HT diagnostic test that measures levels of functional antibodies in plasma or serum that neutralize SARS- CoV-2, the virus that causes COVID19. Unlike current serology tests for COVID 19 that qualitatively detect antibodies to the virus, the HT test quantitatively measures functional antibodies that block binding of the virus to host cell receptors.

All provisionals relating to the AlphaLisa Assay have been abandoned due to the Company’s decision that commercialization of this technology is not viable.

C. Direct Competitive ELISA for the Detection of SARS-Cov2 Neutralizing Antibodies

1. US Provisional Application No. 63/152,807 filed February 23, 2021

Title: Direct Competitive ELISA for the Detection of SARS-CoV2 Neutralizing Antibodies

Assignee: Axim Biotechnologies, Inc.

The invention relates to a method for rapid detection of SARS-CoV2 Neutralizing Antibodies in one of the following test samples: human or animal serum, plasma, saliva, tear, sweat, exhaled breath condensate. The test sample is mixed with an ACE2 label detection reagent. The sample mixture is incubated, and the quantity of ACE2 label detection reagent bound to the RBD molecules indicates the quantity of SARs-Co2 Neutralizing Antibodies.

The provisional relating to the ELISA technology has been abandoned due to the Company’s decision that commercialization of this technology is not viable.

D. ACE2 Variants

1. US Provisional Application No. 63/081,811 filed September 22, 2020

Title: Super-ACE2 Variants

Assignee: Axim Biotechnologies, Inc.

The invention relates to a new variant recombinant protein of ACE2 identified as ACE2-614-Fc (“Super ACE2”), that is more potent and has a longer shelf life and is more stable than wild type ACE2. Super ACE2 variant can be used in a variety of ways as follows:

a.Development of competitive assays for neutralizing antibodies that disrupt RBD- ACE2 interaction.

b.Direct assays for virus spike antigens. Super ACE2 acts as a very specific antibody to capture Spike proteins through the RBD domain.

c.Cardio-vascular, blood-pressure and related disorders therapeutic and diagnostic.

d.Anything related to the virus capture such as (i) Mask treatments, (ii) Aerosols, (iii) Sprays and drops, (iv) Ointment and dermal applications, (v) Surfaces

E. Facemask Having Enhanced Infectious Agent Capturing and Related Methods

1. US Provisional Application No. 63/066,104 filed August 14, 2020;

US Provisional Application No. 63/084,407 filed September 28, 2020

Title: Facemask Having Enhanced Infectious Agent Capturing and Related Methods

Assignee: Axim Biotechnologies, Inc.

The invention is a facemask with a filtration material and an infectious agent capture-moiety. Infectious agent capture-moiety refers to any compound or biomolecule that can bind to any infectious agent. The filtration material acts as a scaffold to either directly block or impede the flow-through of the infectious agent or to support the infectious agent capture moiety. The infectious agent capture-moiety then functions to directly block or impede the flow-through of an infectious agent. The infectious agent-capture moiety can aerosolized and sprayed or applied onto pre-treated filtration material and can be specific to capture infectious agents, such as SARS-CoV-2. In such embodiments, the facemasks is capable of providing enhanced protection for the user and to others from SARS-CoV2.

III. TECHNOLOGY PLATFORM-RELATED INVENTIONS

A. Electrical Capacitance/Impedance Spectroscopy

1. Title: Imaginary Impedance Approach and Signal Decoupling Algorithm for Multi-Marker Detection Using Electrochemical Impedance Spectroscopy.

U.S. Patent Application Serial No.: 16/495,682 Filed: March 20, 2018

Exclusive License of Advanced Tear Diagnostics, LLC’s (ATD) Interest: Axim Biotechnologies

Co-owned by Arizona State University.

Methods for detecting one or more analytes in a sample utilizing Electrochemical Impedance Spectroscopy (EIS) measurement. In one method, analyte detection includes comparing an imaginary impedance measurement to a calibration curve of concentrations for each target analyte. The calibration curve of concentrations for each target analyte is established at an optimal frequency. In another method, a signal decoupling algorithm is utilized for detection of more than one analyte on an electrode.

2. Title: Electrochemical Osmolarity or Osmolality Sensor for Clinical Assessment.

U.S. Provisional Patent Application Serial No.: 62/455,913. Filed: February 7, 2017 PCT: W02018 148236

Exclusive Licensee of ATD’s Interest: Axim Biotechnologies, Inc.

Co-owned by Arizona State University

Osmolality and osmolality sensors and methods utilizing electrochemical impedance to detect changes in impedance to varying salinity concentrations. By way of example, the impedance reported at the specified frequency varies logarithmically with the concentration of sodium chloride subject to the sensor surface. Measurements obtained by the sensors and methods herein are utilized, for example, to differentiate between the clinical stages of dry eye disease (290- 316 mOsm/L) to complement the current diagnostic procedures. Blood serum, urinalysis, and saliva also may be tested and the corresponding osmolarity or osmolality level evaluated for indications of a disease or condition.

3. Title: Point of Care Apparatus and Methods for Analyte Detection Using Electrochemical Impedance Spectroscopy.

U.S. Provisional Patent Application: US2021/011778171. PCT/US 2018 03760. Filed: May 4, 2018

Exclusive Licensee of ATD’s Interest: Axim Biotechnologies, Inc.

Co-owned by Arizona State University

The presence of analytes can be detected in the bodily fluid using Electrochemical Impedance Spectroscopy (“EIS”) or Electrochemical Capacitance Spectroscopy (“ECS”) in devices, such as handheld point-of-care devices. The devices, as well as systems and methods, utilize using EIS or EIS in combination with an antibody or other target-capturing molecule on a working electrode. Imaginary impedance or phase shift, as well as background subtraction, also may be utilized.

4. Title: Point of Care Apparatus and Methods for Detecting Cancer Using Electrochemical Impedance or Capacitance Spectroscopy.

U.S. Provisional rPatent Application Serial No.: 16/119,989 Filed: August 3, 2018

Exclusive Licensee: Axim Biotechnologies, Inc.

The presence of cancer biomarkers or other analytes can be detected in the bodily fluid using EIS or ECS in devices, such as handheld point-of-care devices. The devices, as well as systems and methods, utilize using EIS or ECS in combination with an antibody or other target-capturing molecule on a working electrode. Imaginary impedance or phase shift, as well as background subtraction, also may be utilized.

5. Title: Point of Care Apparatus and Methods for Detecting Cancer Using Electrochemical Impedance or Capacitance Spectroscopy.

U.S. Patent Application Continuation-in-Part. Serial No.: 16/121,474 Filed: September 4, 2018

Exclusive Licensee: Axim Biotechnologies, Inc.

This disclosure is related to detection tools, diagnostics and related methods involving the use of an electrochemical sensor in conjunction with electrochemical impedance spectroscopy or electrochemical capacitance spectroscopy, and more particularly to using such tools to detect cancer via biomarkers contained in bodily fluids using such detection tools, diagnostics, and related methods. Many different analyte detection devices and systems exist. However, those that can be practically applied in a clinical, point of care or other setting requiring accuracy and reliability are fairly limited and tend to be complex and expensive.

IV. EYE HEALTH

1. Title: TEAR SAMPLE COLLECTORS, SYSTEMS AND METHODS

U.S. Provisional Patent Application No. 63/307,987 filed February 8, 2022.

Exclusive Assignee: Axim Biotechnologies, Inc.

Tear fluid analysis contributes to the greater understanding of various ocular and systemic diseases and obtaining adequate samples for tear analysis requires effective collection methods. Most tear sample collectors on the market use capillary designs as tear sample collectors. These designs are intimidating to the patient when a sharp looking object is approaching the eye, are rather difficult to use by untrained personnel and are expensive to manufacture. Quidel InflammaDry is using a wick type tear sample collector that does not have any fill-up indicator and is rather intricate to produce on mass scale. Other prototype sample collectors employ Q-tip designs, filter paper strips (Schirmer’s test) are imprecise, some are difficult to produce en masse. Here we introduce a laminated and looped tear sample collectors that addresses the above problems and that are: 1) Cost-effective to produce on mass scale 2) Features a fill-up indicator (in case of laminated version) 3) Easy to use, and 4) Soft and non-intimidating to user and patient.

2. Title: TESTS FOR HUMAN MONOMERIC LACRITIN

US Patent Application No. 63/301,437 Filed January 20, 2022

Exclusive Licensee: AXIM Biotechnologies, Inc.

The invention relates to a Rapid Point of Care test for Human Monomeric Lacritin. Lacritin is a tear protein that, in its monomeric form, autonomously promotes tearing and ocular surface survival. Lacritin is the only identified growth-like factor decreased in tears from patients with ocular surface inflammation resulting from blepharitis, and it is downregulated in contact lens-related dry eye. This provisional describes six different lateral flow assay designs for the detection of monomeric lacritin from human tears to diagnose blepharitis, Sjögren’s syndrome, Dry Eye Disease and other inflammatory conditions or as a companion diagnostics at point of care settings.

V. TRADEMARKS

We have two trademarks registered with the United States Patent and Trademark Office: Axim (Registration Date: May 19, 2015); and A Axim Biotech (Registration Date: May 31, 2016).

Market, Customers and Distribution Methods

Our focus is on the development of innovative pharmaceutical and diagnostic products. We plan to be an active player in the field of biosciences with our extensive R&D and pipeline of innovative products. Currently, our eye business focuses exclusively on ophthalmology and optometry, in the United States, where there are 37,000 optometrists and 19,000 ophthalmologists performing approximately 400,000 medical (dilated) eye exams per day.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products.

We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we or our collaborators may develop based on the use of our technologies.

While we believe that the potential advantages of our new technologies will enable us to compete effectively against other providers of technology for Covid-19 NAb product development and manufacturing, many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through arrangements with large and established companies, and this may reduce the value of our technologies. In addition, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

The barrier for entrance into the dry eye space is difficult and requires extensive clinical studies, large capital expense and FDA 510k approval. This process alone can take several years and substantial investment, with no certainty that the product will receive FDA 510k approval. It is estimated that as of 2021, the total Company funding necessary to develop a Class II 510k cleared medical device is approximately $30 million. The development and engineering costs comprise approximately $2-5 million of this total. There are many factors that influence these costs, including the need for clinical studies, regulatory pathway and technology complexity.

We believe that we are well situated in the Eye Health sector with two 510(k) cleared tests. Additionally, the preferred clinical analysis is quantitative, giving us an advantage over the competition. Since our reader can interpret many different analytes other than Lf and IgE, it also opens the possibility of additional quantitative test development.

Source and Availability of Raw Materials

There are a limited number of suppliers for raw materials that we use to manufacture our products and product candidates and there may be a need to assess alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for clinical trials, and if approved, ultimately for commercial sale. We do not have any control over the process or timing of the acquisition of these raw materials by us.

We currently manufacture the majority of our preclinical and Covid-19 testing materials in-house, and use contract manufacturers for the manufacture of some of our product candidates. We may or may not manufacture the products we develop, if any. Our internal manufacturing and contract manufacturers are subject to extensive governmental regulation.

In the dye eye segment, we either make our reagents or they are sourced from select suppliers. We use contract manufacturers for the manufacture of our assays and readers.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products.

We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we or our collaborators may develop based on the use of our technologies.

While we believe that the potential advantages of our new technologies will enable us to compete effectively against other providers of technology for Covid-19 NAb product development and manufacturing, many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through arrangements with large and established companies, and this may reduce the value of our technologies. In addition, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

The barrier for entrance into the dry eye space is difficult and requires extensive clinical studies, large capital expense and FDA 510k approval. This process alone can take several years and substantial investment, with no certainty that the product will receive FDA 510k approval. It is estimated that as of 2021, the total Company funding necessary to develop a Class II 510k cleared medical device is approximately $30 million. The development and engineering costs comprise approximately $2-5 million of this total. There are many factors that influence these costs, including the need for clinical studies, regulatory pathway and technology complexity.

We believe that we are well situated in the Eye Health sector with two 510(k) cleared tests. Additionally, the preferred clinical analysis is quantitative, giving us an advantage over the competition. Since our reader can interpret many different analytes other than Lf and IgE, it also opens the possibility of additional quantitative test development.

Government Regulation

Government authorities in the U.S. (including federal, state and local authorities) and in other countries extensively regulate, among other things, the manufacturing, research and clinical development, marketing, labeling and packaging, storage, distribution, post-approval monitoring and reporting, advertising and promotion, export and import of pharmaceutical products, such as those we are developing. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Moreover, failure to comply with applicable regulatory requirements may result in, among other things, warning letters, clinical holds, civil or criminal penalties, recall or seizure of products, injunction, disbarment, partial or total suspension of production or withdrawal of the product from the market. Any agency or judicial enforcement action could have a material adverse effect on us.

Many, if not all of our customers, are covered entities under the Health Insurance Portability and Accountability Act of August 1996 or HIPAA. As part of the operation of our business, we provide reimbursement assistance to certain of our customers and as a result we act in the capacity of a business associate with respect to any patient-identifiable medical information, or PHI, we receive in connection with these services. We and our customers must comply with a variety of requirements related to the handling of patient information, including laws and regulations protecting the privacy, confidentiality and security of PHI. The provisions of HIPAA require our customers to have business associate agreements with us under which we are required to appropriately safeguard the PHI we create or receive on their behalf. Further, we and our customers are required to comply with HIPAA security regulations that require us and them to implement certain administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of electronic PHI, or EPHI. We are required by regulation and contract to protect the security of EPHI that we create, receive, maintain or transmit for our customers consistent with these regulations. To comply with our regulatory and contractual obligations, we may have to reorganize processes and invest in new technologies. We also are required to train personnel regarding HIPAA requirements. If we, or any of our employees or consultants, are unable to maintain the privacy, confidentiality and security of the PHI that is entrusted to us, we and/or our customers could be subject to civil and criminal fines and sanctions and we could be found to have breached our contracts with our customers. Under the Health Information Technology for Economic and Clinical Health Act, or HITECH Act, and recent omnibus revisions to the HIPAA regulations, we are directly subject to HIPAA’s criminal and civil penalties for breaches of our privacy and security obligations and are required to comply with security breach notification requirements. The direct applicability of the HIPAA privacy and security provisions and compliance with the notification requirements requires us to incur additional costs and may restrict our business operations.

U.S. Government Regulations

Government authorities in the United States and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing of our product, which is a medical device. In the United States, the FDA regulates medical devices under the Federal Food, Drug, and Cosmetic Act and implementing regulations. Failure to comply with the applicable FDA requirements, both before and after approval, may subject us to administrative and judicial sanctions, such as a delay in approving or refusal by the FDA to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, administrative fines or criminal prosecution.

Unless exempted by regulation, medical devices may not be commercially distributed in the United States until they have been cleared or approved by the FDA. Medical devices are classified into one of the three classes, Class I, II or III, on the basis of the controls necessary to reasonably assure their safety and effectiveness. Class II devices, which our two test for lactoferrin and IgE are classified are subject to general controls, such as labeling, pre-market notification and adherence to good manufacturing practices. Laboratories or sites that perform our tests need to have a CLIA certificate, be inspected, and must meet the CLIA quality standards.

After a device receives 510(k) clearance, any modification to the device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, would require a new 510(k) clearance or an approval of a Premarket Approval, or PMA. A PMA is the FDA process of scientific or regulatory review to evaluate the safety and effectiveness of Class III medical devices which are those devices which support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. Although the FDA requires the manufacturer to make the initial determination regarding the effect of a modification to the device that is subject to 510(k) clearance, the FDA can review the manufacturer’s determination at any time and require the manufacturer to seek another 510(k) clearance or an approval of a PMA.

CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of in vitro diagnostic tests: (1) waiver; (2) moderately complex; and (3) highly complex. The standards applicable to a clinical laboratory depend on the level of diagnostic tests it performs. A CLIA waiver is available to clinical laboratory test systems if they meet certain requirements established by the statute. Waived tests are simple laboratory examinations and procedures employing methodologies that are so simple and accurate as to render the likelihood of erroneous results negligible or to pose no reasonable risk of harm to patients if the examinations or procedures are performed incorrectly. These tests are waived from regulatory oversight of the user other than the requirement to follow the manufacturer’s labeling and directions for use. We intend to file a waiver application with the FDA for the Axim Eye System.

Regardless of whether a medical device requires FDA clearance or approval, a number of other FDA requirements apply to the device, its manufacturer and those who distribute it. Device manufacturers must be registered and their products listed with the FDA, and certain adverse events and product malfunctions must be reported to the FDA. The FDA also regulates the product labeling, promotion and, in some cases, advertising of medical devices. In addition, manufacturers and their suppliers must comply with the FDA’s quality system regulation which establishes extensive requirements for quality and manufacturing procedures. Thus, suppliers, manufacturers and distributors must continue to spend time, money and effort to maintain compliance, and failure to comply can lead to enforcement action. The FDA periodically inspects facilities to ascertain compliance with these and other requirements.

Environmental Matters

No significant pollution or other types of hazardous emission result from our current operations, and we do not anticipate that our operations will be materially affected by federal, state or local provisions concerning environmental controls. Our costs of complying with environmental, health and safety requirements have not been material. Furthermore, compliance with federal, state and local requirements regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, have not had, nor are they expected to have, any material effect on the capital expenditures, earnings or competitive position of the Company. However, we will continue to monitor emerging developments in this area.

Employees

As of July 19, 2022, we had six full-time employees and three part-time employees. We also allow and utilize the services of independent contractors. We will be considering the conversion of some of our part-time employees to full-time positions. Management believes that we have a good relationship with our employees.

Properties

North American Address:

6191 Cornerstone CT E. Suite 114

San Diego, CA 92121

Company Website

We maintain a corporate Internet website at: www.aximbiotech.com. The contents of our website are not incorporated in or otherwise to be regarded as part of this prospectus.

We file reports with the Securities and Exchange Commission (“SEC”), which are available on our website free of charge. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, “Section 16” filings on Form 3, Form 4, and Form 5, and other related filings, each of which is provided on our website as soon as reasonably practical after we electronically file such materials with or furnish them to the SEC. In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company.

Legal Proceedings

We are subject to litigation, claims, investigations and audits arising from time to time in the ordinary course of our business. However, at this time, we are not aware on any material pending, threatened or unasserted claims.

MANAGEMENT

Directors and Executive Officers of AXIM

Our executive officers, key employees and directors are listed in the below table. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs. There are no arrangements or understandings between any director and any other person pursuant to which any director or executive officer was or is to be selected as a director or executive officer, as applicable. There currently are no legal proceedings, and during the past ten years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.

NAME	AGE	POSITION
John W. Huemoeller II	66	Chief Executive Officer, President
Catalina Valencia	73	Chief Executive Officer, Sapphire Biotech, Inc.
Robert Malasek	53	Chief Financial Officer, Secretary
Joseph Tauber, MD	65	Chief Medical Officer
Timothy R. Scott, PhD	69	Director
Robert Cunningham	74	Director
Blake N. Schroeder	46	Director
Peter O’Rourke	49	Director

The background of our executive officers, key employees and directors is as follows:

John W. Huemoeller II - Chief Executive Officer, President

Mr. Huemoeller was appointed as the Company’s Chief Executive Officer on January 2, 2019 and as a director on our Board of Directors since May 18, 2017. Mr. Huemoeller has over 30 years’ experience in financial markets and publicly traded companies including investment banking, corporate finance, executive management, sales and marketing, mergers and acquisitions, leveraged buyouts and private placements of securities. Since April 2015 to the present, Mr. Huemoeller has been the chief executive officer and president of Air Water Earth Inc. From March 2013 to January 2016, he was chairman, Chief Executive Officer and Chief Financial Officer of Propell Technologies Group Inc. From April 2012 to March 2013, Mr. Huemoeller served as the president of Joshua Tree Capital Inc. Mr. Huemoeller has held Series 3, 7, 24, 63 and 79 Securities Licenses, was registered with various state insurance boards, the Chicago Board of Trade as a commodities broker, and worked for various broker-dealers throughout his career including Smith Barney, Drexel Burnham, Prudential Securities, and Paine Webber. Mr. Huemoeller is co-author of U.S. Patent #5,855,005.

Robert Malasek - Chief Financial Officer, Secretary

Mr. Malasek has served as the Company’s Chief Financial Officer since June 29, 2016. Mr. Malasek’s experience includes serving as the Assistant Controller for Starwood Hotel & Resorts Worldwide, Inc., Controller for Pacific Crest Equity Partners (a private equity company), and Chief Financial Officer for NatureWell, Inc. From 2011 to 2015, Robert served as the Chief Financial Officer, Secretary, Treasurer and a Director of Liberty Coal Energy Corp. Since 2015, Robert has served as the Chief Financial Officer of Cannalink, Inc. Robert received his Bachelor of Science in Accountancy from San Diego State University.

Joseph Tauber, MD – Chief Medical Officer

 Mr. Tauber has served as the Company’s Chief Medical Officer since September 21, 2021. Dr. Tauber is the founder and CEO of Tauber Eye Center, a practice focused on corneal disease, uveitis and ocular immunology and complex corneal surgical procedures as well as Medical Director of Saving Sight, the US’ third largest eye bank.

Dr. Tauber has been centrally involved in virtually every significant dry eye development project during the past 25 years. He has served as a Principal Investigator in over 140 multicenter clinical trials including those that led to the approval of all four medications currently approved by the FDA for the treatment of dry eye – Restasis, Xiidra, Cequa and Eyesuvis. He has been avidly involved in research for nearly three decades, and a principal investigator in over 140 research studies across a broad range of eye conditions, including high-risk corneal transplantation, inflammation and allergic eye diseases, corneal infectious diseases and numerous ocular surface conditions.

Dr. Tauber received his doctorate from Harvard Medical School, residency training in internal medicine at Beth Israel Hospital and in ophthalmology at Tufts-New England Medical Center, and fellowship training in Ocular Immunology and in Corneal Diseases and Surgery at the Massachusetts Eye & Ear Infirmary, all in Boston, Massachusetts.

Dr. Tauber has also written eight book chapters and over 80 peer-reviewed articles in the fields of ocular surface and immunologic disease for prestigious medical journals as Ophthalmology, Investigative Ophthalmology and Visual Science, Journal of Cataract and Refractive Surgery and Cornea. He has been awarded the Heed Ophthalmic Foundation Fellowship Award and a National Eye Institute Individual NRSA Award.

Timothy R. Scott, PhD - Director

Dr. Scott has served as a director on our Board of Directors since May 18, 2017, and has also served on the Board of Directors of Medical Marijuana, Inc. from March 2015 to the present. From September 2001 to May 2008, Dr. Scott served on the board of directors of Naturewell, Incorporated, a publicly traded company engaged in the nutraceutical and homeopathic drug business. From 1998 to 2000, Dr. Scott served as a member of the board of directors of ICH Corporation, an American Stock Exchange listed company, which owned 265 fast food and family dining restaurants having approximately $265 million in revenues and 7,800 employees, and as a member of ICH’s compensation committee. Dr. Scott has served as chairman of the board of directors, president and senior pastor of a 2,500-member church located in San Diego, California from 1992 to the present. He also has served as chairman and president of Project Reach World, Inc., a 501(c)(3) charitable organization from 1995 to the present. He received his Ph.D. in Theology from Christian University in 1981 and served as a Professor of Philosophy and Religion at Pacific International College from 1981 to 1985.

Robert Cunningham - Director

Robert “Bob” Cunningham has served as a director on our Board of Directors since May 18, 2017. Mr. Cunningham has over 40 years of executive management experience in financial services and venture capital. From August 2011 to the present, he serves as the Chief Executive Officer of Preferred Dealer Programs LLC, a venture funded firm developing electronic payment technologies for banks. Prior to joining PDP, from January 1985 to December 2006, he was the founding partner in Placer Financial Group, a nationwide mortgage and real estate development company. Mr. Cunningham also served as Trustee for the U.S. Department of Justice, and as a member of the board for numerous firms, including Allied Commercial Corporation, Vermillion Development, Pacific Building Industries Corporation and Bond HD Hospitality Group. From March 2015 to the present, Mr. Cunningham has served on the board of directors of Medical Marijuana, Inc.

Peter O’Rourke – Director

Mr. O’Rourke has served as a director on our Board of Directors since July 21, 2020. Mr. O’Rourke’s background includes holding leadership roles in management consulting, private equity, aerospace and operations companies. Mr. O’Rourke’s experience includes leadership in sales, marketing, operations, finance and performance improvement. In 2018, Mr. O’Rourke was appointed Acting Secretary of the U.S. Department of Veterans Affairs after serving as the Chief of Staff and Executive Director for the Office of Accountability and Whistleblower Protection. Before joining the Department of Veterans Affairs, Mr. O’Rourke honorably served as a U.S. Navy enlisted Airman and an Air Force Officer and Logistician. Mr. O’Rourke received a Bachelor of Arts in Political Science from the University of Tennessee in Knoxville as well as a Master of Science in Logistics and Supply Chain Management from the United States Air Force’s Institute of Technology.

Blake N. Schroeder

Mr. Schroeder has served as a director on our Board of Directors since January 6, 2022. Mr. Schroder began his career with a commercial litigation law firm in Salt Lake City, Utah. Beginning in 2008, Schroeder focused on the sale and marketing of natural products and opening international marketplaces to those products. From 2008 to 2014 Mr. Schroeder has served in various capacities at MonaVie, LLC developing international business plans and growing international businesses. From August 2014 to February 2016, Mr. Schroeder served as the Chief Operating Officer of Forevergreen International, where he was responsible for global operation and sales of the multinational organization, including oversight of a global supply chain. From 2021 to the present, Mr. Schroeder has served as the Chief Executive Officer and Chairman of the Board of Medical Marijuana, Inc. From 2016 to the present, Mr. Schroeder serves as the chief executive officer of Kannaway USA, LLC, a wholly owned subsidiary of Medical Marijuana, Inc. Medical Marijuana, Inc. is one of the Company’s largest shareholders holding approximately 16.4% of the Company’s common stock, as of January 10, 2022. Mr. Schroeder holds a B.S. in Finance from Utah State University and a law degree from Syracuse University College of Law.

Officers of Sapphire Biotech, Inc.

Catalina Valencia, J.D

Chief Executive Officer and Co-Founder - Sapphire Biotech, Inc.

Catalina specialized in leading enterprises to success through the strategic development of businesses and products. Her career focus has been on start-ups and small businesses in the biotech industry starting with Genentech. Early in her legal career, Catalina joined the Rio de Janeiro office of Cleary, Gottlieb, Steen & Hamilton as an Associate Attorney where she represented American companies seeking to enter into joint ventures with Brazilian enterprises. In the Bay Area, she was recruited by Itel, a Wall Street success story that declared a historic bankruptcy due to its size just one year after she joined the company. She successfully completed the disposition of over $1 Billion in executory contracts, enabling the company to emerge from bankruptcy. Subsequently, Catalina was recruited by Genentech, Inc., the premier biotech pioneer, during the company’s early start-up phase. Catalina’s accomplishments included structuring ventures which formed the basis for Genentech’s international expansion. Catalina has been the co-founder of several companies, most recently Sapphire Biotech, all with a mission to develop pioneering scientific technologies with life-saving potential. Catalina graduated Magna Cum Laude, Highest Department Honors, with a B.A. degree from UCLA and received her J.D. Degree from the University of California, Berkeley School of Law. Her scholastic achievements include an Alumni Scholarship to UCLA, Fellowship to Berkeley Law School, Teaching Fellowship to Stanford Law School and Fulbright Fellowship to Brazil.

Dr. Sergei A. Svarovsky, Ph.D, MBA

Chief Scientific Officer and Co-Founder - Sapphire Biotech, Inc.

Dr. Svarovsky is the scientific founder of Sapphire. He brings to the Company a breadth of experience and expertise from his academic, government and industry careers in the fields of medicinal chemistry and medical diagnostics. He has authored over 25 peer reviewed publications, reviews and book chapters, contributed to at least 20 international and U.S. patents and participated in over 50 international symposia. Some of his patents has been licensed by Pfizer, BioRad, among others. He serves on Editorial Boards of several international journals in the fields of chemistry, medical technology and nanotechnology and is a reviewer for a number of national and international funding organizations including National Science Foundation, National Institutes of Health, Israeli Science Foundation, and Georgian Science Foundations. Dr. Svarovsky obtained a PhD in Physical Organic Chemistry and MBA in Finance from University of West Virginia in 2000. Prior to entering the biopharma industry, Dr. Svarovsky served as a Postdoctoral Fellow at the Laboratory of Medicinal Chemistry at the National Cancer Institute. In 2006 he became an Associate Professor at the Biodesign Institute at Arizona State University where he met with another co-founder of Sapphire, Dr. Douglas Lake. Dr. Svarovsky joins Axim Biotechnologies, Inc. in the role of Chief Scientific Officer with a mission to develop novel therapeutics modalities and diagnostics for the treatment and detection of cancer.

Dr. Douglas Lake, Ph.D

Chief Clinical Officer - Sapphire Biotech, Inc.

Dr. Douglas Lake is a tumor immunologist who has been at ASU since 2006. Previously, he was at the University of Arizona Cancer Center where he studied anti-tumor T cells and tumor-associated peptides as immunotherapy targets. Currently, he is investigating an enzyme called QSOX1 that is over-expressed in multiple tumor types. Dr. Lake was the first to show that this enzyme is important in tumor cell growth, invasion and metastasis. His laboratory is developing chemical and biological inhibitors of QSOX1 with strong therapeutic potential. His laboratory also studies Valley Fever (Coccidioidomycosis). A pressing clinical need is that Valley Fever lacks an accurate and sensitive diagnostic test while patients are acutely symptomatic. Dr. Lake is developing a test that detects bits and pieces of the fungus in urine in infected patients. Dr. Lake’s research team also studies chimeric antigen receptor T cells (CAR T cells). This technology re-directs the immune system toward defined markers on tumors and unleashes T cells as the most potent killers against tumors. The vision for CAR T therapies is to re-activate patients’ immune systems against their tumors, such that they will have lifelong immunity against their tumor and any mutant tumors that might arise. In addition, Dr. Lake teaches immunology and microbiology at the undergraduate level and advance cell biology at the graduate level.

Alim Seit-Nebi, Ph.D

Chief Technology Officer and Co-Founder - Sapphire Biotech, Inc.

Dr. Seit-Nebi leads the development and implementation of new antibody and protein-based technologies in diagnostics and therapeutics. Prior to joining Sapphire, Dr. Seit-Nebi was leading the development and production of antibodies, recombinant proteins, biomarkers, and immunoassays for diagnostic and therapeutic applications for industry and academia, serving at various roles at GenWay Biotech, Inc. for more than 11 years. Dr. Seit-Nebi is an expert in a broad array of biochemical, genetic, molecular, and cellular biology methods with detailed knowledge of signaling pathways in inflammation, oncogenesis, and cell stress response. He published 38 articles in prestigious peer-reviewed life-science journals. He received a doctorate degree in molecular biology from the Engelhardt Institute of Molecular Biology in Moscow, Russia, in 2002. He then pursued his research interests in immunology and molecular biology as a postdoctoral fellow at The Scripps Research Institute.

Maria Moa, Ph.D

VP, Product Development - Sapphire Biotech, Inc.

Dr. Maria J. Gonzalez Moa is an NCI-trained Medicinal Chemist and as VP, Product Development, will be responsible for chemical synthesis, compound design, compound acquisition from outside sources, and assistance with molecular modeling and NMR. Dr. Moa holds a Ph.D in Organic/Physical Chemistry from the University of Vigo, Spain. At the University of Vigo, she was Postdoctoral Research Associate, Department of Organic and Physical Chemistry. Dr. Moa was a Postdoctoral Fellow in the Laboratory of Medicinal Chemistry at the National Cancer Institute, National Institutes of Health, Frederick, Maryland. Dr. Moa was Postdoctoral Research Associate at the Center for Innovations in Medicine, the Biodesign Institute, Arizona State University in Tempe, Arizona. She has extensive experience working with new tools for diagnostics and was in charge of the development of novel lateral flow assay tests for the rapid diagnostic of infectious diseases. Her experience in Medicinal Chemistry includes design, synthesis, and the computational study of small molecules with potential anticancer and antiviral activity. Dr. Moa has published and co-authored over 40 articles in peer-reviewed publications, reviews and book chapters.

Family Relationships

There is no family relationship between any Director, executive or person nominated or chosen by the Company to become a Director or executive officer.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation for services rendered in all capacities that was earned by each individual who served (i) as our principal executive officer at any time during fiscal 2021, and (ii) our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of December 31, 2021:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Warrant/ Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total/$
John W. Huemoeller II	2021	420,000	-	-		-	-	-	420,000
Director, Chief Executive Officer	2020	420,000	-	-	1,260,000	-	-	-	1,680,000
Catalina Valencia	2021	187,500							187,500
CEO Sapphire Biotechnologies	2020	112,500							112,500
Robert Malasek	2021	47,000	-	-		-	-	-	47,000
Chief Financial Officer, Secretary	2020	36,000	-	-	126,000	-	-	-	162,000

Employment Agreements

John W. Huemoeller II

On January 2, 2019, the Company entered into an executive employment agreement, at a base salary of $20,000 per month, with John W. Huemoeller II to serve as its Chief Executive Officer. Pursuant to the agreement, Mr. Huemoeller’s employment shall at all times be “at will,” which means that he may resign at any time for any reason or for no reason, and that the Company may terminate his employment at any time for any reason or for no reason, in either case, subject to the applicable provisions of the agreement.. In further consideration for Mr. Huemoeller’s services and subject to the approval of the Board, Mr. Huemoeller will be granted an option to purchase 2,000,000 shares of the Company’s common stock, upon his hiring (the “Option Shares”). The option will be subject to the terms and conditions applicable to stock options granted under the Company’s 2015 Stock Incentive Plan, as amended from time to time (the “Plan”), and as described in the Plan and the stock option agreement, which Mr. Huemoeller will be required to sign. 50% of the Option Shares shall vest on the date of grant and the remaining 50% of the Option Shares shall vest on the 12- month anniversary of the grant date, subject to Mr. Huemoeller’s continued employment by the Company. The exercise price per share will be equal to the fair market value per share on the date of grant, as determined by the last closing price of the Company’s common stock the day prior to grant. Beginning in October 2019, the Board of Directors decided to increase Mr. Huemoeller’s base salary to $35,000 per month.

Robert Malasek

On or about June 29, 2016, Robert Malasek was appointed as the Company’s Chief Financial Officer and Secretary. In April, 2017 the Company entered in employment agreement with Robert Malasek its, Chief Financial Officer and Secretary. The agreement does not have a set term and may be terminated by any time by the Company or Mr. Robert Malasek with proper notice. Under the agreement Mr. Malasek receives a monthly base compensation of $1,000 and effective April 1, 2022, Mr. Malasek’s base compensation was increased to $7,500 per month.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below the transactions and series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which:

•the amounts involved exceeded or will exceed $120,000; and

•any of our directors, executive officers, holders of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements with directors and executive officers, which are described where required under the section above titled “Executive Compensation.”

Purchase of Promissory Note and Forbearance Agreement

Effective May 4, 2020, the Company acquired from TL-66, a California limited liability company (“Seller”), a promissory note issued to Seller by Dr. Anastassov (“Maker”) dated December 1, 2017, with a face value of $350,000 and a remaining balance due of approximately $100,000 (the “Note”). The purchase price for the Note was $100,000 payable by the Company issuing Seller One Million (1,000,000) restricted shares of the Company’s Common Stock. Effective May 6, 2020, the Company and Maker entered into a Forbearance Agreement whereby the Company agreed to forbear from making any collection efforts on the Note for a period of 24 months so long as Maker has not breached the Separation Agreement. Following 24 months, if there has been no breach of the Separation Agreement by Maker, repayment of the Note, including all principal and unpaid interest, will be waived in full. As of May 4, 2020 the carrying value of the note receivable was $102,567, the value of the common stock to be issued was $135,000, resulting in a loss of $32,433 accounted as loss on debt extinguishment related to discontinued operations. The balance of the Note Receivable as of March 31, 2022 and December 31, 2021 respectively is $102,567 and $102,567 excluding interest accrued thereon of $1,957 and $1,701, respectively.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock, as of July 13, 2022 by: (i) each of our directors, (ii) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act), (iii) all of our directors and named executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our outstanding shares of common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within sixty (60) days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Named Executive Officers and Directors
	John W. Huemoeller II(1)(4)	9,000,000	5.49%

	Robert Malasek(1)	350,000	*

	Timothy R. Scott, PhD(1)	333,333	*
	Robert Cunningham(1)	333,333	*
	Peter O’Rourke (1)	250,000	*
	Blake N. Schroeder(1)	0	*

	All Directors and Officers as a Group	6.51%

5% Stockholders
	Medical Marijuana, Inc.(2)	22,669,125	13.84%
	Catalina Valencia	19,800,000	12.09%
	Glycodots, LLC	19,800,000	12.09%
	Juniper & Ivy Corporation(3)	500,000	*

______________

*Less than 1%

(1)The address is: 6191 Cornerstone Court, E. Suite 114, San Diego, CA 92121.

(2)The address is: 13831 Danielson, Poway, CA 92064.

(3)Juniper & Ivy Corporation owns 500,000 shares of our Series C Preferred Stock. Each share of our Series C Preferred Stock in convertible into one (1) share of our common stock. The holder of our Series C Preferred Stock has voting control of the Company.

(4)Does not include 500,000 shares of Series C Preferred Stock held by Juniper & Ivy Corporation of which Mr. Huemoeller II is the sole shareholder.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the OTCQB Marketplace under the symbol “AXIM.” Our common stock does not trade on an established securities exchange, and an active public market for our common stock may not develop or be sustained. Trading of securities on the OTCQB is often sporadic and investors may have difficulty buying and selling or obtaining market quotations

The following table sets forth the high and low closing bid prices for our common stock as reported on OTCQB for the following periods. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)
Fiscal Year Ended December 31, 2022
First Quarter	0.47	0.12
Second Quarter (through June 27, 2021)	0.14	0.14

	High ($)	Low ($)
Fiscal Year Ended December 31, 2021
First Quarter	0.85	0.41
Second Quarter	1.20	0.50
Third Quarter	0.99	0.56
Fourth Quarter	0.56	0.26

Fiscal Year Ended December 31, 2020
First Quarter	0.51	0.12
Second Quarter	0.67	0.12
Third Quarter	1.05	0.24
Fourth Quarter	0.68	0.41

Holders

As of July 13, 2022, there were approximately 78 holders of record of our common stock. This number was derived from our shareholder records and does not include beneficial owners of our common stock whose shares are held in the name of various dealers, clearing agencies, banks, brokers and other fiduciaries. Because many of our shares of common stock are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

Dividends

We have never declared or paid cash dividends on our common stock. We anticipate that in the future we will retain any earnings for operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

Effective May 29, 2015, the Company adopted its 2015 Stock Incentive Plan (the “Plan”) under which eligible persons or vendors whom provide the Company services may be afforded an opportunity to acquire an equity interest in the Company in exchange for those services provided. On May 20, 2021 the Company  authorized up to 20,000,000 shares of common stock for issuance under the Plan. As of March 31, 2022, there were 8,094,046 shares of common stock available for issuance under the Plan.

LEGAL MATTERS

Procopio, Cory, Hargreaves & Savitch, LLP has provided us with an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

EXPERTS

The financial statements of AXIM Biotechnologies, Inc. as of and for the years ended December 31, 2021 and 2020, appearing in this prospectus and the registration statement of which it is a part, have been audited by RBSM, LLP, an independent registered public accounting firm, as set forth in their report dated April 15, 2022 appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also, at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of this offering are also incorporated herein by reference and will automatically update and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. However, anything herein to the contrary notwithstanding, no document, exhibit or information or portion thereof that we have “furnished” or may in the future “furnish” to (rather than “file” with) the SEC, including, without limitation, any document, exhibit or information filed pursuant to Item 2.02, Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Corporate Secretary, AXIM Biotechnologies, Inc., 6191 Cornerstone Court, E. Suite 114, San Diego, CA 92121, telephone number (858) 923-4422. We maintain a website at www.aximbiotech.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement, and the reports and other information that we file with the Securities and Exchange Commission by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our articles of incorporation and amended and restated bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the corporation laws of the State of Nevada, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

AXIM BIOTECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Axim Biotechnologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Axim Biotechnologies, Inc. (the “Company”), as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2021 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 5 to the accompanying consolidated financial statements, the Company has suffered recurring losses from operations, generated negative cash flows from operating activities, has an accumulated deficit that raise substantial doubt about Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the carve-out financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the carve-out financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the carve-out financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of intangible assets acquired

Description of the Matter

As described in Note 3 to the consolidated financial statements, the Company acquired patents and 510(K) Licenses from Tear Diagnostics, LLC, (collectively, the “Asset Acquisition”) for a total amount of $4,520,000 in 2021. The acquisition was accounted as an asset acquisition. Accordingly, the purchase price was allocated to the assets acquired based on their fair values.

Auditing the Company’s accounting for its acquisitions was complex due to the significant estimation uncertainty in the Company’s determination of the fair value of identified intangible assets of $4,520,000, which consists of patents and 510(K) licenses. The significant estimation uncertainty was primarily due to the sensitivity of the respective fair values to underlying assumptions about the future cash flows of the acquired assets. The significant assumptions used to estimate the value of the intangible assets included certain assumptions that form the basis of the forecasted results, including revenue growth rates and expected net operating income margins. These significant assumptions are forward looking and could be affected by future economic and market conditions.

How We Addressed the Matter in Our Audit

For the Company’s acquisition, we read the purchase agreement, evaluated the significant assumptions and methods used in developing the fair value estimates, and tested the recognition of (1) the identifiable intangible assets acquired at fair value.

To test the estimated fair value of the intangible assets, we performed audit procedures that included, among others, evaluating the Company’s selection of the valuation methodology, evaluating the significant assumptions used by the Company, and evaluating the completeness and accuracy of the underlying data supporting the significant assumptions and estimates.

This includes comparing the significant assumptions to current market and economic trends, to the assumptions used to value similar assets in other acquisitions, and to other guidelines used by companies within the same industry. We involved our valuation professionals to assist in our evaluation of the methodology used by the Company and significant assumptions included in the fair value estimates.

/s/ RBSM, LLP

We have served as the Company’s auditor since 2014

PCAOB ID 587

New York, New York

April 15, 2022

AXIM BIOTECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2021	As of December 31, 2020

ASSETS
Current assets:
Cash	$452,963	$457,181
Prepaid expenses	163,561	255,923
Other current assets	20,089
Total current assets	636,613	713,104

Property and equipment, net of accumulated depreciation	116,810	104,094
Other Assets:
Notes receivable- related party	104,268	103,242
Goodwill	-	2,458,233
Research in progress	-	7,800,000
Intangible asset, net	4,383,873	-
Security deposit	5,000	5,000
Operating lease right-of-use asset	76,871	130,722
Total other assets	4,570,012	10,497,197

TOTAL ASSETS	$5,323,435	$11,314,395

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$909,458	$1,073,142
Lease liability obligations (see Note 16)	56,871	53,851
Due to shareholder	180	180
Due to first insurance funding	32,873	25,369
Promissory note (including accrued interest of $40,475 and $19,507, respectively)(see note 8)	454,693	343,725
Convertible note payable (including accrued interest of $16,919 and $0, respectively) (see note 12)	1,126,919	-
Total current liabilities	2,580,994	1,496,267

Long-term liabilities:
Deferred tax liability	-	2,340,000
Convertible note payable (including accrued interest of $192,765 and $236,148, respectively) net of unamortized debt discount of $605,640 and $843,673, respectively(see note 12)	761,604	1,676,788
Convertible note payable - related party (including accrued interest of $299,037 and $158,648, respectively)	4,299,037	4,158,648
Lease liability obligations (see Note 16)	20,000	76,871
Total long-term liabilities	5,080,641	8,252,307
TOTAL LIABILITIES	7,661,635	9,748,574

STOCKHOLDERS' DEFICIT
Preferred stock, $0.0001 par value, 5,000,000 shares authorized;
Series B Convertible Preferred Stock, $0.0001 par value 500,000 shares designated, 500,000 and 500,000 shares issued, 0 and 0 outstanding, respectively	-	-

Series C Convertible Preferred Stock, $0.0001 par value 500,000 shares designated, 500,000 and 500,000 shares issued and outstanding, respectively	50	50
Common stock, $0.0001 par value, 300,000,000 shares authorized, 138,099,981 and 125,327,579 shares issued and outstanding, respectively	13,811	12,533
Additional paid in capital	51,000,166	43,201,186
Common stock to be issued	4,530,000	201,974
Accumulated deficit	(57,882,227)	(41,849,922)
TOTAL STOCKHOLDERS' DEFICIT	(2,338,200)	1,565,821

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$5,323,435	$11,314,395

The accompanying notes are an integral part of these consolidated financial statements

AXIM BIOTECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the	For the
	Year Ended	Year Ended
	December 31, 2021	December 31, 2020

Revenues	$60,460	$-

Operating Expenses:
Research and development expenses	284,869	426,708
Selling, general and administrative	5,668,450	4,506,289
Depreciation and amortization	2,115,687	16,001
Impairment loss on goodwill and intangible assets	5,966,452	-
Total operating expenses from continuing operations	14,035,458	4,948,998

Loss from continuing operations	(13,974,998)	(4,948,998)

Other (income) expenses:
Interest income	(1,026)	(675)
Income from grants from government	(279,981)	(115,899)
Unrealized loss (gain) on marketable securities	-	104,705
Realized loss (gain) on marketable securities	-	109,040
Loss on extinguishment/conversion of debt	1,587,027	923,605
Amortization of debt discount	238,033	86,059
Financing costs	257,466	-
Interest expense	247,792	234,754
Total other (income) expenses	2,049,311	1,341,589

Loss before provision of income tax	(16,024,309)	(6,290,587)
Provision for income tax	-	-

Loss from continuing operations	(16,024,309)	(6,290,587)
Loss from discontinued operations	(7,996)	(119,293)

NET LOSS	$(16,032,305)	$(6,409,880)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(16,032,305)	$(6,409,880)
Earnings per share from continuing operations
Basic	$(0.12)	$(0.06)
Diluted	$(0.12)	$(0.06)
Earnings per share from discontinued operations
Basic	$(0.00)	$(0.00)
Diluted	$(0.00)	$(0.00)
Earnings per share
Basic	$(0.12)	$(0.06)
Diluted	$(0.12)	$(0.06)

Weighted average common shares outstanding - basic and diluted	131,539,920	110,386,386

The accompanying notes are an integral part of these consolidated financial statements

AXIM BIOTECHNOLOGIES, INC.

Consolidated Statement of Stockholders’ Deficit

	Common Stock		Preferred Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock to be	Additional Paid In	Accumulated
	Shares #	Amount $	Shares #	Amount $	Shares #	Amount $	Shares #	Amount $	Shares #	Amount $	Issued $	Capital $	Deficit $	Total $
Balance at December 31, 2019	64,854,539	6,486	-	-	-	-	500,000	50	500,000	50	50,000	28,623,060	-35,440,042	(6,760,396)
Common stock to be issued for Note receivable and True-up adjustment	-	-	-	-	-	-	-	-	-	-	201,974	-	-	201,974
Common stock issued against common stock to be issued received in PY	250,000	25	-	-	-	-	-	-	-	-	(50,000)	49,975	-	-
Common stock issued for services	1,436,782	143	-	-	-	-	-	-	-	-	-	666,047	-	666,190
Common stock issued for severance	922,486	93	-	-	-	-	-	-	-	-	-	479,907	-	480,000
Common stock issued for cash	17,292,751	1,729	-	-	-	-	-	-	-	-	-	3,307,401	-	3,309,130
Subscription price adjustment	-	-	-	-	-	-	-	-	-	-	-	(609,835)	-	(609,835)
Beneficial conversion feature on the convertible note	-	-	-	-	-	-	-	-	-	-	-	190,000	-	190,000
Common stock issued for acquisition	54,000,000	5,400	-	-	-	-	-	-	-	-	-	7,500,600	-	7,506,000
Retired common stock	(18,570,356)	(1,857)	-	-	-	-	-	-	-	-	-	-	-	(1,857)
Series B preferred stock retirement	-	-	-	-	-	-	(500,000)	(50)	-	-	-	-	-	(50)
Convertible note and accrued interest converted to common stock	5,141,377	514	-	-	-	-	-	-	-	-	-	50,900	-	51,414
Stock based compensation - stock options	-	-	-	-	-	-	-	-	-	-	-	1,947,745	-	1,947,745
Loss on conversion of convertible note	-	-	-	-	-	-	-	-	-	-	-	823,497	-	823,497
Loss on extinguishment of debt	-	-	-	-	-	-	-	-	-	-	-	171,889	-	171,889
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(6,409,880	(6,409,880)
Balance at December 31, 2020	125,327,579	12,533	-	-	-	-	-	-	500,000	50	201,974	43,201,186	(41,849,922	1,565,821
Common stock issued against common stock to be issued received in PY	108,965	11									(66,974	66,963		0
Common stock issued for severance payable of discontinued operation	379,463	38										224,963		225,001
Convertible note and accrued interest converted to common stock	4,372,903	438										1,220,682		1,221,120
Common stock issued for cash against S-1 agreement	762,400	76										358,461		358,537
Loss on extinguishment of debt												1,587,027		1,587,027
Common stock to be issued for asset acquisition											4,270,000			4,270,000
Common stock issued for cash	4,304,328	430										1,251,570		1,252,000
Common stock issued for services	2,529,905	253										1,888,150		1,888,403
Common stock issued for financing cost	118,000	12										57,454		57,466
Common stock issued on cashless option exercise	196,438	20										(20		-
Common stock to be issued for cash											25,000			25,000
Common stock to be issued for services											100,000			100,000
Stock based compensation options												1,143,730		1,143,730
Net loss													(16,032,305	(16,032,305)
Balance at December 31, 2021	138,099,981	13,811		-		-		-	500,000	50	4,530,000	51,000,166	(57,882,227	(2,338,200)

The accompanying notes are an integral part of these consolidated financial statements

AXIM BIOTECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

	For the	For the
	Year Ended	Year Ended
	December 31, 2021	December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,032,305)	$(6,409,880)
Less: Loss from discontinued operations	(7,996)	(119,293)
Loss from continuing operations	(16,024,309)	(6,290,587)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	27,779	16,001
Stock based compensation	1,143,730	2,311,935
Amortization of prepaid expenses	376,936	253,376
Amortization of debt discount	238,033	86,059
Common stock issued for financing cost	57,466	-
Common stock to be issued for services	100,000	-
Common stock issued for services	1,888,391	-
Amortization of intangible assets	2,087,908	-
Loss on extinguishment of debt	1,587,027	923,604
Unrealized (gain) loss on marketable securities	-	104,705
Realized (gain) loss on marketable securities	-	109,040
Amortization of debt issuance cost	100,000	-
Loss on impairment of intangible assets	5,966,452	-
Changes in operating assets & liabilities:
(Increase) decrease in interest receivable	(1,026)	(675)
(Increase) decrease in prepaid expenses	(284,574)	(53,585)
Increase (decrease) in accounts payable and accrued expenses	277,507	532,245
(Increase) decrease in other current assets	(20,089)	-
(Increase) decrease in security deposits	-	7,785
Net cash provided by (used in) operating activities from continuing operations	(2,478,769)	(2,000,097)
Net cash provided by (used in) operating activities from discontinued operations	(7,996)	(1,215,602)
Net cash provided by (used in) operating activities	(2,486,765)	(3,215,699)

CASH FLOW FROM INVESTING ACTIVITIES:
Acquisition of patents	(10,000)	-
Cash acquired in acquisition	-	79,814
Increase in property and equipment	(40,495)	(97,324)
Net cash provided by (used in) investing activities from continuing operations	(50,495)	(17,510)
Net cash provided by (used in) investing activities from discontinued operations	-	27,490
Net cash provided by (used in) investing activities	(50,495)	9,980

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from convertible note	1,010,000	-
Common stock issued under registration statement on Form S-3	-	1,510,500
Repayment of promissory note	(120,000)	-
Proceeds from common stock under S-1	358,538	-
Proceeds from common stock to be issued under stock purchase agreement	25,000	-

Common stock issued under SPA	1,252,000	1,798,630
Repayment of first insurance funding	7,504	(92,860)
Net cash provided by (used in) continuing financing activities	2,533,042	3,216,270
Net cash provided by (used in) discontinued financing activities		65,000
Net cash provided by (used in) financing activities	2,533,042	3,151,270

Net increase (decrease) in cash and cash equivalents	(4,218)	(54,449)
Cash and cash equivalents at beginning of period	457,181	511,630
Cash and cash equivalents at end of period	$452,963	$457,181

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAID DURING THE PERIOD FOR:
Interest	$-	$-
Income taxes - net of tax refund	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock issued against common stock to be issued	$66,974	$50,000
Account receivable against conversion of debt and interest	$-	$-
Common stock issued against CS subscription	$-	$-
Common stock issued for services recorded as prepaid expense	$-	$302,000
Common stock issued for severance	$225,000	$480,000
Shares issued for acquisition of Sapphire Biotechnology	$-	$7,506,000
Deferred tax liability accounted for as a result of Sapphire Biotech Acquisition	$-	$2,340,000
Assets acquired and liability assumed as a result of Sapphire Biotech Acquisition	$-	$525,365
BCF related to discount on conversion	$-	$190,000
Common stock issued for note receivable	$-	$135,000
Adoption of lease obligation and ROU asset	$-	$164,910
Common stock retired	$-	$1,907
Convertible note issued against subscription price adjustment	$-	$609,835
Convertible note converted to common stock	$1,221,119	$51,414
Assets acquired as a result of Sapphire Biotech Acquisition	$-	$33,319
Prepaid insurance paid through first insurance funding	$-	$76,108
Common stock issued on cashless exercise of options	$20	$-
Acquisition of patents against notes payable and accounts payable	$240,000	$-
Common stock to be issued for acquisition	$4,270,000	$-
Others	$-	$71,782

The accompanying notes are an integral part of these consolidated financial statements

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 1: ORGANIZATION

The Company was originally incorporated in Nevada on November 18, 2010, as Axim International Inc. On July 24, 2014, the Company changed its name to AXIM Biotechnologies, Inc. to better reflect its business operations. The Company’s principal executive office is located at 6191 Cornerstone Court E suite 114 San Diego Ca 92121. On August 7, 2014, the Company formed a wholly owned Nevada subsidiary named Axim Holdings, Inc. This subsidiary will be used to help facilitate the anticipated activities planned by the Company. On May 11, 2015 the Company acquired a 100% interest in CanChew License Company a Nevada incorporated licensing Company, through the exchange of 5,826,706 shares of its common stock. In October 2017 the company formed a wholly owned subsidiary in the Netherlands for purposes of holding pharmaceutical licenses as required by the Netherlands regulations and laws. On October 16, 2018, the Company formed a wholly owned disregarded entity Marina Street, LLC as part of improvement of internal control over cash management and bank activities.

On March 17, 2020, the Company acquired Sapphire Biotech, Inc., (“Sapphire”) which is research and Development Company that has a mission to improve global cancer care through the development of proprietary therapeutics for inhibiting cancer growth and metastasis. Sapphire is also developing a line of novel diagnostics for early cancer detection, response to treatment, and recurrence monitoring. Additionally, with the onset of the COVID-19 pandemic, the Company decided to begin creating COVID-19 rapid diagnostic tools, including multiple first-in-class COVID-19 neutralizing antibody tests and other innovations.

Sapphire’s operations are located in the Greater San Diego Area.

Company Developments – Divesture of Cannabis Related Assets

On May 6, 2020 (the “Effective Date”), AXIM Biotechnologies, Inc., a Nevada corporation (the “Company”), entered into an Agreement (the “Separation Agreement”) by and among the Company, CanChew License Company (“CanCo”), CanChew Biotechnologies, LLC (“CanChew”), Medical Marijuana, Inc., Dr. George A. Anastassov (“Dr. Anastassov”), Dr. Philip A. Van Damme (“Dr. Van Damme”), Lekhram Changoer (“Mr. Changoer”), Sanammad Foundation, Netherlands and Sanammad Foundation, US (collectively, the “Sanammad Parties”), pursuant to which, among other matters as described herein, Drs. Anastassov and Van Damme and Mr. Changoer resigned as members of the Company’s Board of Directors.

Pursuant to the Separation Agreement, the Company transferred and assigned to an entity designated by Dr. Anastassov all of the Company’s cannabis-related intellectual property other than the inventions and discoveries described in that certain cannabis-related patent application filed by the Company’s wholly-owned subsidiary, Sapphire Biotech, Inc. (water-soluble cannabinoid molecules). The Company also transferred 100% of its interest in CanCo and CanChew to an entity designated by Dr. Anastassov. In consideration for the transfers set forth above, any and all indebtedness owed by the Company to CanChew, totaling approximately $2.61 million, was satisfied and paid in its entirety.

In addition, in consideration for the payment by the Company of $65,000, the Company purchased 100% of the issued and outstanding shares of Series B Preferred Stock held by the Sanammad Parties. Such shares shall be retired to treasury of the Company. The Sanammad Parties also agreed to forfeit and assign back to treasury, for no consideration, a total of 18,570,356 shares of the Company’s common stock.

COVID-19 impact and related risks

The ongoing global outbreak of COVID-19, and the various attempts throughout the world to contain it, have created significant volatility, uncertainty and disruption. In response to government directives and guidelines, health care advisories and employee and other concerns, A number of the Company’s employees have had to work remotely from home and those on site have had to follow the Company’s social distance guidelines, which could impact their productivity. COVID-19 could also disrupt the Company’s operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who cannot effectively work remotely but who elect not to come to work due to the illness affecting others in the Company’s office or laboratory facilities, or due to quarantines.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 1: ORGANIZATION (CONTINUED)

Because of COVID-19, travel, visits, and in-person meetings related to The Company’s business have been severely curtailed or canceled and the Company has instead used on-line or virtual meetings to meet with potential customers and others.

In addition to operational adjustments, the consequences of the COVID-19 pandemic have led to uncertainties related to The Company’s business growth and ability to forecast the demand for its diagnostic testing and resulting revenues.

The full extent to which the COVID-19 pandemic and the various responses to it might impact The Company’s business, operations and financial results will depend on numerous evolving factors that are not subject to accurate prediction and that are beyond The Company’s control.

NOTE 2: ACQUISITION OF SAPPHIRE BIOTECH, INC.

On March 17, 2020, the Company entered into a Share Exchange Agreement (“Agreement”) with Sapphire Biotech, Inc., a Delaware corporation (“Sapphire”) and all of the Sapphire stockholders (collectively, the “Sapphire Stockholders”). Following the closing of the transaction, Sapphire will become a wholly owned subsidiary of AXIM.

Under the terms of the Agreement, the Company: (i) acquired 100% of Sapphire’s outstanding capital (consisting of 100,000,000 shares of common stock and zero (0) shares of Preferred Stock); and (ii) assume all of the outstanding debt of Sapphire. The outstanding debt includes two (2) convertible notes in the principal amounts of $310,000 and $190,000. Pursuant to the terms of the Share Exchange Agreement, the Company acquired 100% of the issued and outstanding shares of Sapphire by means of a share exchange with the Sapphire Stockholders in exchange for 54,000,000 newly issued shares of the common stock of AXIM (the “Share Exchange”). As a result of the Share Exchange, Sapphire became a 100% owned subsidiary of AXIM, which on a going forward basis will result in consolidated financial reporting by AXIM to include the results of Sapphire. The closing of the Share Exchange occurred concurrently with entry into the Share Exchange Agreement (the “Closing”).

In March 2020, the Company acquired Sapphire Biotech, Inc., a biotechnology company focusing on improving cancer care through the development of proprietary therapeutics for inhibiting cancer growth and metastasis. The Company issued 54,000,000 shares of common stock with a total fair value of $7,506,000 and assumed net liabilities of $412,233 (resulting in a total acquisition cost of $7,918,233), in exchange for all outstanding shares of Sapphire Biotech, Inc. The Company accounted for the acquisition using the acquisition method of accounting for business combinations. On the acquisition date, the Company performed a preliminary allocation of the purchase price to include the tangible assets acquired and the liabilities assumed with the remainder of the purchase price allocated to patents pending approval, in-process research and development (IPR&D) and goodwill. The Company incurred $6,000 of acquisition-related costs, which will be recorded as expense after the evaluation work been completed. In addition, the Company recorded an estimated deferred tax liability on the assets acquired, except for goodwill for which deferred taxes are not applicable.

The Company completed the valuation of the intangible assets acquired in the Sapphire Biotech, Inc. transaction by September 2020. Pursuant to the valuation, the Company determined that the patents continue to be expanded and chose to subsume the patents within the IPR&D balance. In management’s judgment, the amount assigned to IPR&D represents the amount the Company would reasonably expect to pay an unrelated party for each project included in the technology. Based on the final valuation, the remaining excess purchase price has been allocated to goodwill.

The aggregate purchase price of $7,918,233 consisted of common stock valued at $7,506,000 and the net liabilities assumed of $412,233. The value of the $7,506,000 of common shares issued was determined based on the closing price of the Company’s common shares at the acquisition date.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 2: ACQUISITION OF SAPPHIRE BIOTECH, INC. (CONTINUED)

The following table summarizes the consideration paid for Sapphire and the estimated amounts of the assets acquired and liabilities assumed recognized at the acquisition date.

Consideration:
Cash and cash equivalents	$79,814
Property and equipment, net	20,533
In process R&D	7,800,000
Goodwill	2,458,233
Security deposit	12,785
Total asset acquired	$10,371,365

Accrued expenses and other current liabilities	$5,767
Deferred taxes liability	2,340,000
Notes Payable including convertible and discount on conversion	519,598
Total liabilities assumed	$2,865,365
Net assets acquired	$7,506,000

Of the $7,918,233, assets were recorded in the amount of $113,132 and liabilities were assumed of $525,365, $7,800,000 was assigned to IPR&D and $118,233 was allocated to goodwill and $2,340,000 was calculated as the deferred tax liability on the assets acquired, which amount was included in goodwill at the date of acquisition in accordance with accounting requirements. The fair value of acquired IPR&D was determined using the income approach, based on the likelihood of success of products reaching final development and commercialization. The fair value of acquired IPR&D was capitalized as of the Closing Date and is subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the Closing Date, this asset will be amortized over a period of 36 months.

The $2,458,233 of goodwill is not expected to be deductible for tax purposes.

The effective settlement of receivable/payable between the Company and Sapphire deemed to be not material, which was recorded as gain on intercompany transaction in P&L.

Disclosure of Pro Forma Information

The following (unaudited) pro forma consolidated results of operations have been prepared as if the acquisition of Sapphire Biotech, Inc. had occurred at January 1, 2020:

For twelve months ended	December 31, 2021	December 31, 2020
Revenues	$-	$-
Net loss from continuing operations	$(16,024,309)	$(6,290,906)
Net income (loss) from discontinued operations	$(7,996)	$(119,293)
Net loss per share—Basic and Diluted	$(0.12)	$(0.06)

The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results. During the twelve months ended December 31, 2021 Sapphire had no revenue transactions.

As of December 31, 2021 the asset was deemed impaired and was written off resulting in an impairment loss of $5,966,452.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 3: ACQUISITION OF INTELLECTUAL PROPERTY OF ADVANCED TEAR DIAGNOSTIC, LLC.

AXIM entered into two substantially contemporaneous transactions to acquire patents and 510(K) Licenses from Advanced Tear Diagnostics, LLC (the “Seller”) (collectively, the “Asset Acquisition”) for a total amount of $4,520,000.

The first transaction occurred on July 29, 2021, in which AXIM purchased five patents (the “Patents”) from the Seller for $250,000 (which includes assuming and paying $30,000 of the Seller’s liabilities). The bulk of the purchase price ($210,000) was in a note that requires seven equal monthly payments of $30,000, which payment started on September 3, 2021.

The second transaction occurred on August 26, 2021, in which AXIM purchased certain eye disease diagnostic technology, which consisted of a 510(K) license for Lactoferrin, a biomarker for dry eye disease and a 510(K) license for IgE, a biomarker for allergic ocular reaction (collectively, the “510(K) Licenses”). The purchase price for the 510(K) Licenses was $4,270,000, which price was paid by issuing to the Seller 7 million shares of AXIM restricted common stock.

Together, the Patents and the 510(K) Licenses constitute the acquired technology asset (the “Technology Asset”), which for accounting purposes, are considered one unit of account. We are amortizing the Technology Asset ratably over the 11.54 average remaining life of the Patents.

In accordance with FASB’s requirements for accounting for business combinations (FASB Accounting Standards Codification, Topic 805, Business Combinations (“Topic 805”)), since all of the value of this acquisition resides in one asset, the Technology Asset, we have accounted for this transaction as the acquisition of an asset. The seller had not been able to commercialize or complete development of the Technology Asset prior to the asset acquisition and AXIM has established an Ophthalmology Division to commercialize and market the diagnostic technology. In an asset acquisition, the total purchase price of the transaction, including transaction expenses, is allocated to the assets acquired based on the fair value of the assets acquired. In our acquisition of the Technology Asset, the total amount of the purchase price was allocated to the Technology Asset.

NOTE 4: BASIS OF PRESENTATION

The consolidated financial statements of AXIM Biotechnologies, Inc. (formerly Axim International, Inc.) as of December 31, 2021, and 2020 have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Axim Biotechnologies, Inc. and its wholly owned subsidiaries Axim Holdings, Inc., Marina Street LLC, Axim Biotechnologies (the Netherland Company) and Sapphire Biotech, Inc. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated upon consolidation.

NOTE 5: GOING CONCERN

The Company’s consolidated financial statements have been presented assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has negative working capital of $1,944,381 and has an accumulated deficit of $57,882,227, has cash used in operating activities of continuing operations $2,478,769. The Company extinguished its old debt and entered in debt exchange agreement. On April 16, 2018, the Company entered into a Stock Purchase Agreement and sold 1,945,000 shares of our common stock registered under the Registration Statement on Form S-3 declared effective by the Securities and Exchange Commission on September 14, 2017. On March 11, 2019 the company issued shares in accordance with an SPA dated August 1, 2018 which the amount reduced due to shareholder by $400,000. During the year ended December 31, 2021, the Company raised additional capital of $1,610,538 through Stock Purchase Agreements. This capital provides funds for research, development, and ongoing operations. The Company intends to raise substantial additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful. That will raise a doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 6: SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during reporting periods. Actual results could differ from these estimates. Significant estimates are assumptions about collection of accounts receivable, useful life of intangible assets and assumptions used in Black-Scholes-Merton, or BSM, valuation methods, such as expected volatility, risk-free interest rate and expected dividend rate.

Operating lease

We lease property under various operating leases which are disclosed on our Balance sheet in accordance with ASC 842

Risks and uncertainties

The Company operates in a dynamic and highly competitive industry and is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, protection of proprietary technology, dependence on key personnel, contract manufacturer and contract research organizations, compliance with government regulations and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical studies and clinical trials and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting. The Company believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows; ability to obtain future financing; advances and trends in new technologies and industry standards; results of clinical trials; regulatory approval and market acceptance of the Company’s products; development of sales channels; certain strategic relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

Products developed by the Company require approvals from the U.S. Food and Drug Administration (“FDA”) or other international regulatory agencies prior to commercial sales. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained or maintained, that the products will receive the necessary approvals, or that any approved products will be commercially viable. If the Company was denied approval, approval was delayed or the Company was unable to maintain approval, it could have a materially adverse impact on the Company. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from other pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees, consultants and other third parties.

Beginning in late 2019, the outbreak of a novel strain of virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes coronavirus disease 2019, or COVID-19, has evolved into a global pandemic. The extent of the impact of the coronavirus outbreak on the Company’s business will depend on certain developments, including the duration and spread of the outbreak and the extent and severity of the impact on the Company’s clinical trial activities, research activities and suppliers, all of which are uncertain and cannot be predicted. At this point, the extent to which the coronavirus outbreak may materially impact the Company’s financial condition, liquidity or results of operations is uncertain. The Company has expended and will continue to expend substantial funds to complete the research, development and clinical testing of product candidates. The Company also will be required to expend additional funds to establish commercial-scale manufacturing arrangements and to provide for the marketing and distribution of products that receive regulatory approval. The Company may require additional funds to commercialize its products. The Company is unable to entirely fund these efforts with its current financial resources. If adequate funds are unavailable on a timely basis from operations or additional sources of financing, the Company may have to delay, reduce the scope of or eliminate one or more of its research or development programs which would materially and adversely affect its business, financial condition and operations.

There have been no material changes in the accounting policies from those disclosed in the financial statements and the related notes included in the Form 10-K.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 6: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2021, the Company had no cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company had no uninsured balances at December 31, 2021. The Company has never experienced any losses related to these balances.

Accounts Receivable

It is the Company’s policy to review accounts receivable at least on a monthly basis for conductibility and follow up with customers accordingly. Covid19 has slowed collection as our customers are in a mandated pause. We do not have geographic concentration of customers.

Concentrations

At December 31, 2021, there was no accounts receivable. For the year ended December 31, 2021, one customer accounted for 21% of total revenue. For the year ended December 31, 2020, two customers accounted for 95% of total revenue. Revenue was all generated from discontinued operations for the twelve months ending December 31, 2021 and 2020.

Property and equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using straight-line method over the estimated useful life. New assets and expenditures that extend the useful life of property or equipment are capitalized and depreciated. Expenditures for ordinary repairs and maintenance are charged to operations as incurred. The Company’s property and equipment relating to continuing operations consisted of the following at December 31, 2021 and 2020, respectively, and none related to discontinued operations.

	December 31, 2021	December 31, 2020
Equipment of continuing operations	$175,283	$134,788
Less: accumulated depreciation	$58,473	$30,694
	$116,810	$104,094

Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. We conduct an impairment analysis for goodwill annually in the fourth quarter or more frequently if indicators of impairment exist or if a decision is made to sell or exit a business. Significant judgments are involved in determining if an indicator of impairment has occurred. Such indicators may include deterioration in general economic conditions, negative developments in equity and credit markets, adverse changes in the markets in which an entity operates, increases in input costs that have a negative effect on earnings and cash flows, or a trend of negative or declining cash flows over multiple periods, among others. The fair value that could be realized in an actual transaction may differ from that used to evaluate the impairment of goodwill.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 6: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

We first may assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test included in U.S. GAAP. To the extent our assessment identifies adverse conditions, or if we elect to bypass the qualitative assessment, goodwill is tested using a quantitative impairment test.

Impairment of Indefinite-Lived Intangible Assets

For indefinite-lived intangible assets such as in-process research and development (IPRD), we conduct an impairment analysis annually in the fourth quarter or more frequently if indicators of impairment exist. We first perform a qualitative assessment to determine if it is more likely than not that the carrying amount of each of the in-process research and development assets exceeds its fair value. The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic conditions, and changes in projected future cash flows. If we determine it is more likely than not that the fair value is less than its carrying amount of the in-process research and development assets, a quantitative assessment is performed. The quantitative assessment compares the fair value of the in-process research and development assets to its carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized for the excess.

We elected to perform a quantitative assessment of indefinite-lived intangible assets and determined that the fair value of the goodwill and IPRD related to the Sapphire acquisition was less than its carrying amount and that in-process research and development were fully impaired

The Company’s intangible assets relating to continuing operations and discontinued operations consisted of the following at December 31, 2021 and 2020, respectively

	December 31,	December 31,
	2021	2020
Goodwill	$-	$2,458,233
Intellectual Property (IPRD)	-	7,800,000
Patents	250,000	-
Licenses	4,270,000	-
	4,520,000	10,258,233

Less: accumulated amortization	136,127	-
	$4,383,873	$10,258,233

Estimated aggregate amortization expense for each of the five succeeding years ending December 31 is as follows:

	2022	2023	2024	2025	2026 and thereafter
Amortization expense	$375,500	$375,500	$375,500	$375,500	$2,881,873

Amortization expense recorded for the years ended December 31, 2021 and 2020 was $2,087,908 and $0; respectively.

The Company recognized and impairment charge of $2,458,233 and $5,848,219 related to Goodwill and IPRD; respectively in 2021.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 6: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill and Intangible assets were impaired resulting in a net impairment loss of $5,966,452, resulting from an FDA decision not to approve our COVID test.

Revenue Recognition

The Company follows the guidance contained in Topic 606 (FASB ASC 606). The core principle of Topic 606 (FASB ASC 606) is that an entity should recognize revenue to depict the transfer of goods of services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The revenue recognition guidance contained in Topic 606, to follow the five-step revenue recognition model along with other guidance impacted by this standard: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transportation price; (4) allocate the transportation price; (5) recognize revenue when or as the entity satisfies a performance obligation. All revenue was from operations that were divested.

Revenues are recognized when title for goods is transferred; non-refundable fees and proceeds from irrevocable agreements recognized when inflows or other enhancements of assets of the Company are received.

Revenues from continuing operations recognized for twelve months ended December 31, 2021 and 2020 amounted to $60,460 and $-0-, respectively. Revenues from discontinued operations recognized for twelve months ended December 31, 2021 and 2020 amounted to $0 and $7,990, respectively.

Collaboration Revenue

Revenue recognition for collaboration agreements will require significant judgment. The Company’s assessments and estimates are based on contractual terms, historical experience and general industry practice. Revisions in these values or estimations have the effect of increasing or decreasing collaboration revenue in the period of revision.

On August 21, 2020, the Company entered into a Distribution, License and Supply Agreement (“License Agreement”) with Empowered Diagnostics, LLC (“Empowered Diagnostics”). The License Agreement provides Empowered Diagnostics with a right to commercialize The company’s products worldwide with the exception of Mexico.

Under the License Agreement, the company is responsible for applying for and obtaining necessary regulatory approvals in the US and EU, as well as marketing, sales and distribution of the products. Empowered Diagnostics will pay a transfer price for all licensed products, and upon achievement of certain regulatory and sales milestones, the Company may receive payments from Empowered Diagnostics equal to 8% of the monthly gross revenue. Agreement continues until terminated by mutual consent or uncorrected breach.

This agreement with Empowered Diagnostics was terminated in February, 2022 The Company did not recognize any revenue from this agreement,

Grant Income

In 2021 the Company has received government grants to drive its research and development efforts. Through these government grants, the government has provided funding for the Company to perform research and development activities which will assist in developing its products. The Company believes the government entities funding these grants are interested in the Company advancing its underlying technologies through research activities and not providing incentives for hiring employees or building facilities that would suggest that the grant monies are not for specific research activities.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 6: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In determining how to classify the monies received under government grants, the Company acknowledges that there is no specific guidance under US GAAP and that the FASB and AICPA have often drawn upon the guidance in IAS 20 for classification. In considering the alternatives provided by IAS 20 for the presentation of these grants in the Company’s financial statements, the Company believes that recognizing the government grant proceeds as a component of other revenue is a better reflection of the economics of the arrangements as the Company earns the funding through the performance of research and development which is not one of the Company’s primary business activities or central to its operations. The Company believes that presenting research and development funding from government grants, as other revenue provides consistency in our financial reporting. The Company also believes that this presentation clearly presents to users of its financial statements in one line the Company’s sources of funding from these grants. The Company notes that there are no contingencies associated with the receipt of or ability to retain the funds under the grant, other than undertaking and performing the related research and development activities.

The Company recognizes funds received from contractual research and development services and from government grants as other revenue. These contracts and grants are not considered an ongoing major and central operation of the Company’s business. Our Income from Grants from Government for the years ended December 31, 2021 and 2020, was $279,981 and $115,899 respectively.

Cost of Sales

Cost of sales includes the purchase cost of products sold and all costs associated with getting the products to the customers including buying and transportation costs. Cost of sales all related to discontinued operations.

Shipping Costs

Shipping and handling costs billed to customers are recorded in sales. Shipping costs incurred by the company are recorded in general and administrative expenses. Shipping costs all related to discontinued operations.

Fair Value Measurements

The Company applies the guidance that is codified under ASC 820-10 related to assets and liabilities recognized or disclosed in the financial statements at fair value on a recurring basis. ASC 820-10 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

The Company’s financial instruments are cash and cash equivalents, accounts receivable, accounts payable, notes payable, and long-term debt. The recorded values of cash and cash equivalents and accounts payable approximate their fair values based on their short-term nature. The recorded values of notes payable and long-term debt approximate their fair values, as interest approximates market rates.

ASC 820-10 clarifies that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. ASC 820-10 requires valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Fair Value Hierarchy	Inputs to Fair Value Methodology
Level 1	Quoted prices in active markets for identical assets or liabilities
Level 2

Quoted prices for similar assets or liabilities; quoted markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the financial instrument; inputs other than quoted prices that are observable for the asset or liability; or inputs that are derived principally from, or corroborated by, observable market information

Level 3

Pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption is unobservable or when the estimation of fair value requires significant management judgment

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 6: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For the twelve months ended December 31, 2021 and 2020 the Company recorded unrealized gain (loss) on marketable securities of $0 and $(104,705), respectively, and realized gain (loss) on marketable securities of $0 and $(109,040), respectively. The Company had no marketable securities as of December 31, 2021 and 2020.

The Company did not have any Level 2 or Level 3 assets or liabilities as of December 31, 2021 and 2020. The fair value of the Company’s convertible promissory notes is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company’s fair value of convertible debt was not significantly different from the carrying value at December 31, 2021. The Company’s acquired goodwill with a carrying amount of $2,458,233 were written down to zero, resulting in an impairment charge of $2,458,233, which was included in earnings for the period.

In-process Research and Development with a carrying amount of $5,848,219 was written down to its implied fair value of zero, resulting in an impairment charge of $5,848,219, which was included in earnings for the period.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities.”

Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instruments are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Income Taxes

The Company follows Section 740-10, Income tax (“ASC 740-10”) Fair Value Measurements and Disclosures of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 6: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including reversals of any existing taxable temporary differences, projected future taxable income, tax planning strategies, and the results of recent operations. If the Company determines that it would be able to realize a deferred tax asset in the future in excess of any recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is not aware of any uncertain tax positions that could result in significant additional payments, accruals, or other material deviation for the years ended December 31, 2021 and 2020.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “Cares Act”) was enacted. The CARES Act included loans and grants to certain businesses, and temporary amendments to the Internal Revenue Code which changed net loss carryforward and back provisions and the business interest expenses limitation. Under the CARES Act provisions, the most relevant income tax considerations to Oncocyte relate to the amounts received under the Paycheck Protection Program loan program and the possible forgiveness of those loans by the SBA.

On December 21, 2020, the U.S. president has signed into law the “Consolidated Appropriations Act, 2021” which includes further COVID-19 economic relief and extension of certain expiring tax provisions. The relief package includes a tax provision clarifying that businesses with forgiven PPP loans can deduct regular business expenses that are paid for with the loan proceeds for federal tax purposes. Additional pandemic relief tax measures include an expansion of the employee retention credit, enhanced charitable contribution deductions, and a temporary full deduction for business expenses for food and beverages provided by a restaurant.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company had $0 and $240,769 allowance for doubtful accounts at December 31, 2021 and 2020, respectively and had $0 accounts receivable at December 31, 2021 and $240,769 at December 31, 2020, all was related to discontinued operations.

Net Loss per Common Share

Net loss per common share is computed pursuant to section 260-10-45 Earnings Per Share (“ASC 260-10”) of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding and the member potentially outstanding during each period. In periods when a net loss is experienced, only basic net loss per share is calculated because to do otherwise would be anti-dilutive.

There were common share equivalents 30,119,877 at December 31, 2021 and 32,556,727 at December 31, 2020. For the year ended December 31, 2021 and 2020 these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 6: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation

All stock-based payments to employees and to nonemployee directors for their services as directors, including any grants of restricted stock and stock options, are measured at fair value on the grant date and recognized in the statements of operations as compensation or other expense over the relevant service period. Stock-based payments to nonemployees are recognized as an expense over the period of performance. Such payments are measured at fair value at the earlier of the date a performance commitment is reached, or the date performance is completed. In addition, for awards that vest immediately and are non-forfeitable the measurement date is the date the award is issued. The Company accounts for stock options issued to non-employees based on the estimated fair value of the awards using the Black-Scholes option pricing model in accordance with ASC 505-50, Equity-Based Payment to Non-employees. Stock-based compensation expense related to stock options granted to non-employees is recognized as the stock options vest. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. Stock options granted to non-employees are recorded at their fair value on the measurement date and are subject to periodic adjustments as such options vest and at the end of each reporting period, and the resulting change in value, if any, is recognized in the Company’s statements of operations and comprehensive loss during the period the related services are rendered.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. For the twelve months ended December 31, 2021 and 2020 The Company incurred research and development expenses of $284,869 and $426,708 from continuing operations, respectively. For the twelve months ended December 31, 2021 and 2020 the Company incurred research and development expenses of $0 and $377,416 from discontinued operations, respectively. The Company has entered into various agreements with CROs. The Company’s research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development provided, but not yet invoiced, are included in accrued liabilities on the balance sheet. If the actual timing of the performance of services or the level of effort varies from the original estimates, the Company will adjust the accrual accordingly. Payments made to CROs under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered.

Recently Issued Accounting Standards

Accounting Standards Implemented Since December 31, 2020

ASC Update 2021-04

Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force).

The amendments in this Update affect all entities that issue freestanding written call options that are classified in equity. Specifically, the amendments affect those entities when a freestanding equity-classified written call option is modified or exchanged and remains equity classified after the modification or exchange. The amendments that relate to the recognition and measurement of EPS for certain modifications or exchanges of freestanding equity-classified written call options affect entities that present EPS in accordance with the guidance in Topic 260, Earnings Per Share. The amendments in this Update do not apply to modifications or exchanges of financial instruments that are within the scope of another Topic. That is, accounting for those instruments continues to be subject to the requirements in other Topics. The amendments in this Update do not affect a holder’s accounting for freestanding call options.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 6: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ASC Update No. 2020-10

In October 2020, the FASB issued ASC Update No. 2020-10, Codification Improvements. Update No. 2020-10 amends a wide variety of Topics in the Codification in order to improve the consistency of the Codification and the application thereof, while leaving Generally Accepted Accounting Principles unchanged.

ASC Update No. 2020-06

In August 2020, the FASB issued ASC Update No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The amendments in Update No. 2020-06 simplify the complexity associated with applying U.S. GAAP for certain financial instruments with characteristics of liabilities and equity. More specifically, the amendments focus on the guidance for convertible instruments and derivative scope exception for contracts in an entity’s own equity

Other recent accounting pronouncements issued by the FASB and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 7: PREPAID EXPENSES

Prepaid expenses consist of the following as of December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Prepaid insurance	$59,116	$45,983
Prepaid services	104,445	209,940
	$163,561	$255,923

For the year ended December 31, 2021 and 2020 the Company recognized amortization of prepaid expense and prepaid insurance of $376,936 and $253,376 respectively.

NOTE 8: PROMISSORY NOTE

On August 8, 2014 the Company entered into a Promissory Note Agreement with CanChew Biotechnologies, LLC (CCB), a related party (the owners of CCB also own a majority of the outstanding shares of the Company), under which it borrowed $1,000,000 to fund working capital. The original loan was a demand note bearing interest at the rate of 7% per annum, which amount, along with principal, was payable upon demand. The demand note was amended effective January 1, 2015 to reduce the annual interest rate to 3%. All other terms and conditions shall remain in full force and effect.

On May 6, 2020 (the “Effective Date”), AXIM Biotechnologies, Inc., a Nevada corporation (the “Company”), entered into an Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company transferred 100% of its interest in CanCo and CanChew to an entity designated by Dr. Anastassov. In consideration for the transfers set forth above, any and all indebtedness owed by the Company to CanChew, totaling approximately $2.61 million, was satisfied and paid in its entirety.

For the years ended December 31, 2021 and 2020, the Company recognized interest expense of $0 and $0, respectively on this note all was related to continuing operations.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 8: PROMISSORY NOTE (CONTINUED)

On December 31, 2019, Sapphire Biotech, Inc. had entered into a Debt Exchange Agreement whereas the Company assumed three (3) loans totaling $128,375 of Debt owned by Sapphire Diagnostics, LLC which had an interest rate of 6% per annum. In the same Debt Exchange Agreement, the Company assumed four (4) additional loans made to Sapphire in 2019, which had an interest rate of 6% per annum. All seven (7) loans totaling $310,000, plus the aggregate interest accrued thereon of $14,218 making the face value of the new note $324,218. As of December 31, 2021 and 2020, the principal and accrued interest balances were $363,178 and $343,725 respectively.

On July 29, 2021, the Company recorded a $210,000 note payable in conjunction with the acquisition of patents from Advanced Tear Diagnostics LLC. The note balance as of December 31, 2021 is $90,000 with accrued interest of $1,515.

NOTE 9: OTHER COMMITMENTS

The Company owes $5,000 to the chairman of the board of the Company for a working capital advance of $5,000 made in May of 2014, all was related to discontinued operations.

Under an agreement Mr. Changoer received on March 20, 2018 the Company issued 50,000 restrictive shares of its common stock and recorded $235,000 of compensation expenses in the accompanying consolidated financial statements to account for the issuance of the incentive shares. As of December 31, 2021 and 2020, the total outstanding balance was $20,000 and $60,000 respectively for consulting fees to Mr. Changoer included in accounts payable.

On September 25, 2018, the Company amended Independent Director Compensation agreement. Under the agreement in lieu of the share compensation due to independent director of the Company for his annual service ending May 23, Dr. Philip A. Van Damme shall receive cash compensation of $20,000. Started from August 1, 2019 the company has been paying monthly clinical trial fee of $5,000. As of December 31, 2021 and 2020, the total outstanding balance was $-0- and $25,000, respectively included in accounts payable.

Effective January 1, 2019 the company entered into a thirty-months consulting agreement with the chairman of the board which pays a monthly consulting fee of $20,000. The company has also been paying a monthly bonus fee of 15,000; this additional fee is on a month-to-month basis at the discretion of management. As of December 31, 2021 and 2020, the total outstanding balance was $40,000 and $225,000 respectively for consulting fees included in accounts payable.

On May 6, 2020 (the “Effective Date”), AXIM Biotechnologies, Inc., a Nevada corporation (the “Company”), entered into an Agreement (the “Separation Agreement”) by and among the Company, CanChew License Company (“CanCo”), CanChew Biotechnologies, LLC (“CanChew”), Medical Marijuana, Inc., Dr. George A. Anastassov (“Dr. Anastassov”), Dr. Philip A. Van Damme (“Dr. Van Damme”), Lekhram Changoer (“Mr. Changoer”), Sanammad Foundation, Netherlands and Sanammad Foundation, US (collectively, the “Sanammad Parties”), pursuant to which, among other matters as described herein, Drs. Anastassov and Van Damme and Mr. Changoer resigned as members of the Company’s Board of Directors.

Pursuant to the Separation Agreement, the Company transferred and assigned to an entity designated by Dr. Anastassov all of the Company’s cannabis-related intellectual property other than the inventions and discoveries described in that certain cannabis-related patent application filed by the Company’s wholly-owned subsidiary, Sapphire Biotech, Inc. (water-soluble cannabinoid molecules). The Company also transferred 100% of its interest in CanCo and CanChew to an entity designated by Dr. Anastassov. In consideration for the transfers set forth above, any and all indebtedness owed by the Company to CanChew, totaling approximately $2.61 million, was satisfied and paid in its entirety.

In addition, in consideration for the payment by the Company of $65,000, the Company purchased 100% of the issued and outstanding 500,000 shares of Series B Preferred Stock held by the Sanammad Parties. Such shares shall be retired to treasury of the Company. The Sanammad Parties also agreed to forfeit and assign back to treasury, for no consideration, a total of 18,570,356 shares of the Company’s common stock.

In addition, each of Drs. Anastassov and Van Damme and Mr. Changoer have agreed to subject the shares of the Company’s common stock held by each of them to lock-up and leak-out restrictions, as follows: they shall not sell shares for a period of 12 months following the Effective Date and, thereafter, subject to a daily volume limitation of 5%, on an aggregate basis among them.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 9: OTHER COMMITMENTS (CONTINUED)

Further, the Company terminated the Consulting Agreement of Dr. Anastassov and the Employment Agreements for each of Dr. Van Damme and Mr. Changoer. In connection with the termination of Dr. Anastassov’s Consulting Agreement, the Company agreed to pay severance in the amount of $35,000 for March 2020 and $20,000 per month thereafter through July 2021 (the termination date contemplated by the Consulting Agreement). Commencing for the April 2020, the Company may, in its sole discretion, pay the $20,000 severance obligation by the issuance of shares of the Company’s common stock registered pursuant to the Registration Statement on Form S-8 filed with the Commission on May 29, 2015 (“S-8 Shares”). If the gross cash proceeds from the sale of any S-8 Shares issued in lieu of cash severance is less than $20,000, as determined 20 days after issuance of such S-8 Shares, then the Company has agreed to issue additional shares that would serve to “true-up” the value of the shares to the $20,000 monthly severance obligation; provided, however, that if 30 days after the date the severance payment is due the gross proceeds from the sale of S-8 Shares is less than $20,000, the Company must pay the shortfall in cash. In addition, for each month that Dr. Anastassov is entitled to receive severance, he shall receive S-8 Shares in an amount equal to the lesser of (a) 150,000 S-8 Shares, or (b) S-8 Shares valued at $15,000 based upon the closing price of the Company’s common stock as of the due date of the severance payment obligation. In connection with the termination of the Employment Agreements of Dr. Van Damme and Mr. Changoer, Mr. Changoer’s severance payments shall be $20,000 per month for 12 months, commencing April 2020 (paid in arrears) and Dr. Van Damme’s severance payments shall be $5,000 per month for 12 months, similarly commencing April 2020 and paid in arrears. The Company has the right to pay each of Dr. Van Damme’s and Mr. Changoer’s monthly severance payments in S-8 shares in lieu of cash subject to the same terms and restrictions (including true-up terms) as set forth above for Dr. Anastassov. As of December 31, 2021, the accrued severance payment was $40,000 to Dr. Anastassov, $20,000 to Mr. Changoer included in accounts payable.

The Company retains the right to prepay the severance obligations to Drs. Anastassov and Mr. Changoer, without penalty.

No claims were alleged by the Company against any party, and no claims were alleged against the Company. However, in connection with the transactions described above, the parties entered into a general mutual release of all claims.

NOTE 10: RELATED PARTY TRANSACTIONS

Related Party

The company has an employment agreement with Catalina Valencia at a rate of $15,000 per month commencing March 17, 2020. The agreement can be terminated with 30 days’ notice by either party

The company has a consulting agreement with Glycodots LLC whereby it will provide the services of Dr. Sergei A. Svarovsky at a rate of $15,000 per month commencing March 17, 2020. The agreement can be terminated with 30 days’ notice by either party.

Purchase of Promissory Note and Forbearance Agreement

Effective May 4, 2020, the Company acquired from TL-66, a California limited liability company (“Seller”), a promissory note issued to Seller by Dr. Anastassov (“Maker”) dated December 1, 2017, with a face value of $350,000 and a remaining balance due of approximately $100,000 (the “Note”). The purchase price for the Note was $100,000 payable by the Company issuing Seller One Million (1,000,000) restricted shares of the Company’s Common Stock. Effective May 6, 2020, the Company and Maker entered into a Forbearance Agreement whereby the Company agreed to forbear from making any collection efforts on the Note for a period of 24 months so long as Maker has not breached the Separation Agreement. Following 24 months, if there has been no breach of the Separation Agreement by Maker, repayment of the Note, including all principal and unpaid interest, will be waived in full. As of May 4, 2020 the carrying value of the note receivable was $102,567, the value of the common stock to be issued was $135,000, resulting in a loss of $32,433 accounted as loss on debt extinguishment related to discontinued operations. The balance of the Note Receivable as of December 31, 2021 and 2020 is $102,567 and $102,567 excluding interest accrued thereon of $1,701 and $675, respectively.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 11: DUE TO FIRST INSURANCE FUNDING

On June 25, 2020, the Company renewed its D&O insurance policy with total premiums, taxes and fees for $93,357. A cash down payment of $18,671 was paid on July 6, 2020. Under the terms of the insurance financing, payments of $8,546, which include interest at the rate of 4.6% per annum, are due each month for nine months commencing on July 25, 2020.

On June 25, 2021, the Company renewed its D&O insurance policy with total premiums, taxes and fees for $98,888. A cash down payment of $24,273 was paid on July 7, 2021. Under the terms of the insurance financing, payments of $1,797, which include interest at the rate of 4.420% per annum, are due each month for nine months commencing on July 25, 2021.

The total outstanding due to First Insurance Funding as of December 31, 2021 and 2020 is $32,873 and $25,369, respectively.

NOTE 12: CONVERTIBLE NOTES PAYABLE

The following table summarizes convertible note payable of related party as of December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Convertible note payable, due on November 1, 2026, interest at 3.5% p.a.	$4,000,000	$4,000,000
Accrued interest	299,037	158,648
Convertible note payable, net	$4,299,037	$4,158,648

The interest on this note is payable bi-annually every May 1 and November 1. On May 1, 2019 the Company paid accrued interest of $60,278.

In 2020 the Company was authorized to apply the accounts receivable of $75,074 due from Kannaway towards its accrued interest.

On May 1, 2020, the Company agreed to modify its existing convertible note with a principal balance of $4 million, 3.5% interest rate convertible note with the current holder of that note. There were two changes to the existing agreement – (a) the conversion price was reduced from the $1.50 conversion price in the original Note to $0.25 cents in the modified Note and (b) the term of the note was extended from the original maturity date of November 1, 2021, to November 1, 2026. The Company’s stock closed trading on the day of the modification at $0.13 per share. The amendment of this convertible Note was also evaluated under ASC Topic 470-50-40, “Debt Modifications and Extinguishments.” Based on the guidance, the instruments were determined to be substantially different due to the change in the conversion price being substantial, and debt extinguishment accounting was applied. The fair value of the modified convertible note was not different than the carrying value of the original note as such no extinguishment loss was recorded, The Note prior to the amendment of approximately $4 million, and the fair value of the Note and embedded derivatives after the amendment of approximately $4 million. There were no unamortized debt issuance costs and the debt discount associated with the original 2018 Note.

For the years ended December 31, 2021 and 2020, interest expense was $140,389 and $140,389, respectively.

As of December 31, 2021 and 2020, the balance of secured convertible note was $4,299,037 and $4,158,648 which included $299,037 and $158,648 accrued interest, respectively.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 12: CONVERTIBLE NOTES PAYABLE (CONTINUED)

The following table summarizes convertible note payable as of December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Convertible note payable, due on October 1, 2029, interest at 3.5% p.a.	$484,478	$484,478
Convertible Note Payable, due on October 1, 2022, interest at 6% p.a.	1,110,000	-
Convertible note payable, due on October 1, 2029, interest at 3.5% p.a.	500,000	1,000,000
Convertible note payable, due on December 31, 2034, interest at 3% p.a.	190,000	190,000
Convertible note payable, due on July 21, 2032, interest at 3.5% p.a.	-	609,835
Accrued interest (The accrued interest and principal are both included in the captions titled “convertible note payable” in the balance sheet)	209,685	236,148
Total	2,494,163	2,520,461
Less: unamortized debt discount/finance premium costs	(605,639)	(843,673)
Convertible note payable, net	$1,888,524	$1,676,788

On September 16, 2016, we entered into a convertible note purchase agreement (the “Convertible Note Purchase Agreement” or “Agreement”) with a third-party investor. Under the terms of the Convertible Note Purchase Agreement the investor may acquire up to $5,000,000 of convertible notes from the Company. With various closings, under terms acceptable to the Company and the investor as of the time of each closing. Pursuant to the Agreement, on September 16, 2016 the investor provided the Company with $850,000 secured convertible note financing pursuant to four (4) Secured Convertible Promissory Notes (the “Notes”). Each of the Notes matures on October 1, 2029, and pay 3.5% compounded interest paid bi-annually. The Note are secured by the assets of the Company, may not be pre-paid without the consent of the holder, and are convertible at the option of the holder into shares of the Company common stock at a conversion price equal to $0.2201 per share.

As of December 31, 2021 and 2020, the balance of secured convertible notes was $573,612 and $556,420, which included $89,134 and $71,942 accrued interest, respectively.

On October 20, 2016 a third-party investor provided the Company with $1,000,000 secured convertible note financing pursuant to three (3) Secured Convertible Promissory Notes (the “Notes”). Each of the Notes mature on October 1, 2029 and pay 3.5% compounded interest paid bi-annually. The Notes are secured by the assets of the Company, may not be pre-paid without the consent of the holder, and are convertible at the option of the holder into shares of the Company’s common stock at a fixed conversion price equal of $0.2201 per share. The investor paid cash of $500,000 for one of the Notes and issued to the Company two (2) secured promissory notes of $250,000 each for two (2) Convertible Notes of $250,000 each. The two secured promissory notes issued by the investor (totaling $500,000) as payment for two (2) secured Notes totaling $500,000 mature on February 1, 2017 ($250,000) and March 1, 2017 ($250,000), bear interest at the rate of 1% per annum, are full recourse and additionally secured by 10,486,303 shares of Medical Marijuana, Inc. (Pink Sheets symbol: MJNA) and were valued at $858,828 based upon the closing price of MJNA on October 20, 2016. A debt discount was recorded related to beneficial conversion feature inn connection with this convertible note of $499,318, related to the beneficial conversion feature of the note to be amortized over the life of the note or until the note is converted or repaid. As of December 31, 2021 and 2020, this note has not been converted and the balance of secured convertible notes was $592,915 and $1,148,944, which included $92,215 and $148,944 accrued interest, respectively.

On June 7, 2021 the Company converted $500,000 of the Convertible Note with TL-66-LLC along with the accrued interest of $82,707 into 2,647,464 shares of the Company’s common stock at $0.2201 per share which resulted in a loss on extinguishment of debt of $1,535,264.

On December 31, 2019, Sapphire Biotech, Inc. entered into a Convertible Note Purchase Agreement whereas the Company issued a convertible note with a face value of $190,000 with a compounding interest rate of 3% per annum, the interest shall be payable annually beginning on December 31, 2020 until the maturity date of December 31, 2034, at which time all principal and interest accrued thereon shall be due and payable. The Convertible Note is secured by substantially all the Company’s tangible and intangible assets. In addition, the Convertible Note includes various non-financial covenants including the Company may not enter into any agreement, arrangement or understanding of any kind that would result in a transaction, or series of transactions, that would result in the sale of 50% or more of the Company’s capital stock without the prior approval of the holder.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 12: CONVERTIBLE NOTES PAYABLE (CONTINUED)

Upon issuance, the Convertible Note was convertible into shares of the Company’s common stock at $1.90 per share. At December 31, 2019, the Company determined that the Convertible Note contained a beneficial conversion feature for which a full discount was recorded on the Convertible Note. The fair market value of the Company’s common stock was based upon the estimated per share acquisition price per the pending acquisition of the Company. The discount of $190,000 will be amortized using the effective interest method and will be fully amortized by December 31, 2034.

On March 17, 2020 the Company entered into a Share Exchange Agreement (“Agreement”) with Sapphire Biotech, Inc., a Delaware corporation (“Sapphire”) and all of the Sapphire stockholders (collectively, the “Sapphire Stockholders”). Following the closing of the transaction, Sapphire will become a wholly owned subsidiary of AXIM. Under the terms of the Agreement, the Company intends to assume the convertible notes in the principal amounts of $190,000. After the acquisition, the Convertible Note was able to convert 6,000,000 shares of Axim’s common stock. Upon assumption of the note, the Company recorded a beneficial conversion feature of $190,000. As of December 31, 2021 and 2020, the balance of secured convertible note was $201,416 and $195,716, which included $11,416 and $5,716 accrued interest, respectively.

On July 21, 2020 the Company entered into convertible note purchase agreement with Cross & Company, the Company owed to Cross & Company $609,835 of aggregated payments and desired to satisfy the amount due in full by issuing to Cross & Company a convertible promissory note. The convertible note matures on July 21, 2032 and incurred 3.5% compounded interest paid annually. The Note are secured by the assets of the Company, may not be pre-paid without the consent of the holder, and are convertible at the option of the holder into shares of the Company common stock at a conversion price equal to $0.37. Notwithstanding the foregoing, holder shall not be permitted to convert the note, or portion thereof, if such conversion would result in beneficial ownership by holder and its affiliates of more than 4.9% of the debtor’s outstanding common stock as of the date of conversion. The Company determined that that the conversion of the amounts due into a long-term convertible note resulted in a debt extinguishment due to the change in the fair values exceeding 10%. Accordingly, the loss of $823,497 was included in the statement of operations as loss on debt extinguishment. As of December 31, 2021 and 2020, the balance of secured convertible note was $0 and $619,381, which included $0 and $9,546 accrued interest respectively.

The note was converted to 1,725,439 shares which included accrued interest at time of conversion of $28,578 common stock on November 24, 2021 at which time the company recorded loss on conversion expense of $51,763.

On September 27, 2021 the Company entered into convertible note purchase agreement with GS Capital LLC in the amount of $1,110,000. The note had an original issue discount of $100,000, bridge financing fees of $100,000 and legal costs of $30.000, which were amortized to financing cost on the issuance of note. It bears interest at a rate of 6% and matures September 29,2022. The note is convertible to free trading shares six months after issuance at a conversion price of $0.25 per share subject to a 10 day look back period at time of conversion if the stock is trading at less than $0.25 for more than 5 days then the conversion price will be a 30 percent discount to the average of the two lowest closing prices within the 10 day look back period. As of December 31, 2021 and 2020, the balance of this convertible note was $1,126,919 and $0, which included $16,919 and $0 accrued interest; respectively.

The note was paid off in February 2022.

During the years ended December 31, 2021 and 2020, the Company amortized the debt discount on all the notes of $238,033 and $86,059, respectively. As of December 31, 2021 and 2020, unamortized debt discount was $605,640 and $843,673, respectively.

NOTE 13: STOCK INCENTIVE PLAN

On May 29, 2015 the Company adopted its 2015 Stock Incentive Plan. Under the Plan the Company may issue up to 10,000,000 S-8 shares to officers, employees, directors or consultants for services rendered to the Company or its affiliates or to incentivize such parties to continue to render services. S-8 shares are registered immediately upon the filing of the Plan and are unrestricted shares that are free-trading upon issuance. On May 20, 2021 the board consent increased the issue up to 20,000,000 shares. As of December 31, 2021 and 2020, there were 8,094,046 and 9,806,000 shares available for issuance under the Plan.

On May 13, 2020, Alim Seit-Nebi the Chief Technology Officer and Co-Founder of Sapphire Biotechnology was granted the options to purchase 1 million shares of Axim common stock under the plan at the exercise price of $0.126 per share. One third of the options will vest six months from the date of grant, one third of the options will vest one year from the date of grant, and the remaining one third of the options will vest two years from the date of grant.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 13: STOCK INCENTIVE PLAN (CONTINUED)

On May 13, 2020, Dr. Douglas Lake the Chief Clinical Officer and Co-Founder of Sapphire Biotechnology was granted the options to purchase 2 million shares of Axim common stock under the plan at the exercise price of $0.126 per share. One third of the options will vest six months from the date of grant, one third of the options will vest one year from the date of grant, and the remaining one third of the options will vest two years from the date of grant.

On May 13, 2020, Timothy R, Scott the Director of Axim Biotechnology was granted the options to purchase 0.5 million shares of Axim common stock under the plan at the exercise price of $0.126 per share. One third of the options vested immediately, one third of the options will vest six months from the date of grant, and the remaining one third of the options will vest twelve months from the date of grant.

On May 13, 2020, Robert Cunningham the Director of Axim Biotechnology was granted the options to purchase 0.5 million shares of Axim common stock under the plan at the exercise price of $0.126 per share. One third of the options vested immediately, one third of the options will vest six months from the date of grant, and the remaining one third of the options will vest twelve months from the date of grant.

On May 13, 2020, Maurico Bellora the Director of Axim Biotechnology was granted the options to purchase 0.5 million shares of Axim common stock under the plan at the purchase price of $0.126 per share. One third of the options vested immediately, one third of the options will vest six months from the date of grant, and the remaining one third of the options will vest twelve months from the date of grant.

On September 10, 2020, Noel C. Gillespie the Senior Patent Attorney of Axim Biotechnology was granted the options to purchase 0.5 million shares of Axim common stock under the plan at the purchase price of $0.61 per share. One third of the options vested immediately, one third of the options will vest one year from the date of grant, and the remaining one third of the options will vest two years from the date of grant.

On August 2, 2021, Bijan Pedram the Senior Scientific of Sapphire Biotechnology was granted the options to purchase 0.1 million shares of Axim common stock under the plan at the purchase price of $0.67 per share. 25% of the Option shares will be vested upon the one anniversary of the vesting commencement day and the balance of the option shares will be vested of thirty-six (36) successive equal monthly in the first anniversary of the vesting commencement day.

On August 17, 2021, Jeff Busby the Senior Vice president of Sales of Axim Biotechnology was granted the options to purchase 1 million of shares of Axim common stock under the plan at the purchase price of $0.60 per share. 25% of the Option shares will be vested upon the one anniversary of the vesting commencement day, 25% of the Option shares will be vested upon the two anniversaries of the vesting commencement day, 25% of the Option shares will be vested upon the three anniversary of the vesting commencement day and 25% of the Option shares will be vested upon the four anniversaries of the vesting commencement day.

On September 1, 2021, Laura M. Periman Medical advisory board member of Axim Biotechnology was granted the options to purchase 0.1 million of shares of Axim common stock under the plan at the purchase price of $0.64 per share. 50% of the Option shares will be vested upon the one anniversary of the vesting commencement day and 50% of the Option shares will be vested upon the two anniversaries of the vesting commencement day.

On September 4, 2021, Kelly K. Nichols Medical advisory Board member of Axim Biotechnology was granted the options to purchase 0.1 million of shares of Axim common stock under the plan at the purchase price of $0.62 per share. 50% of the Option shares will be vested upon the one anniversary of the vesting commencement day and 50% of the Option shares will be vested upon the two anniversaries of the vesting commencement day.

On September 8, 2021, Joseph Tauber the Ophthalmic Chief Medical Officer (CMO) of Axim Biotechnology was granted the options to purchase 1 million of shares of Axim common stock under the plan at the purchase price of $0.622 per share. 25% of the Option shares will be vested upon the one anniversary of the vesting commencement day, 25% of the Option shares will be vested upon the two anniversaries of the vesting commencement day, 25% of the Option shares will be vested upon the three anniversary of the vesting commencement day and 25% of the Option shares will be vested upon the four anniversaries of the vesting commencement day.

For the years ended December 31, 2021 and 2020 the Company recorded compensation expense of $1,143,730 and $1,947,745 respectively.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 14: STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, with a par value of $0.0001 per share. Of the 5,000,000 authorized preferred shares, 4,000,000 are undesignated “blank check” preferred stock. The Company may issue such preferred shares and designate the rights, privileges and preferences of such shares at the time of designation and issuance. As of December 31, 2021, and 2020 there are -0- and -0- shares of undesignated preferred shares issued and outstanding, respectively.

There are zero shares issued and outstanding of Series A and Series B Preferred stock as of December 31, 2021.

Series C Convertible Preferred Stock

On August 17, 2016 the Company designated up to 500,000 shares of a new Series C Convertible Preferred Stock (Series C Preferred Stock). The holders of the Series C Preferred are entitled to elect four members to the Company’s board of directors and are entitled to cast 100 votes per share on all other matters presented to the shareholders for a vote. Each share of Series C Convertible Preferred is convertible into one share of the Company’s common stock. The Series C Convertible Preferred designation contains a number of protective and restrictive covenants that restrict the Company from taking a number of actions without the prior approval of the holders of the Series C Preferred or the unanimous vote of all four Series C Directors. If at any time there are four Series C Directors, one such director must be independent as that term is defined in the Series C designation. Any challenge to the independence of a Series C Director is a right conferred only upon the holders of the Series B Convertible Preferred Stock and may only be made by the holders of the Series B Convertible Preferred Stock.

On August 18, 2016 the Company issued all 500,000 shares of its newly designated Series C Preferred Stock to MJNA Investment Holdings, LLC in exchange for cash of $65,000. As the holders of the Series C Preferred Stock, MJNA Investment Holdings, LLC has designated Dr. Timothy R. Scott, John W. Huemoeller II, Robert Cunningham and Blake Schroeder as their four Series C Directors.

On February 20, 2019, MJNA Investment Holdings LLC (“Seller”) sold its 500,000 shares of AXIM Biotechnologies, Inc.’s, a Nevada corporation (the “Company”) Series C Preferred Stock to Juniper & Ivy Corporation, a Nevada corporation (“Purchaser”) for a purchase price of $500,000 (the “Purchase Price”) pursuant to a Preferred Stock Purchase Agreement (the “Purchase Agreement”). Payment of the Purchase Price was made as follows (i) a $65,000 payment made by check payable to Seller, which Purchaser borrowed from an unrelated third-party and which has no recourse against the Series C Preferred Stock or assets of Purchaser (the “Loan”), and (ii) the issuance by Purchaser to Seller of a promissory note, face value, $435,000, which has no recourse against the Series C Preferred Stock or assets of Purchaser (the “Note”). The Company’s Chief Executive Officer John W. Huemoeller II is the President of Purchaser. Mr. Huemoeller provided a personal guaranty for the Loan and the Note.

The holders of the Series C Preferred Stock are entitled to elect four members to the Company’s Board of Directors and are entitled to cast 100 votes per share on all other matters presented to the shareholders for a vote. As a result of this transaction, a change in control has occurred.

Effective April 2, 2019, Blake N. Schroeder resigned as a member of the Company’s Board of Directors. Mr. Schroeder’s resignation was not because of any disagreements with the Company on matters relating to its operations, policies and practices.

On April 3, 2019 pursuant to the Company’s Amended and Restated Bylaws, the holder of the Company’s Series C Preferred Stock appointed Mauricio Javier Gatto-Bellora to fill the director seat vacated by the resignation of Mr. Schroeder.

On July 21, 2020 pursuant to the Company’s Amended and Restated Bylaws, the holder of the Company’s Series C Preferred Stock appointed Peter O’Rourke to fill one of the vacant positions on board created by the resignations of Dr. George Anastassov, Lekhram Changoer, and Dr. Philip Van Damme.

Common Stock

The Company has authorized 300,000,000 shares of common stock, with a par value of $0.0001 per share. As of December 31, 2021, and 2020, the Company had 138,099,981 and 125,327,579 shares of common stock issued and outstanding, respectively.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 14: STOCKHOLDERS’ DEFICIT(CONTINUED)

2021 Transactions:

Common Stock

On December 13, 2021 the company entered into an agreement where it will issue $100,000 of stock in exchange for services to be rendered under a consulting agreement, currently shown as stock to be issued.

On November 7, 2021 the company issued 1,725,439 of its shares in settlement of a debt of 638,412 including accrued interest of $28,578.

During the period between May 14, 2021 and December 31, 2021 the Company issued total 500,000 shares valued $129,274 pursuant to the Company’s Registration Statement on Form S-1. The Company received $129,274 in cash.

On October 12, 2021 the Company issued 118,000 shares to GS capital valued at $57,466 pursuant to services rendered in obtaining financing.

On October 18, 2021 the company issued 175,000 shares of its common stock valued at $52,500 pursuant to a stock purchase agreement.

During the year ended December 31, 2021, the company issued 196,438 shares of common stock upon the exercise of 300,000 options at an exercise price of $0.126 a share. This exercise was performed on a cashless basis.

On July 29, 2021 the Company issued 122,000 restricted shares of its common stock to third party valued at $50,000 pursuant to the stock purchase agreement. The cash was received in 2021.

During August and September 2021 the Company issued 1,060,715 commons shares and warrants to purchase 1,060,715 shares of common stock at an exercise price of $0.60 for gross cash proceeds of $297,000 pursuant to various Warrant Stock purchase agreements. The cash was received in the third quarter ending 2021. Warrants are exercisable within a 3-year period from issuance.

During July and September 2021 the company issued 1,415,554 restricted shares of its common stock valued at $1,111,900 to third parties for certain services, recorded as consulting fees.

In September 2021 the company issued 262,400 restricted shares of its common stock valued at $129,724 pursuant to S-1 Agreement to third party for cash, recorded as subscription receivable.

Pursuant to its purchase of Advanced Tear Diagnostics, LLC the company has recorded 7,000,000 shares of its common stock to be issued valued at $4,270,000.

On May 14, 2021, The Company entered into the Equity Purchase Agreement with Cross, pursuant to which we have the right to “put,” or sell, up to $20,000,000 worth of shares of our common stock to Cross. As provided in the Equity Purchase Agreement, we may require Cross to purchase shares of our common stock from time to time by delivering a put notice to Cross specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. We may determine the Investment Amount, provided that such amount may not be more than 500% of the average daily trading volume in dollar amount for our common stock during the five trading days preceding the date on which we deliver the applicable put notice, unless waived by Cross in its sole discretion. Additionally, such amount may not be lower than $10,000 or higher than $1,000,000. Cross will have no obligation to purchase shares under the Equity Line to the extent that such purchase would cause Cross to own more than 4.99% of our issued and outstanding shares of common stock.

In June 2021 the company issued 500,000 restricted shares of its common stock valued at $332,500 pursuant to S-1 Agreement to third party recorded as subscription receivable. Actual proceeds were $228,812. The difference of $103,688 was adjusted to additional paid in capital and was calculated in accordance with the S-1 agreement.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 14: STOCKHOLDERS’ DEFICIT(CONTINUED)

During April, May and June 2021 the company issued 2,647,464 restricted shares of its common stock valued at $2,117,971 pursuant to conversion of convertible note and accrued interest of $582,707 (Note 12) with a loss on extinguishment of debt $1,535,264.

During April, May and June 2021 the Company issued 1,234,113 shares for cash of gross proceed of $402,500 pursuant to various Warrant Stock purchase agreements. The cash was received in the second quarter ending 2021. Out of these 519,828 shares of common stock valued at $152,500 was adjusted with common stock to be issued of prior period. The company also issued warrants to purchase 175,000 shares of common stock at an exercise price of $0.75 and 714,285 shares of common stock at an exercise price of $0.80. Warrants are exercisable within a 3 year period from issuance.

During April, May and June 2021 the company issued 1,114,351 restricted shares of its common stock valued at $792,389 to third parties for certain services, recorded as consulting fees.

During March 2021 the Company issued 1,712,500 shares for cash of gross $434,000 pursuant to various Stock purchase agreements. The cash was received in the first quarter ending 2021. The company also issued warrants to purchase 900,000 shares of common stock at an exercise price of $0.75. Warrants are exercisable within a 3 year period from issuance.

Company paid finders fees of $20,000 in cash during this period for capital raise and will also issue shares equaling $16,000 in market value, which was issued during the year ended December 31, 2021.

On March 18, 2021 the company issued 488,428 restricted shares of its common stock valued at $291,974 to third parties for certain services, recorded as consulting fees. Out of these 108,965 shares of common stock valued at $66,974 was adjusted with common stock to be issued of prior year.

2020 Transactions:

During the period between January 1, 2020 and December 31, 2020 the Company issued total 17,292,751 shares valued $3,309,130 pursuant to the Company’s Registration Statement on Form S-3. The Company received $3,309,130 in cash.

On January 13, 2020 the Company issued 250,000 restricted shares of its common stock to third party valued at $50,000, which were carried on the books as stock to be issued.

On January 23, 2020 and February 26, 2020 the Company issued 600,000, and 62,839 restricted shares of its common stock to third party valued at $262,500, and $25,000 pursuant to the stock purchase agreement for certain services, recorded as advertising and promotion expense and License, permits & Patents, respectively.

On March 17, 2020 the company acquired 100% of the issued and outstanding shares of Sapphire by means of a share exchange with the Sapphire Stockholders in exchange for 54,000,000 restricted shares of its common stock at valued $7,506,000.

On April 21, 2020 the Company issued 1,176,470 restricted shares of its common stock to third party valued at $100,000 pursuant to the stock purchase agreement. The cash was received in 2020.

On May 6, 2020, the Company entered into an agreement with Sanammad Foundation, the Sanammad Parties agreed to forfeit and assign back to treasury, for no consideration, a total of 18,570,356 shares of the Company’s common stock, for which the fair value was $2,562,709, however for accounting purpose this transaction recording at par value adjustment to additional paid in capital. This transaction is related to the divesture of the previous operations to Sanammad.

On May 22, 2020 the Company issued 190,810 and 286,215 S-8 shares valued at $60,000 and $90,000 pursuant to the Company’s Registration Statement on Form S-8 for severance fees.

On June 10, 2020 and June 24, 2020 the Company issued 2,173,913 and 625,000 restricted shares of its common stock to third party valued at $500,000 and $100,000 pursuant to the stock purchase agreement. The cash was received in 2020, respectively.

On July 1, 2020 the Company issued 185,185 and 370,370 restricted shares of its common stock to third party valued at $25,000 and $50,000 pursuant to the stock purchase agreement. The cash was received in 2020, respectively.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 14: STOCKHOLDERS’ DEFICIT (CONTINUED)

On July 2, 2020 and July 9, 2020 the Company issued 714,285 and 1,785,714 restricted shares of its common stock to third party valued at $100,000 and $250,000 pursuant to the stock purchase agreement. The cash was received in 2020, respectively.

On July 10, 2020 the Company issued 5,141,377 restricted shares of its common stock in exchange for the conversion of $51,414 of a convertible note payable, which included $6,414 in interest.

On July 10, 2020 the Company issued 142,857 and 357,153 restricted shares of its common stock to third party valued at $20,000 and $50,000 pursuant to the stock purchase agreement. The cash was received in 2020, respectively.

On July 10, 2020 the Company issued 250,000 and 107,143 restricted shares of its common stock to third party valued at $35,000 and $15,000 pursuant to the stock purchase agreement. The cash was received in 2020, respectively.

On July 14, 2020 the Company issued 200,000 restricted shares of its common stock to third party valued at $23,630 pursuant to the stock purchase agreement. The cash was received in 2020, respectively.

On July 21, 2020 the Company entered into convertible note purchase agreement with Cross & Company, the Company owed to Cross & Company $609,835 of aggregated True-Up payments due to subscription price adjustment and desired to satisfy the amount due in full by issuing to Cross & Company a convertible promissory note (see note 12).

On July 22, 2020 the Company issued 65,359 and 130,719 restricted shares of its common stock to third party valued at $20,000 and $40,000 pursuant to the stock purchase agreement. The cash was received in 2020, respectively.

On July 22, 2020 the Company issued 163,398 and 326,797 restricted shares of its common stock to third party valued at $50,000 and $100,000 pursuant to the stock purchase agreement. The cash was received in 2020, respectively.

On July 22, 2020 the Company issued 816,993 and 65,359 restricted shares of its common stock to third party valued at $250,000 and $20,000 pursuant to the stock purchase agreement. The cash was received in 2020, respectively.

On July 24, 2020 359,524 shares for the purchase of prepaid marketing expenses valued at $302,000.

On August 4, 2020 the Company issued 141,243 restricted shares of its common stock to third party valued at $50,000 pursuant to the stock purchase agreement. The cash was received in 2020.

On August 6, 2020 the Company issued 148,166 and 166,686 S-8 shares valued at $120,000 and $135,000 pursuant to the Company’s Registration Statement on Form S-8 for severance fees.

On August 12, 2020 the Company issued 414,419 restricted shares of its common stock to third party valued at $76,690 pursuant to the stock purchase agreement for certain services, recorded as commission fees.

On December 7, 2020 the Company issued 130,609 S-8 shares of its common stock to third party value at $75,000 pursuant to the Company’s Registration Statement on Form S-8 for severance fees.

NOTE 15: STOCK OPTIONS AND WARRANTS

Options to purchase common stock are granted at the discretion of the Board of Directors, a committee thereof or, subject to defined limitations, an executive officer of the Company to whom such authority has been delegated. Options granted to date generally have a contractual life of ten years.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 15: STOCK OPTIONS AND WARRANTS (CONTINUED)

The stock option activity for years ended December 31, 2021 and 2020 is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2019	2,000,000	$0.75
Granted	8,300,000	0.27
Exercised	-	-
Expired or canceled	-	-
Outstanding at December 31, 2020	10,300,000	0.36
Granted	2,960,715	0.60
Exercised	(300,000)	0.35
Expired or canceled	(2,000,000)	0.75
Outstanding at December 31, 2021	10,960,715	$0.37

The following table summarizes the changes in options outstanding, option exercisability and the related prices for the shares of the Company’s common stock issued to employees and consultants under a stock option plan at December 31, 2021 and 2020: 2,000,000 options issued to John Huemoeller were canceled to allow for issuances to other employees.

As of December 31, 2021

	Options Outstanding			Options Exercisable
Weighted Average Exercise Price ($)	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)	Number Exercisable	Weighted Average Exercise Price ($)
$0.36	10,960,715	8.5	$0.37	8,094,046	$0.37

As of December 31, 2020

	Options Outstanding			Options Exercisable
Weighted Average Exercise Price ($)	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)	Number Exercisable	Weighted Average Exercise Price ($)
$0.36	10,300,000	9.8	$0.36	7,466,662	$0.36

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 15: STOCK OPTIONS AND WARRANTS (CONTINUED)

The Company determined the value of share-based compensation for options vested using the Black-Scholes fair value option-pricing model with the following weighted average assumptions:

	December 31,	December 31,
	2021	2020
Expected life (years)	10	10
Risk-free interest rate (%)	1.74	0.61
Expected volatility (%)	190	230
Dividend yield (%)	-	-
Weighted average fair value of shares at grant date	$1.74	$0.61

For the years ended December 31, 2021 and 2020 stock-based compensation expense related to vested options was $1,143,730 and $1,947,745 respectively.

Warrants

The following table summarizes warrant activity during the year ended December 31, 2021:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2020	-	$-
Granted	2,850,000	0.71
Forfeited/Cancelled	-	-
Exercised	-	-
Outstanding at December 31, 2021	2,850,000	$0.71

All outstanding warrants are exercisable at December 31, 2021 and there was no unrecognized stock-based compensation expense related to warrants. During the year ended December 31, 2020 there was no warrant activity.

NOTE 16: DISCONTINUED OPERATIONS

During May 2020 the Company decided to discontinue most of its operating activities pursuant to the Separation Agreement entered into by and among the Company, CanChew License Company (“CanCo”), CanChew Biotechnologies, LLC (“CanChew”), Medical Marijuana, Inc., Dr. George A. Anastassov (“Dr. Anastassov”), Dr. Philip A. Van Damme (“Dr. Van Damme”), Lekhram Changoer (“Mr. Changoer”), Sanammad Foundation, Netherlands and Sanammad Foundation, US (collectively, the “Sanammad Parties”). (see Note 1)

Pursuant to the terms of the Purchase Agreement dated as of May 6, 2020, Sanammad Parties agreed to acquire from the Company substantially all of its assets and its wholly-owned subsidiaries and to assume certain liabilities and its wholly-owned subsidiaries. Sanammad Parties agreed to pay a purchase price of $2,609,100 reflected in amount due Canchew were deemed paid in full. The sale, which was completed on May 6, 2020, did not include the Company’s cash and certain other excluded assets and liabilities.

The assets sold and liabilities transferred in the transaction were the sole revenue generating assets of the Company. The results of operations associated with the assets sold have been reclassified into discontinued operations for periods prior to the completion of the transaction.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 16: DISCONTINUED OPERATIONS (CONTINUED)

The following is a summary of assets and liabilities sold, stock retired and gain recognized, in connection with the sale of assets to Sanammad parties:

Other current assets	$5,000
Total current assets	$510,017
Intangible assets, net of amortization	$47,375
Total asset	$562,392

Notes payable	$880,000
Accounts payable and accrued expenses	$210,640
Due to Canchew	$1,526,603
Stock retired	$1,857
Total liabilities and equity	$2,619,100

The gain on sale of assets was reported during the period was determined as follows:
Loss on sale of assets	$(562,392)
Gain on sale of liabilities	$2,619,100

Net gain from sale of assets and liabilities	$2,056,708

The resulting gain from the sale will be fully offset by existing net operating loss carryforwards available to the Company.

For the years ended December 31, 2021 and 2020 the Company recognized interest expense of $-0- and $-0-, respectively.

As of December 31, 2021 and 2020, the Company has nil asset and liabilities of the discontinued operations in the unaudited condensed consolidated balance sheet in accordance with the provision of ASC 205-20.

Loss from Discontinued Operations

The sale of the majority of the assets and liabilities related to the Sanammad parties represents a strategic shift in the Company’s business. For this reason, the results of operations related to the assets and liabilities held for sale for all periods are classified as discontinued operations.

The following is a summary of the results of operations related to the assets and liabilities held for sale (discontinued operations) for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Net sales	$-	$5,097
Total expenses	$(7,996)	$(2,016,742)
Gain from sale of asset and liability	$-	$2,056,708
Other (loss) income	$-	$(164,356)
(Loss) income from discontinued operations	$(7,996)	$(119,293)

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 16: DISCONTINUED OPERATIONS (CONTINUED)

The following is a summary of net cash provided by or used in operating activities, investing activities and financing activities for the assets and liabilities held for sale (discontinued operations) for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Net (loss) income from discontinued operations	$(7,996)	$119,293)

Adjustment of non-cash activities	-	726,748
Decrease in accounts receivable	-
Increase in inventory	-
Increase in accounts payable and accrued expenses	-	(1,823,057)
Net cash provided by (used in) operating activities	$(7,996)	$(1,215,602)

Net cash provided by (used in) investing activities	$-	$27,490
Net cash provided by (used in) financing activities	$-	$(65,000)

NOTE 17: COMMITMENT AND CONTINGENCIES

On January 2, 2019 the Company entered into the term of Executive’s employment agreement, at a base salary of $10,000 per month with John W. Huemoeller II to serve as its Chief Executive Officer. The Company and Executive acknowledge and agree that Executive’s employment hereunder shall at all times be “at will,” which means that either Executive may resign at any time for any reason or for no reason, and that the Company may terminate Executive’s employment at any time for any reason or for no reason, in either case, subject to the applicable provisions of this Agreement. In further consideration for Executive’s services and subject to the approval of the Board, Executive will be granted an option to purchase 2,000,000 shares of the Company’s common stock (the “Option Shares”). The option will be subject to the terms and conditions applicable to stock options granted under the Company’s 2015 Stock Incentive Plan, as amended from time to time (the “Plan”), and as described in the Plan and the stock option agreement, which Executive will be required to sign. 50% of the Option Shares shall vest on the date of grant and the remaining 50% of the Option Shares shall vest on the 12- month anniversary of the grant date, subject to Executive’s continued employment by the Company. The exercise price per share will be equal to the fair market value per share on the date of grant, as determined by the last closing price of the Company’s common stock the day prior to grant. Beginning in October 2019, the board decided to increase CEO base salary to $35,000 per month.

On April 24, 2017 the company entered into an employment agreement with Robert Malasek, its Chief Financial Officer and Secretary. The agreement does not have a set term and may be terminated at any time by the Company or Mr. Malasek with proper notice. The shares were issued in the 1st quarter 2018. Beginning in October 2019, the board ratified to increase CFO base salary to $3,000 per month.

Industry Sponsored Research Agreement— Sapphire entered into the Industry Sponsored Research Agreement (“SRA”) effective February 7, 2020 to test and confirm the inhibitory activity of SBI-183 (exclusively licensed on January 13, 2020) and SBI-183 analogs, including those synthesized by the Company. The testing will include cell-based in vitro assays, NMR binding studies and testing to determine if SBI-183 enhances the activity of cytotoxic drugs in vitro. Animal studies will also be conducted under the SRA. Specifically, SBI-183 analogs will be evaluated in a mouse model of triple negative breast cancer using human tumor xenografts. The work will be performed over a period of one year with the total cost of the SRA totaling $150,468 paid prior to acquisition. For the year December 31, 2021, the Company recorded research and development expenses of $284,869

On August 5, 2020 Sapphire was awarded a $395,880 phase I Small Business Innovation Research (SBIR) grant by the National Cancer Institute (NCI). The grant will support continued development of novel small molecules that inhibit the enzymatic activity of Quiescin Sulfhydryl Oxidase I (QSOX1) based on a lead compound. QSOX1 is a tumor-derived enzyme that is important for cancer growth, invasion and metastasis. Sapphire is conducting this research with technology it has exclusively licensed from Skysong Innovations, LLC, the intellectual property management company for Arizona State University. Sapphire will subcontract tumor biology work for evaluating analog inhibitors for QSOX1 to Dr. Doug Lake’s laboratory at Arizona State University and Mayo Clinic Arizona. Grant income received for the years ended 2021 and 2020 was $279,981 and $115,899; respectively.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 17: COMMITMENT AND CONTINGENCIES

On August 25, 2020 we signed an exclusive licensing, manufacturing and distribution agreement with Empowered Diagnostics LLC to execute the high-volume production of our rapid point-of-care diagnostic test. AXIM and Empowered have completed the technology transfer and Empowered Diagnostics has built out their production facility to be able to manufacture millions of our neutralizing antibody tests for COVID-19 per month. In exchange for this license Empowered will pay Axim a royalty on net sales on all licensed products sold by Empowered covered by this license which global with the exception of Mexico.

This agreement was cancelled in February, 2022

Operating Lease

Lease Agreement—On March 3, 2020, Sapphire entered into a 3-year lease agreement (“Lease”) to relocate to a larger space within the same business park. The new space totals 1,908 square feet with monthly base rent in the 1st year $4,713, 2nd year $4,854 and 3rd year $5,000 at implicit interest rate of 6%. Upon commencement of the Lease on April 25, 2020, the previous lease will expire.

Operating Leases - Right of Use Assets and Purchase Commitments Right of Use Assets

We have operating leases for office space that expire through 2023. Below is a summary of our right of use assets and liabilities as of December 31, 2021.

Right-of-use assets	$76,871

Lease liability obligations, current	$56,871
Lease liability obligations, noncurrent	20,000
Total lease liability obligations	$76,871

Weighted-average remaining lease term	1.58 years

Weighted-average discount rate	6%

The following table summarizes the lease expense for the years ended December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Operating lease expense	$ 57,684*	$ 32,991
Short-term lease expense	15,711	20,831
Total lease expense	$ 73,395	$ 53,822

*We recorded $54,667 of operating lease expense this includes $11,545 of maintenance charges.

Approximate future minimum lease payments for our right of use assets over the remaining lease periods as of December 31, 2021, are as follows:

2022	$59,416
2023	20,000
Total minimum payments	79,416
Less: amount representing interest	(2,545)
Total	$76,871

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 17: COMMITMENT AND CONTINGENCIES (CONTINUED)

Litigation

As of December 31, 2021, and this report issuing date, the Company is not a party to any pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against the Company. To the knowledge of management, no director, executive officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company’s Common Stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

NOTE 18: INCOME TAXES

The Company utilizes ASC 740 “Income Taxes,” which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The U.S. tax reform bill that Congress voted to approve December 20, 2017, also known as the “Tax Cuts and Jobs Act,” made sweeping modification to the Internal Revenue Code, including a much lower corporate tax rate, changes to credits and deductions, and a move to a territorial system for corporations that have overseas earnings. The Act replaced the prior law graduated corporate tax rate, which taxed income over $10 million at 35%, with a flat rate of 21%. The Coronavirus Aid, Relief and Economy Security (CARES) Act (“the CARES Act, H.R. 748”) was signed into law on 27 March 2020. The CARES Act temporarily eliminates the 80% taxable income limitation (as enacted under the Tax Cuts and Jobs Act of 2017) for NOL deductions for 2018-2020 tax years and reinstated NOL carrybacks for the 2018-2020 tax years. Moreover, the CARES Act also temporarily increases the business interest deduction limitations from 30% to 50% of adjusted taxable income for the 2019 and 2020 taxable year. Lastly, the Tax Act technical correction classifies qualified improvement property as 15-year recovery period, allowing the bonus depreciation deduction to be claimed for such property retroactively as if it was included in the Tax Act at the time of enactment. The Company does not anticipate a material impact on its financial statements as of December 31, 2021 due to the recent enactment.

For the period ended December 31, 2021, the Company had available, for Federal income tax purposes, net operating losses of $9,024,000 which expire at various dates through December 31, 2030 and $26,706,957 which have no expiration date. The net operating loss carryovers may be subject to limitations under Internal Revenue Code section 382, due to significant changes in the Company’s ownership. If a change of ownership has occurred the net operating loss carryovers would be limited or might be eliminated.

The provision for income taxes differ from the amount of income tax determined by applying the applicable U.S. statutory rate to losses before income tax expense for the period ended December 31, 2021 and 2020 as follows:

	2021	2020
Expected tax at statutory rates	21.00%	21.0%

State Income Tax, Net of Federal benefit	6.98%	11.9%
Current Year Change in Valuation Allowance	-28.62%	32.9%
Prior Year NOL True-Ups	0.64%	0%
Effective Tax Rate	0.00%	0.00%

	2021	2020
Statutory federal income tax rate	21.0%	21.0%
Statutory state and local income tax rate , net of federal benefit	11.9%	11.9%
Change in valuation allowance	(32.9%)	(32.9%)
Effective tax rate	0.00%	0.00%

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 18: INCOME TAXES (CONTINUED)

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset result principally from the following:

	2021	2020
Stock Compensation	967,019	646,963
Amortization	608,354	24,082
Interest	66,376	66,376
Net Operating Loss Carry Forward	9,722,122	6,038,109
Valuation Allowance	(11,363,871)	(6,775,530)
Total gross deferred tax assets	(0.00)	(0.00)

	2021	2020
Deferred tax assets Federal*:
Net operating loss carry forward	$6,327,783	$6,022,948
Less: valuation allowance	(6,327,783)	(6,022,948)
Net deferred tax asset	$-	$-

The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. U.S. federal income tax returns for 2018 and after remain open to examination. We and our subsidiaries are also subject to income tax in multiple states and foreign jurisdictions. Generally, foreign income tax returns after 2018 remain open to examination. No income tax returns are currently under examination. As of December 31, 2021 and 2020, the Company does not have any unrecognized tax benefits, and continues to monitor its current and prior tax positions for any changes. The Company recognizes penalties and interest related to unrecognized tax benefits as income tax expense. For the years ended December 31, 2021 and 2020, there were no penalties or interest recorded in income tax expense.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 19: SUBSEQUENT EVENTS

Common Stock Issuances

During January 2022, the Company issued 519,247 shares for cash of gross proceeds of $75,000 pursuant to various stock purchase agreements. The cash was received in the fourth quarter2021 and first quarter 2022. The Company also issued warrants to purchase an aggregate of 519,247 shares of common stock at an average exercise price of $0.315 per share. The warrants are exercisable within a 3-year period from issuance.

In January 2022, the Company issued 7,000,000 shares of its common stock pursuant to its asset acquisition of Advanced Tear Diagnostics.

In January 2022, the Company issued 302,115 of its shares of common stock, valued at $100,000, in exchange for services which have been recorded as a prepaid expense.

On January 11, 2022, the company issued 282,759 shares of common stock upon the exercise of 500,000 options at an exercise price of $0.126 a share. This exercise was performed on a cashless basis.

In March 2022, the Company issued 624,290 of its shares of common stock pursuant to a stock purchase agreement for cash gross proceeds of $55,000.

In March 2022, the Company issued 173,390 shares of its common stock, valued at $32,944, in settlement of interest due to prepayment of a note.

In March 2022, the company issued 500,000 of its shares of common stock in exchange for services related to the arrangement of meetings and conferences.

The Company also issued 4,500,000 shares of its common stock January thru March of 2022 for cash of $530,228 pursuant to an equity purchase agreement, dated on May 14, 2021, which shares were registered pursuant to that S-1 Registration Statement filed by the Company with the SEC on May 14, 2021, and declared effective by the SEC on June 22, 2021.

Changes to the Company’s Board of Directors

On January 4, 2022, Mauricio Gatto Bellora tendered his resignation as a member of the Company’s Board of Directors, and the Company on that date accepted his resignation. Mr. Bellora’s decision to resign was not the result of any disagreement with the Company.

On January 6, 2022, the record holder of 500,000 shares of the Company’s Series C Preferred Stock, representing 100% of the 500,000 shares of Series C Preferred Stock issued and outstanding, which shares are entitled to cast a vote for election of up to four Series C Directors, whether by shareholder meeting (annual or special) or by written consent, acting pursuant to Section 78.320 of the Nevada Revised Statutes and Article III, Section 3 of the Company’s Amended and Restated Bylaws, consented by written consent in lieu of a meeting appointing Blake N. Schroeder to fill the director seat vacated by the resignation of Mauricio Javier Gatto Bellora.

AXIM BIOTECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 19: SUBSEQUENT EVENTS (CONTINUED)

Mr. Blake N. Schroeder, 42, began his career with a commercial litigation law firm in Salt Lake City, Utah. Beginning in 2008, Schroeder focused on the sale and marketing of natural products and opening international marketplaces to those products. From 2008 to 2014 Mr. Schroeder served in various capacities at MonaVie, LLC developing international business plans and growing international businesses. From August 2014 to February 2016, Mr. Schroeder served as the Chief Operating Officer of Forevergreen International, where he was responsible for global operation and sales of the multinational organization, including oversight of a global supply chain. From 2021 to the present, Mr. Schroeder has served as the Chief Executive Officer and Chairman of the Board of Medical Marijuana, Inc. From 2016 to the present, Mr. Schroeder serves as the chief executive officer of Kannaway USA, LLC, a wholly owned subsidiary of Medical Marijuana, Inc. Medical Marijuana, Inc. is one of the Company’s largest shareholders holding approximately 16.4% of the Company’s common stock, as of January 10, 2022. Mr. Schroeder holds a B.S. in Finance from Utah State University and a law degree from Syracuse University College of Law.

Debt Obligations

Effective February 10, 2022, The Company issued the following debt obligations in exchange for cash. A portion of the funds received by the Company were used to pay off the GS Capital Partners, LLC note, as discussed below.

Short Term Promissory Notes

Effective February 10, 2022, the Company issued two short term notes, each having a face amount of $250,000, in exchange for a total of $500,000 in cash (the “Short Term Promissory Notes”). The Short Term Promissory Notes bear interest at the rate of 1.5% per annum and were due and payable on or before March 10, 2022, unless demand for payment is made prior to such date. One of the two notes was paid in full on February 14, 2022.

Convertible Notes

Effective February 10, 2022, the Company issued seven convertible notes to a series of investors having an aggregate face value of $1,325,000 in exchange for $1,325,000 in cash (the “Convertible Notes”). One of the Convertible Notes, face value $25,000, was purchased by Blake N. Schroeder who is a director of the Company.

Each of the Convertible Notes is (i) unsecured; (ii) bears interest at a rate of 3% per annum; (iii) matures on February 10, 2032; and (iv) is convertible, in whole or in part, at any time by the holder, into restricted shares of the Company’s common stock at a conversion price equal to the lesser of $0.08125 or 70% of the average of the two lowest closing prices of the Company’s common stock in the ten trading days preceding any particular conversion, provided, the holder is prohibited from converting the convertible note, or portion thereof, if such conversion would result in beneficial ownership by the holder and its affiliates of more than 4.999% of Company’s issued and outstanding common stock as of the date of the conversion.

Note Repayments

On February 10, 2022, the Company paid in full the remaining balance due on that certain convertible note issued to GS Capital Partners, LLC, face value $1,110,000 (as amended, the “GS Note”). In connection with the repayment, the Company was required to pay accrued interest in the amount of $21,875, by issuing 173,390 restricted shares of the Company’s common stock pursuant to the formula set forth in the GS Note.

Changes in the Business

On March 7, 2022, the Company announced that is has shifted its focus for its rapid COVID-19 Neutralizing Antibody (“Nab”)(NAb) Test to become For Research Use Only (“RUO”). The test will provide researchers an important tool for COVID-19 research and is not intended for use in diagnostic procedures. The Company has also entered a separation agreement with Empowered Diagnostics, LLC following the FDA recall of Empowered’s products, including the NabNAb test.

AXIM BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS

Current assets:
Cash	$408,043	$452,963
Prepaid expenses	69,734	163,561
Inventory	20,089	20,089
Total current assets	497,866	636,613

Property and equipment, net of accumulated depreciation	108,894	116,810

Other Assets:
Notes receivable- related party	104,524	104,268
Patents (net of accumulated amortization of $12,775 and $7,409; respectively)	237,225	242,591
Licenses (net of accumulated amortization of $221,963 and $128,718; respectively)	4,048,037	4,141,282

Security deposit	5,000	5,000
Operating lease right-of-use asset	62,904	76,871
Total other assets	4,457,690	4,570,012

TOTAL ASSETS	$5,064,450	$5,323,435

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$880,332	$909,458
Derivative liability	2,054,769	-
Lease liability obligations	57,920	56,871
Due to shareholder	180	180
Due to first insurance funding	-	32,873
Convertible note payable (including accrued interest of $0 and $16,919	-	1,126,919

Promissory note (including accrued interest of $43,823 and $44,041, respectively) (see note 7)	368,041	454,693
Total current liabilities	3,361,242	2,580,994

Long-term liabilities:
Deferred tax liability	-	-
Convertible note payable (including accrued interest of $208,427 and $209,685, respectively) net of unamortized debt discount of $1,895,035 and $605,639, respectively (see note 11)	812,870	761,604
Convertible note payable - related party (including accrued interest of $309,037 and $299,037, respectively)	4,309,037	4,299,037
Lease liability obligations	4,984	20,000
Total long-term liabilities	5,126,891	5,080,641

TOTAL LIABILITIES	8,488,133	7,661,635

STOCKHOLDERS' DEFICIT

Preferred stock, $0.0001 par value, 5,000,000 shares authorized;

Series B Convertible Preferred Stock, $0.0001 par value 500,000 shares designated,	0	0
Series C Convertible Preferred Stock, $0.0001 par value 500,000 shares designated,	0	0
500,000 and 500,000 shares issued and outstanding, respectively	50	50

Common stock, $0.0001 par value, 300,000,000 shares authorized 151,501,782 and 138,099,981 shares issued and outstanding, respectively	15,151	13,811
Additional paid in capital	56,395,057	51,000,166
Common stock to be issued	135,000	4,530,000
Accumulated deficit	(59,968,941)	(57,882,227)
TOTAL STOCKHOLDERS' DEFICIT	(3,423,683)	(2,338,200)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$5,064,450	$5,323,435

See accompanying notes to these unaudited condensed consolidated financial statements

AXIM BIOTECHNOLOGIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the	For the
	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2022	2021

Revenues	$-	$32,649

Operating Expenses:

Research and development expenses	44,193	100,953
Selling, general and administrative	982,235	793,346
Depreciation and amortization	106,527	6,350

Total operating expenses from continuing operations	1,132,955	900,649

Loss from continuing operations	(1,132,955)	(868,000)

Other (income) expenses:

Interest income	(256)	(256)
Change in fair value of derivative liability	(587,077)	-
Income from grants from government	-	(90,000)
Amortization of debt discount	35,591	21,827
Gain on extinguishment of debt	(16,904)	-
Interest expense	1,522,405	60,332
Total other expenses (income)	953,759	(8,097)

Loss before provision of income tax	(2,086,714)	(859,903)
Provision for income tax	-	-

Loss from continuing operations	(2,086,714)	(859,903)

Loss from discontinued operations	-	(4,633)

NET LOSS	$(2,086,714)	$(864,536)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(2,086,714)	$(864,536)

Loss per share from continuing operations
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

Loss per share from discontinued operations
Basic	$-	$-
Diluted	$-	$-

Loss per share
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding - basic and diluted	147,163,570	125,909,597

See accompanying notes to these unaudited condensed consolidated financial statements

AXIM BIOTECHNOLOGIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Stock		Preferred Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock to be	Additional Paid In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Capital	Deficit	Total
Balance at December 31, 2020	125,327,579	$12,533	-	$-	-	$-			500,000	$50	$201,974	$43,201,186	$(41,849,922)	$1,565,821
Common stock to be issued for purchase of shares											168,500			168,500
Common stock issued against common stock to be issued received in py	108,965	11									(66,974)	66,963		-
Common stock issued for severance payable of discontinued operations	379,463	38										224,963		225,001
Common stock and warrants issued for cash	1,712,500	171										433,829		434,000
Stock based compensation- stock options												99,742		99,742
Net loss													(864,536)	(864,536)
Balance at March 31, 2021	127,528,507	12,753	-	-	-	-			500,000	50	303,500	44,026,683	(42,714,458)	1,628,528

Balance at December 31, 2021	138,099,981	13,811	-	-	-	-	-	-	500,000	50	4,530,000	51,000,166	(57,882,227)	(2,338,200)
Common stock issued under s-1	4,000,000	400										594,470		594,870
Common stock issued against common stock to be issued purchase of atd	7,000,000	700									(4,270,000)	4,269,300		-
Common stock issued against common stock to be issued received in PY	166,667	17									(25,000)	24,983		-
Common stock issued stock purchase agreements	976,870	98										104,902		105,000
Common stock issued for services	802,115	80									(100,000)	179,420		79,500
Cashless exercise stock options	282,759	28										(28)		-
Stock issued on settlement of debt	173,390	17										32,927		32,944
Stock based compensation - stock options												188,917		188,917
Net loss													(2,086,714)	(2,086,714)
Balance at March 31, 2022	151,501,782	15,151	-	-	-	-	-	-	500,000	50	135,000	56,395,057	(59,968,941)	(3,423,683)

See accompanying notes to these unaudited condensed consolidated financial statements

AXIM BIOTECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

	For the	For the
	Three Months Ended	Three Months Ended
	March 31, 2022	March 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,086,714)	$(864,536)
Less: (Loss) gain from discontinued operations	-	(4,633)
Loss from continuing operations	(2,086,714)	(859,903)

Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation	7,916	6,350
Stock based compensation	188,918	99,740
Amortization of prepaid insurance/expense	93,828	23,370
Amortization of debt discount	35,591	21,827
Common stock issued for services	79,500	-
Amortization of intangible assets	98,611	-
Loss on extinguishment of debt	11,068	-
Change in fair value of derivative liability	(587,077)	-
Non-cash interest expense	1,316,846	-

Changes in operating assets & liabilities:
(Increase) decrease in accounts receivable	-	(32,870)
Increase in interest receivable	(256)	(257)
(Increase) decrease in prepaid expenses	-	67,991
(Increase) decrease in inventory	-	(20,181)
Increase in accounts payable and accrued expenses	138,052	133,105
Net cash provided by (used in) operating activities from continuing operations	(703,717)	(560,828)
Net cash provided by (used in) operating activities from discontinued operations	-	(4,633)
Net cash provided by (used in) operating activities	(703,717)	(565,461)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(19,639)
Net cash provided by (used in) investing activities from continuing operations	-	(19,639)
Net cash provided by (used in) investing activities from discontinued operations	-	-
Net cash provided by (used in) investing activities	-	(19,639)

CASH FLOW FROM FINANCING ACTIVITIES:
Common stock issued under registration statement on Form S-1	594,870	-
Common stock issued under SPA	105,000	602,502
Repayment of first insurance funding	(32,873)	(25,369)
Proceeds from convertible notes	1,325,000	-
Repayment of convertible notes	(1,243,200)	-
Repayment of promissory note	(90,000)	-
Net cash provided by (used in) continuing financing activities	658,797	577,133
Net cash provided by (used in) discontinued financing activities	-	-
Net cash provided by (used in) financing activities	658,797	577,133

Net (decrease) increase in cash and cash equivalents	(44,920)	(7,967)

Cash and cash equivalents at beginning of period	452,963	457,181

Cash and cash equivalents at end of period	$408,043	$449,214

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAID DURING THE PERIOD FOR:
Interest	$-	$-
Income taxes - net of tax refund	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock issued against common stock to be issued	$125,000	$66,974
Common stock issued for severance		$$225,000
Initial derivative liability at issuance of notes	$2,641,846	$-
Initial debt discount at issuance of notes	$1,325,000	$-
Convertible note converted to common stock	$32,944	$-
Common stock issued on cashless exercise of options	$28	$-
Common stock issued against Common stock to be issued for acquisition	$4,270,000	$-

See accompanying notes to these unaudited condensed consolidated financial statements

AXIM BIOTECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2022

NOTE 1: ORGANIZATION

The Company was originally incorporated in Nevada on November 18, 2010, as Axim International Inc. On July 24, 2014, the Company changed its name to AXIM Biotechnologies, Inc. to better reflect its business operations. The Company’s principal executive office is located at 6191 Cornerstone Court E suite 114 San Diego Ca 92121. On August 7, 2014, the Company formed a wholly owned Nevada subsidiary named Axim Holdings, Inc. This subsidiary will be used to help facilitate the anticipated activities planned by the Company. On May 11, 2015 the Company acquired a 100% interest in CanChew License Company a Nevada incorporated licensing Company, through the exchange of 5,826,706 shares of its common stock. In October 2017 the company formed a wholly owned subsidiary in the Netherlands for purposes of holding pharmaceutical licenses as required by the Netherlands regulations and laws. On October 16, 2018, the Company formed a wholly owned disregarded entity Marina Street, LLC as part of improvement of internal control over cash management and bank activities.

On March 17, 2020, the Company acquired Sapphire Biotech, Inc., (“Sapphire”) which is research and Development Company that has a mission to improve global cancer care through the development of proprietary therapeutics for inhibiting cancer growth and metastasis. Sapphire is also developing a line of novel diagnostics for early cancer detection, response to treatment, and recurrence monitoring. Additionally, with the onset of the COVID-19 pandemic, the Company decided to begin creating COVID-19 rapid diagnostic tools, including multiple first-in-class COVID-19 neutralizing antibody tests and other innovations.

Sapphire’s operations are located in the Greater San Diego Area.

COVID-19 impact and related risks

The ongoing global outbreak of COVID-19, and the various attempts throughout the world to contain it, have created significant volatility, uncertainty and disruption. In response to government directives and guidelines, health care advisories and employee and other concerns, A number of the Company’s employees have had to work remotely from home and those on site have had to follow the Company’s social distance guidelines, which could impact their productivity. COVID-19 could also disrupt the Company’s operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who cannot effectively work remotely but who elect not to come to work due to the illness affecting others in the Company’s office or laboratory facilities, or due to quarantines.

Because of COVID-19, travel, visits, and in-person meetings related to The Company’s business have been severely curtailed or canceled and the Company has instead used on-line or virtual meetings to meet with potential customers and others.

In addition to operational adjustments, the consequences of the COVID-19 pandemic have led to uncertainties related to The Company’s business growth and ability to forecast the demand for its diagnostic testing and resulting revenues.

The full extent to which the COVID-19 pandemic and the various responses to it might impact The Company’s business, operations and financial results will depend on numerous evolving factors that are not subject to accurate prediction and that are beyond The Company’s control.

Changes to the Company’s Board of Directors

On January 4, 2022, Mauricio Gatto Bellora tendered his resignation as a member of the Company’s Board of Directors, and the Company on that date accepted his resignation. Mr. Bellora’s decision to resign was not the result of any disagreement with the Company.

On January 6, 2022, the record holder of 500,000 shares of the Company’s Series C Preferred Stock, representing 100% of the 500,000 shares of Series C Preferred Stock issued and outstanding, which shares are entitled to cast a vote for election of up to four Series C Directors, whether by shareholder meeting (annual or special) or by written consent, acting pursuant to Section 78.320 of the Nevada Revised Statutes and Article III, Section 3 of the Company’s Amended and Restated Bylaws, consented by written consent in lieu of a meeting appointing Blake N. Schroeder to fill the director seat vacated by the resignation of Mauricio Javier Gatto Bellora.

Mr. Blake N. Schroeder, 42, began his career with a commercial litigation law firm in Salt Lake City, Utah. Beginning in 2008, Schroeder focused on the sale and marketing of natural products and opening international marketplaces to those products. From 2008 to 2014 Mr. Schroeder served in various capacities at MonaVie, LLC developing international business plans and growing international businesses. From August 2014 to February 2016, Mr. Schroeder served as the Chief Operating Officer of For evergreen International, where he was responsible for global operation and sales of the multinational organization, including oversight of a global supply chain. From 2021 to the present, Mr. Schroeder has served as the Chief Executive Officer and Chairman of the Board of Medical Marijuana, Inc. From 2016 to the present, Mr. Schroeder serves as the chief executive officer of Kannaway USA, LLC, a wholly owned subsidiary of Medical Marijuana, Inc. Medical Marijuana, Inc. is one of the Company’s largest shareholders holding approximately 16.4% of the Company’s common stock, as of January 10, 2022. Mr. Schroeder holds a B.S. in Finance from Utah State University and a law degree from Syracuse University College of Law.

Changes in the Business

On March 7, 2022, the Company announced that is has shifted its focus for its rapid COVID-19 Neutralizing Antibody (“Nab”)(NAb) Test to become For Research Use Only (“RUO”). The test will provide researchers an important tool for COVID-19 research and is not intended for use in diagnostic procedures. The Company has also entered a separation agreement with Empowered Diagnostics, LLC following the FDA recall of Empowered’s products, including the NabNAb test.

NOTE 2: ACQUISITION OF INTELLECTUAL PROPERTY OF ADVANCED TEAR DIAGNOSTIC, LLC.

AXIM entered into two substantially contemporaneous transactions to acquire patents and 510(K) Licenses from Advanced Tear Diagnostics, LLC (the “Seller”) (collectively, the “Asset Acquisition”) for a total amount of $4,520,000.

The first transaction occurred on July 29, 2021, in which AXIM purchased five patents (the “Patents”) from the Seller for $250,000 (which includes assuming and paying $30,000 of the Seller’s liabilities). The bulk of the purchase price ($210,000) was in a note that requires seven equal monthly payments of $30,000, which payment started on September 3, 2021.

The second transaction occurred on August 26, 2021, in which AXIM purchased certain eye disease diagnostic technology, which consisted of a 510(K) license for Lactoferrin, a biomarker for dry eye disease and a 510(K) license for IgE, a biomarker for allergic ocular reaction (collectively, the “510(K) Licenses”). The purchase price for the 510(K) Licenses was $4,270,000, which price was paid by issuing to the Seller 7 million shares of AXIM restricted common stock.

Together, the Patents and the 510(K) Licenses constitute the acquired technology asset (the “Technology Asset”), which for accounting purposes, are considered one unit of account. We are amortizing the Technology Asset ratably over the 11.54 average remaining life of the Patents.

In accordance with FASB’s requirements for accounting for business combinations (FASB Accounting Standards Codification, Topic 805, Business Combinations (“Topic 805”)), since all of the value of this acquisition resides in one asset, the Technology Asset, we have accounted for this transaction as the acquisition of an asset. The seller had not been able to commercialize or complete development of the Technology Asset prior to the asset acquisition and AXIM has established an Ophthalmology Division to commercialize and market the diagnostic technology. In an asset acquisition, the total purchase price of the transaction, including transaction expenses, is allocated to the assets acquired based on the fair value of the assets acquired. In our acquisition of the Technology Asset, the total amount of the purchase price was allocated to the Technology Asset.

NOTE 3: BASIS OF PRESENTATION:

The consolidated financial statements of AXIM Biotechnologies, Inc. (formerly Axim International, Inc.) as of March 31, 2022, and 2021 have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Axim Biotechnologies, Inc. and its wholly owned subsidiaries Axim Holdings, Inc., Marina Street LLC, Axim Biotechnologies (the Netherland Company) and Sapphire Biotech, Inc. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated upon consolidation.

NOTE 4: GOING CONCERN

The Company’s consolidated financial statements have been presented assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has negative working capital of $2,863,375 and has an accumulated deficit of $59,968,941, has cash used in operating activities of continuing operations $703,717. The Company extinguished its old debt and entered in debt exchange agreement. On April 16, 2018, the Company entered into a Stock Purchase Agreement and sold 1,945,000 shares of our common stock registered under the Registration Statement on Form S-3 declared effective by the Securities and Exchange Commission on September 14, 2017. On March 11, 2019 the company issued shares in accordance with an SPA dated August 1, 2018 which the amount reduced due to shareholder by $400,000. During the year ended December 31, 2021, the Company raised additional capital of $1,610,538 through Stock Purchase Agreements. This capital provides funds for research, development, and ongoing operations. The Company intends to raise substantial additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful. That will raise a doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

NOTE 5: SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during reporting periods. Actual results could differ from these estimates. Significant estimates are assumptions about collection of accounts receivable, useful life of intangible assets and assumptions used in Black-Scholes-Merton, or BSM, valuation methods, such as expected volatility, risk-free interest rate and expected dividend rate.

Operating lease

We lease property under various operating leases which are disclosed on our Balance sheet in accordance with ASC 842

Risks and uncertainties

The Company operates in a dynamic and highly competitive industry and is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, protection of proprietary technology, dependence on key personnel, contract manufacturer and contract research organizations, compliance with government regulations and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical studies and clinical trials and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting. The Company believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows; ability to obtain future financing; advances and trends in new technologies and industry standards; results of clinical trials; regulatory approval and market acceptance of the Company’s products; development of sales channels; certain strategic relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

Products developed by the Company require approvals from the U.S. Food and Drug Administration (“FDA”) or other international regulatory agencies prior to commercial sales. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained or maintained, that the products will receive the necessary approvals, or that any approved products will be commercially viable. If the Company was denied approval, approval was delayed or the Company was unable to maintain approval, it could have a materially adverse impact on the Company. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from other pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees, consultants and other third parties.

Beginning in late 2019, the outbreak of a novel strain of virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes coronavirus disease 2019, or COVID-19, has evolved into a global pandemic. The extent of the impact of the coronavirus outbreak on the Company’s business will depend on certain developments, including the duration and spread of the outbreak and the extent and severity of the impact on the Company’s clinical trial activities, research activities and suppliers, all of which are uncertain and cannot be predicted. At this point, the extent to which the coronavirus outbreak may materially impact the Company’s financial condition, liquidity or results of operations is uncertain. The Company has expended and will continue to expend substantial funds to complete the research, development and clinical testing of product candidates. The Company also will be required to expend additional funds to establish commercial-scale manufacturing arrangements and to provide for the marketing and distribution of products that receive regulatory approval. The Company may require additional funds to commercialize its products. The Company is unable to entirely fund these efforts with its current financial resources. If adequate funds are unavailable on a timely basis from operations or additional sources of financing, the Company may have to delay, reduce the scope of or eliminate one or more of its research or development programs which would materially and adversely affect its business, financial condition and operations.

There have been no material changes in the accounting policies from those disclosed in the financial statements and the related notes included in the Form 10-K.

Cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of March 31, 2022, the Company had no cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company had no uninsured balances at March 31, 2022 and December 31, 2021. The Company has never experienced any losses related to these balances.

Accounts Receivable

It is the Company’s policy to review accounts receivable at least on a monthly basis for conductibility and follow up with customers accordingly. Covid19 has slowed collection as our customers are in a mandated pause. We do not have geographic concentration of customers.

Concentrations

At December 31, 2021, there was no accounts receivable. For the year ended December 31, 2021, one customer accounted for 21% of total revenue. There was no revenue for the three months ending March 31, 2022.

Property and equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using straight-line method over the estimated useful life. New assets and expenditures that extend the useful life of property or equipment are capitalized and depreciated. Expenditures for ordinary repairs and maintenance are charged to operations as incurred. The Company’s property and equipment relating to continuing operations consisted of the following at March 31, 2022 and December 31, 2021, respectively, and none related to discontinued operations.

	March 31, 2022	December 31, 2021
Equipment of continuing operations	$175,283	$175,283
Less: accumulated depreciation	$66,389	$58,473
	$108,894	$116,810

Depreciation expense was $7,916 and $6,350 for the three months ended March 31, 2022 and 2021, respectively.

Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. We conduct an impairment analysis for goodwill annually in the fourth quarter or more frequently if indicators of impairment exist or if a decision is made to sell or exit a business. Significant judgments are involved in determining if an indicator of impairment has occurred. Such indicators may include deterioration in general economic conditions, negative developments in equity and credit markets, adverse changes in the markets in which an entity operates, increases in input costs that have a negative effect on earnings and cash flows, or a trend of negative or declining cash flows over multiple periods, among others. The fair value that could be realized in an actual transaction may differ from that used to evaluate the impairment of goodwill.

We first may assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test included in U.S. GAAP. To the extent our assessment identifies adverse conditions, or if we elect to bypass the qualitative assessment, goodwill is tested using a quantitative impairment test.

Impairment of Indefinite-Lived Intangible Assets

For indefinite-lived intangible assets such as in-process research and development (IPRD), we conduct an impairment analysis annually in the fourth quarter or more frequently if indicators of impairment exist. We first perform a qualitative assessment to determine if it is more likely than not that the carrying amount of each of the in-process research and development assets exceeds its fair value. The qualitative assessment requires the consideration of factors such as recent market transactions, macroeconomic conditions, and changes in projected future cash flows. If we determine it is more likely than not that the fair value is less than its carrying amount of the in-process research and development assets, a quantitative assessment is performed. The quantitative assessment compares the fair value of the in-process research and development assets to its carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized for the excess.

We elected to perform a quantitative assessment of indefinite-lived intangible assets and determined that the fair value of the goodwill and IPRD related to the Sapphire acquisition was less than its carrying amount and that in-process research and development were fully impaired

The Company’s intangible assets relating to continuing operations and discontinued operations consisted of the following at March 31, 2022 and December 31, 2021, respectively

	March 31,	December 31,
	2022	2021
Patents	$250,000	$250,000
Licenses	4,270,000	4,270,000
	4,520,000	4,520,000

Less: accumulated amortization	234,739	136,127
	$4,285,261	$4,383,873

Estimated aggregate amortization expense for each of the five succeeding years ending December 31 is as follows:

	2022	2023	2024	2025	2026 and thereafter
Amortization expense	$295,838	$394,450	$394,450	$394,450	$2,806,073

Amortization expense recorded for the three months ended March 31, 2022 and 2021 was $98,612 and $0; respectively.

The Company recognized and impairment charge of $2,458,233 and $5,848,219 related to Goodwill and IPRD; respectively in 2021.

Goodwill and Intangible assets were impaired resulting in a net impairment loss in 2021 of $5,966,452, resulting from an FDA decision not to approve our COVID test.

Revenue Recognition

The Company follows the guidance contained in Topic 606 (FASB ASC 606). The core principle of Topic 606 (FASB ASC 606) is that an entity should recognize revenue to depict the transfer of goods of services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The revenue recognition guidance contained in Topic 606, to follow the five-step revenue recognition model along with other guidance impacted by this standard: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transportation price; (4) allocate the transportation price; (5) recognize revenue when or as the entity satisfies a performance obligation. All revenue was from operations that were divested.

Revenues are recognized when title for goods is transferred; non-refundable fees and proceeds from irrevocable agreements recognized when inflows or other enhancements of assets of the Company are received.

Revenues from continuing operations recognized for three months ended March 31, 2022 and 2021 amounted to $0 and $32,649, respectively. Revenues from discontinued operations recognized for three months ended March 31, 2022 and 2021 amounted to $0 and $0, respectively.

Collaboration Revenue

Revenue recognition for collaboration agreements will require significant judgment. The Company’s assessments and estimates are based on contractual terms, historical experience and general industry practice. Revisions in these values or estimations have the effect of increasing or decreasing collaboration revenue in the period of revision.

On August 21, 2020, the Company entered into a Distribution, License and Supply Agreement (“License Agreement”) with Empowered Diagnostics, LLC (“Empowered Diagnostics”). The License Agreement provides Empowered Diagnostics with a right to commercialize The Company’s products worldwide with the exception of Mexico.

Under the License Agreement, the company is responsible for applying for and obtaining necessary regulatory approvals in the US and EU, as well as marketing, sales and distribution of the products. Empowered Diagnostics will pay a transfer price for all licensed products, and upon achievement of certain regulatory and sales milestones, the Company may receive payments from Empowered Diagnostics equal to 8% of the monthly gross revenue. Agreement continues until terminated by mutual consent or uncorrected breach.

This agreement with Empowered Diagnostics was terminated in February 2022 The Company did not recognize any revenue from this agreement,

Grant Income

In 2021 the Company has received government grants to drive its research and development efforts. Through these government grants, the government has provided funding for the Company to perform research and development activities which will assist in developing its products. The Company believes the government entities funding these grants are interested in the Company advancing its underlying technologies through research activities and not providing incentives for hiring employees or building facilities that would suggest that the grant monies are not for specific research activities.

In determining how to classify the monies received under government grants, the Company acknowledges that there is no specific guidance under US GAAP and that the FASB and AICPA have often drawn upon the guidance in IAS 20 for classification. In considering the alternatives provided by IAS 20 for the presentation of these grants in the Company’s financial statements, the Company believes that recognizing the government grant proceeds as a component of other revenue is a better reflection of the economics of the arrangements as the Company earns the funding through the performance of research and development which is not one of the Company’s primary business activities or central to its operations. The Company believes that presenting research and development funding from government grants, as other revenue provides consistency in our financial reporting. The Company also believes that this presentation clearly presents to users of its financial statements in one line the Company’s sources of funding from these grants. The Company notes that there are no contingencies associated with the receipt of or ability to retain the funds under the grant, other than undertaking and performing the related research and development activities.

The Company recognizes funds received from contractual research and development services and from government grants as other revenue. These contracts and grants are not considered an ongoing major and central operation of the Company’s business. Our Income from Grants from Government for the three months ended March 31, 2022 and 2021 was $0 and $90,000, respectively.

Cost of Sales

Cost of sales includes the purchase cost of products sold and all costs associated with getting the products to the customers including buying and transportation costs. Cost of sales all related to discontinued operations.

Shipping Costs

Shipping and handling costs billed to customers will be recorded in sales. Shipping costs incurred by the company are recorded in general and administrative expenses. Shipping costs all related to discontinued operations.

Fair Value Measurements

The Company applies the guidance that is codified under ASC 820-10 related to assets and liabilities recognized or disclosed in the financial statements at fair value on a recurring basis. ASC 820-10 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

The Company’s financial instruments are cash and cash equivalents, accounts receivable, accounts payable, notes payable, and long-term debt. The recorded values of cash and cash equivalents and accounts payable approximate their fair values based on their short-term nature. The recorded values of notes payable and long-term debt approximate their fair values, as interest approximates market rates.

ASC 820-10 clarifies that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. ASC 820-10 requires valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Fair Value Hierarchy	Inputs to Fair Value Methodology
Level 1	Quoted prices in active markets for identical assets or liabilities
Level 2

Quoted prices for similar assets or liabilities; quoted markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the financial instrument; inputs other than quoted prices that are observable for the asset or liability; or inputs that are derived principally from, or corroborated by, observable market information

Level 3

Pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption is unobservable or when the estimation of fair value requires significant management judgment

All items required to be recorded or measured on a recurring basis are based upon Level 3 inputs.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed and is determined based on the lowest level input that is significant to the fair value measurement.

The Company recognizes its derivative liabilities as Level 3 and values its derivatives using the methods discussed below. While the Company believes that its valuation methods are appropriate and consistent with other market participants, it recognizes that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The primary assumptions that would significantly affect the fair values using the methods discussed are that of volatility and market price of the underlying common stock of the Company.

The Company’s acquired goodwill with a carrying amount of $2,458,233 were written down to zero, resulting in an impairment charge of $2,458,233, which was included in earnings for the period.

In-process Research and Development with a carrying amount of $5,848,219 was written down to its implied fair value of zero, resulting in an impairment charge of $5,848,219, which was included in earnings for the period.

Items recorded or measured at fair value on a recurring basis in the accompanying condensed consolidated financial statements consisted of the following items as of March 31, 2022

	Total	Level 1	Level 2	Level 3
Derivative liabilities	$2,054,769	$-	$-	$2,054,769

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities.”

Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instruments are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Income Taxes

The Company follows Section 740-10, Income tax (“ASC 740-10”) Fair Value Measurements and Disclosures of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including reversals of any existing taxable temporary differences, projected future taxable income, tax planning strategies, and the results of recent operations. If the Company determines that it would be able to realize a deferred tax asset in the future in excess of any recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

No amounts were accrued for the payment of interest and penalties as of March 31, 2022 and December 31, 2021 respectively. The Company is not aware of any uncertain tax positions that could result in significant additional payments, accruals, or other material deviation for the Three Months ended March 31, 2022 and 2021 respectively.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “Cares Act”) was enacted. The CARES Act included loans and grants to certain businesses, and temporary amendments to the Internal Revenue Code which changed net loss carryforward and back provisions and the business interest expenses limitation. Under the CARES Act provisions, the most relevant income tax considerations to Oncocyte relate to the amounts received under the Paycheck Protection Program loan program and the possible forgiveness of those loans by the SBA.

On December 21, 2020, the U.S. president has signed into law the “Consolidated Appropriations Act, 2021” which includes further COVID-19 economic relief and extension of certain expiring tax provisions. The relief package includes a tax provision clarifying that businesses with forgiven PPP loans can deduct regular business expenses that are paid for with the loan proceeds for federal tax purposes. Additional pandemic relief tax measures include an expansion of the employee retention credit, enhanced charitable contribution deductions, and a temporary full deduction for business expenses for food and beverages provided by a restaurant.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company had $0 and $0 allowance for doubtful accounts at March 31, 2022 and 2021, respectively and had $0 accounts receivable at March 31, 2022 and $0 at December 31, 2021, all was related to discontinued operations.

Net Loss per Common Share

Net loss per common share is computed pursuant to section 260-10-45 Earnings Per Share (“ASC 260-10”) of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding and the member potentially outstanding during each period. In periods when a net loss is experienced, only basic net loss per share is calculated because to do otherwise would be anti-dilutive.

There were common share equivalents 45,447,662 at March 31, 2022 and 30,119,877 at December 31, 2021. For the year ended March 31, 2022 these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Stock Based Compensation

All stock-based payments to employees and to nonemployee directors for their services as directors, including any grants of restricted stock and stock options, are measured at fair value on the grant date and recognized in the statements of operations as compensation or other expense over the relevant service period. Stock-based payments to nonemployees are recognized as an expense over the period of performance. Such payments are measured at fair value at the earlier of the date a performance commitment is reached, or the date performance is completed. In addition, for awards that vest immediately and are non-forfeitable the measurement date is the date the award is issued. The Company accounts for stock options issued to non-employees based on the estimated fair value of the awards using the Black-Scholes option pricing model in accordance with ASC 505-50, Equity-Based Payment to Non-employees. Stock-based compensation expense related to stock options granted to non-employees is recognized as the stock options vest. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. Stock options granted to non-employees are recorded at their fair value on the measurement date and are subject to periodic adjustments as such options vest and at the end of each reporting period, and the resulting change in value, if any, is recognized in the Company’s statements of operations and comprehensive loss during the period the related services are rendered.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. For the three months ended March 31, 2022 the Company incurred research and development expenses of $44,193 and $100,953 from continuing operations, respectively. For the three months ended March 31, 2022 the Company incurred research and development expenses of $0 and $0 from discontinued operations, respectively. The Company has entered into various agreements with CROs. The Company’s research and development accruals are estimated based on the level of services performed, progress of the studies, including the phase or completion of events, and contracted costs. The estimated costs of research and development provided, but not yet invoiced, are included in accrued liabilities on the balance sheet. If the actual timing of the performance of services or the level of effort varies from the original estimates, the Company will adjust the accrual accordingly. Payments made to CROs under these arrangements in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered.

Recently Issued Accounting Standards

Accounting Standards Implemented Since December 31, 2020

ASC Update 2021-04

Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force).

The amendments in this Update affect all entities that issue freestanding written call options that are classified in equity. Specifically, the amendments affect those entities when a freestanding equity-classified written call option is modified or exchanged and remains equity classified after the modification or exchange. The amendments that relate to the recognition and measurement of EPS for certain modifications or exchanges of freestanding equity-classified written call options affect entities that present EPS in accordance with the guidance in Topic 260, Earnings Per Share. The amendments in this Update do not apply to modifications or exchanges of financial instruments that are within the scope of another Topic. That is, accounting for those instruments continues to be subject to the requirements in other Topics. The amendments in this Update do not affect a holder’s accounting for freestanding call options.

ASC Update No. 2020-10

In October 2020, the FASB issued ASC Update No. 2020-10, Codification Improvements. Update No. 2020-10 amends a wide variety of Topics in the Codification in order to improve the consistency of the Codification and the application thereof, while leaving Generally Accepted Accounting Principles unchanged.

ASC Update No. 2020-06

In August 2020, the FASB issued ASC Update No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The amendments in Update No. 2020-06 simplify the complexity associated with applying U.S. GAAP for certain financial instruments with characteristics of liabilities and equity. More specifically, the amendments focus on the guidance for convertible instruments and derivative scope exception for contracts in an entity’s own equity

Other recent accounting pronouncements issued by the FASB and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 6: PREPAID EXPENSES

Prepaid expenses consist of the following as of March 31, 2022 and December 31, 2021 respectively:

	March 31,	December 31,
	2022	2021
Prepaid insurance	$28,263	$59,116
Prepaid services	41,471	104,445
	$69,734	$163,561

For the three months ended March 31, 2022 and 2021 the Company recognized amortization of prepaid expense and prepaid insurance of $93,828 and $23,370 respectively.

NOTE 7: PROMISSORY NOTE

On December 31, 2019, Sapphire Biotech, Inc. had entered into a Debt Exchange Agreement whereas the Company assumed three (3) loans totaling $128,375 of Debt owned by Sapphire Diagnostics, LLC which had an interest rate of 6% per annum. In the same Debt Exchange Agreement, the Company assumed four (4) additional loans made to Sapphire in 2019, which had an interest rate of 6% per annum. All seven (7) loans totaling $310,000, plus the aggregate interest accrued thereon of $14,218 making the face value of the new note $324,218. As of March 31, 2022 and December 31, 2021 respectively, the principal and accrued interest balances were $368,041 and $363,178 respectively.

On July 29, 2021, the Company recorded a $210,000 note payable in conjunction with the acquisition of patents from Advanced Tear Diagnostics LLC. The note balance as of December 31, 2021 is $90,000 with accrued interest of $1,515. The note was paid off February 2022 and has a zero balance as of March 31, 2022

NOTE 8: OTHER COMMITMENTS

The Company owes $5,000 to the chairman of the board of the Company for a working capital advance of $5,000 made in May of 2014, all was related to discontinued operations.

Under an agreement Mr. Changoer received on March 20, 2018 the Company issued 50,000 restrictive shares of its common stock and recorded $235,000 of compensation expenses in the accompanying consolidated financial statements to account for the issuance of the incentive shares. As of March 31, 2022 and December 31, 2021 respectively, the total outstanding balance was $20,000 and $20,000 respectively for consulting fees to Mr. Changoer included in accounts payable.

On September 25, 2018, the Company amended Independent Director Compensation agreement. Under the agreement in lieu of the share compensation due to independent director of the Company for his annual service ending May 23,

Dr. Philip A. Van Damme shall receive cash compensation of $20,000. Started from August 1, 2019 the company has been paying monthly clinical trial fee of $5,000. As of March 31, 2022 and December 31, 2021 respectively, the total outstanding balance was $-0- and $0, respectively included in accounts payable.

Effective January 1, 2019 the company entered into a thirty-months consulting agreement with the chairman of the board which pays a monthly consulting fee of $20,000. The company has also been paying a monthly bonus fee of 15,000; this additional fee is on a month-to-month basis at the discretion of management. As of March 31, 2022 and December 31, 2021 respectively, the total outstanding balance was $40,000 and $40,000 respectively for consulting fees included in accounts payable.

On May 6, 2020 (the “Effective Date”), AXIM Biotechnologies, Inc., a Nevada corporation (the “Company”), entered into an Agreement (the “Separation Agreement”) by and among the Company, CanChew License Company (“CanCo”), CanChew Biotechnologies, LLC (“CanChew”), Medical Marijuana, Inc., Dr. George A. Anastassov (“Dr. Anastassov”), Dr. Philip A. Van Damme (“Dr. Van Damme”), Lekhram Changoer (“Mr. Changoer”), Sanammad Foundation, Netherlands and Sanammad Foundation, US (collectively, the “Sanammad Parties”), pursuant to which, among other matters as described herein, Drs. Anastassov and Van Damme and Mr. Changoer resigned as members of the Company’s Board of Directors.

Pursuant to the Separation Agreement, the Company transferred and assigned to an entity designated by Dr. Anastassov all of the Company’s cannabis-related intellectual property other than the inventions and discoveries described in that certain cannabis-related patent application filed by the Company’s wholly-owned subsidiary, Sapphire Biotech, Inc. (water-soluble cannabinoid molecules). The Company also transferred 100% of its interest in CanCo and CanChew to an entity designated by Dr. Anastassov. In consideration for the transfers set forth above, any and all indebtedness owed by the Company to CanChew, totaling approximately $2.61 million, was satisfied and paid in its entirety.

In addition, in consideration for the payment by the Company of $65,000, the Company purchased 100% of the issued and outstanding 500,000 shares of Series B Preferred Stock held by the Sanammad Parties. Such shares shall be retired to treasury of the Company. The Sanammad Parties also agreed to forfeit and assign back to treasury, for no consideration, a total of 18,570,356 shares of the Company’s common stock.

In addition, each of Drs. Anastassov and Van Damme and Mr. Changoer have agreed to subject the shares of the Company’s common stock held by each of them to lock-up and leak-out restrictions, as follows: they shall not sell shares for a period of 12 months following the Effective Date and, thereafter, subject to a daily volume limitation of 5%, on an aggregate basis among them.

Further, the Company terminated the Consulting Agreement of Dr. Anastassov and the Employment Agreements for each of Dr. Van Damme and Mr. Changoer. In connection with the termination of Dr. Anastassov’s Consulting Agreement, the Company agreed to pay severance in the amount of $35,000 for March 2020 and $20,000 per month thereafter through July 2021 (the termination date contemplated by the Consulting Agreement). Commencing for the April 2020, the Company may, in its sole discretion, pay the $20,000 severance obligation by the issuance of shares of the Company’s common stock registered pursuant to the Registration Statement on Form S-8 filed with the Commission on May 29, 2015 (“S-8 Shares”). If the gross cash proceeds from the sale of any S-8 Shares issued in lieu of cash severance is less than $20,000, as determined 20 days after issuance of such S-8 Shares, then the Company has agreed to issue additional shares that would serve to “true-up” the value of the shares to the $20,000 monthly severance obligation; provided, however, that if 30 days after the date the severance payment is due the gross proceeds from the sale of S-8 Shares is less than $20,000, the Company must pay the shortfall in cash. In addition, for each month that Dr. Anastassov is entitled to receive severance, he shall receive S-8 Shares in an amount equal to the lesser of (a) 150,000 S-8 Shares, or (b) S-8 Shares valued at $15,000 based upon the closing price of the Company’s common stock as of the due date of the severance payment obligation. In connection with the termination of the Employment Agreements of Dr. Van Damme and Mr. Changoer, Mr. Changoer’s severance payments shall be $20,000 per month for 12 months, commencing April 2020 (paid in arrears) and Dr. Van Damme’s severance payments shall be $5,000 per month for 12 months, similarly commencing April 2020 and paid in arrears. The Company has the right to pay each of Dr. Van Damme’s and Mr. Changoer’s monthly severance payments in S-8 shares in lieu of cash subject to the same terms and restrictions (including true-up terms) as set forth above for Dr. Anastassov. As of March 31, 2022, the accrued severance payment was $40,000 to Dr. Anastassov, $20,000 to Mr. Changoer included in accounts payable.

The Company retains the right to prepay the severance obligations to Drs. Anastassov and Mr. Changoer, without penalty.

No claims were alleged by the Company against any party, and no claims were alleged against the Company. However, in connection with the transactions described above, the parties entered into a general mutual release of all claims.

NOTE 9: RELATED PARTY TRANSACTIONS

Related Party

The Company has an employment agreement with Catalina Valencia at a rate of $15,000 per month commencing March 17, 2020. The agreement can be terminated with 30 days’ notice by either party

The company has a consulting agreement with Glycodots LLC whereby it will provide the services of Dr. Sergei A. Svarovsky at a rate of $15,000 per month commencing March 17, 2020. The agreement can be terminated with 30 days’ notice by either party.

Purchase of Promissory Note and Forbearance Agreement

Effective May 4, 2020, the Company acquired from TL-66, a California limited liability company (“Seller”), a promissory note issued to Seller by Dr. Anastassov (“Maker”) dated December 1, 2017, with a face value of $350,000 and a remaining balance due of approximately $100,000 (the “Note”). The purchase price for the Note was $100,000 payable by the Company issuing Seller One Million (1,000,000) restricted shares of the Company’s Common Stock. Effective May 6, 2020, the Company and Maker entered into a Forbearance Agreement whereby the Company agreed to forbear from making any collection efforts on the Note for a period of 24 months so long as Maker has not breached the Separation Agreement. Following 24 months, if there has been no breach of the Separation Agreement by Maker, repayment of the Note, including all principal and unpaid interest, will be waived in full. As of May 4, 2020 the carrying value of the note receivable was $102,567, the value of the common stock to be issued was $135,000, resulting in a loss of $32,433 accounted as loss on debt extinguishment related to discontinued operations. The balance of the Note Receivable as of March 31, 2022 and December 31, 2021 respectively is $102,567 and $102,567 excluding interest accrued thereon of $1,957 and $1,701, respectively.

NOTE 10: DUE TO FIRST INSURANCE FUNDING

On June 25, 2020, the Company renewed its D&O insurance policy with total premiums, taxes and fees for $93,357. A cash down payment of $18,671 was paid on July 6, 2020. Under the terms of the insurance financing, payments of $8,546, which include interest at the rate of 4.6% per annum, are due each month for nine months commencing on July 25, 2020.

On June 25, 2021, the Company renewed its D&O insurance policy with total premiums, taxes and fees for $98,888. A cash down payment of $24,273 was paid on July 7, 2021. Under the terms of the insurance financing, payments of $1,797, which include interest at the rate of 4.420% per annum, are due each month for nine months commencing on July 25, 2021.

The total outstanding due to First Insurance Funding as of March 31, 2022 and December 31, 2021 is $0 and $32,873, respectively.

NOTE 11: CONVERTIBLE NOTES PAYABLE

The following table summarizes convertible note payable of related party as of March 31, 2022 and December 31, 2021 respectively:

	March 31,	December 31,
	2022	20201
Convertible note payable, due on November 1, 2026, interest at 3.5% p.a.	$4,000,000	$4,000,000
Accrued interest	309,037	299,037
Convertible note payable, net	$4,309,037	$4,299,037

The interest on this note is payable bi-annually every May 1 and November 1. On May 1, 2019 the Company paid accrued interest of $60,278.

In 2020 the Company was authorized to apply the accounts receivable of $75,074 due from Kannaway towards its accrued interest.

On May 1, 2020, the Company agreed to modify its existing convertible note with a principal balance of $4 million, 3.5% interest rate convertible note with the current holder of that note. There were two changes to the existing agreement – (a) the conversion price was reduced from the $1.50 conversion price in the original Note to $0.25 cents in the modified Note and (b) the term of the note was extended from the original maturity date of November 1, 2021, to November 1, 2026. The Company’s stock closed trading on the day of the modification at $0.13 per share. The amendment of this convertible Note was also evaluated under ASC Topic 470-50-40, “Debt Modifications and Extinguishments.” Based on the guidance, the instruments were determined to be substantially different due to the change in the conversion price being substantial, and debt extinguishment accounting was applied. The fair value of the modified convertible note was not different than the carrying value of the original note as such no extinguishment loss was recorded, The Note prior to the amendment of approximately $4 million, and the fair value of the Note and embedded derivatives after the amendment of approximately $4 million. There were no unamortized debt issuance costs and the debt discount associated with the original 2018 Note.

For the three months ended March 31, 2022 and 2021, interest expense was $35,000 and $35,000, respectively.

As of March 31, 2022 and December 31, 2021, the balance of secured convertible note was $4,309,037 and $4,299,037 which included $309,037 and $299,037 accrued interest, respectively.

The following table summarizes convertible note payable as of March 31, 2022 and December 31, 2021 respectively:

	March 31,	December 31,
	2022	2021
Convertible note payable, due on October 1, 2029, interest at 3.5% p.a.	$484,478	$484,478
Convertible Note Payable, due on October 1, 2022, interest at 6% p.a.	-	1,110,000
Convertible note payable, due on October 1, 2029, interest at 3.5% p.a.	500,000	500,000
Convertible note payable, due on February 10, 2032, interest at 3.0% p. a.	1,325,000	-
Convertible note payable, due on December 31, 2034, interest at 3% p.a.	190,000	190,000
Accrued interest (The accrued interest and principal are both included in the captions titled “convertible note payable” in the balance sheet)	208,427	209,685
Total	2,707,905	2,494,163
Less: unamortized debt discount/finance premium costs	(1,895,035)	(605,639)
Convertible note payable, net	$812,870	$1,888,524

On September 16, 2016, we entered into a convertible note purchase agreement (the “Convertible Note Purchase Agreement” or “Agreement”) with a third-party investor. Under the terms of the Convertible Note Purchase Agreement the investor may acquire up to $5,000,000 of convertible notes from the Company. With various closings, under terms acceptable to the Company and the investor as of the time of each closing. Pursuant to the Agreement, on September 16, 2016 the investor provided the Company with $850,000 secured convertible note financing pursuant to four (4) Secured Convertible Promissory Notes (the “Notes”). Each of the Notes matures on October 1, 2029, and pay 3.5% compounded interest paid bi-annually. The Note are secured by the assets of the Company, may not be pre-paid without the consent of the holder, and are convertible at the option of the holder into shares of the Company common stock at a conversion price equal to $0.2201 per share.

As of March 31, 2022 and December 31, 2021 respectively, the balance of secured convertible notes was $577,945 and $573,612, which included $93,467 and $89,134 accrued interest, respectively.

On October 20, 2016 a third-party investor provided the Company with $1,000,000 secured convertible note financing pursuant to three (3) Secured Convertible Promissory Notes (the “Notes”). Each of the Notes mature on October 1, 2029 and pay 3.5% compounded interest paid bi-annually. The Notes are secured by the assets of the Company, may not be pre-paid without the consent of the holder, and are convertible at the option of the holder into shares of the Company’s common stock at a fixed conversion price equal of $0.2201 per share. The investor paid cash of $500,000 for one of the Notes and issued to the Company two (2) secured promissory notes of $250,000 each for two (2) Convertible Notes of $250,000 each. The two secured promissory notes issued by the investor (totaling $500,000) as payment for two (2) secured Notes totaling $500,000 mature on February 1, 2017 ($250,000) and March 1, 2017 ($250,000), bear interest at the rate of 1% per annum, are full recourse and additionally secured by 10,486,303 shares of Medical Marijuana, Inc. (Pink Sheets symbol: MJNA) and were valued at $858,828 based upon the closing price of MJNA on October 20, 2016. A debt discount was recorded related to beneficial conversion feature inn connection with this convertible note of $499,318, related to the beneficial conversion feature of the note to be amortized over the life of the note or until the note is converted or repaid. As of March 31, 2022 and December 31, 2021 respectively, this note has not been converted and the balance of secured convertible notes was $596,688 and $592,215, which included $96,688 and $92,215 accrued interest, respectively.

On June 7, 2021 the Company converted $500,000 of the Convertible Note with TL-66-LLC along with the accrued interest of $82,707 into 2,647,464 shares of the Company’s common stock at $0.2201 per share which resulted in a loss on extinguishment of debt of $1,535,264.

On December 31, 2019, Sapphire Biotech, Inc. entered into a Convertible Note Purchase Agreement whereas the Company issued a convertible note with a face value of $190,000 with a compounding interest rate of 3% per annum, the interest shall be payable annually beginning on December 31, 2020 until the maturity date of December 31, 2034, at which time all principal and interest accrued thereon shall be due and payable. The Convertible Note is secured by substantially all the Company’s tangible and intangible assets. In addition, the Convertible Note includes various non-financial covenants including the Company may not enter into any agreement, arrangement or understanding of any kind that would result in a transaction, or series of transactions, that would result in the sale of 50% or more of the Company’s capital stock without the prior approval of the holder.

Upon issuance, the Convertible Note was convertible into shares of the Company’s common stock at $1.90 per share. At December 31, 2019, the Company determined that the Convertible Note contained a beneficial conversion feature for which a full discount was recorded on the Convertible Note. The fair market value of the Company’s common stock was based upon the estimated per share acquisition price per the pending acquisition of the Company. The discount of $190,000 will be amortized using the effective interest method and will be fully amortized by December 31, 2034.

On March 17, 2020 the Company entered into a Share Exchange Agreement (“Agreement”) with Sapphire Biotech, Inc., a Delaware corporation (“Sapphire”) and all of the Sapphire stockholders (collectively, the “Sapphire Stockholders”). Following the closing of the transaction, Sapphire will become a wholly owned subsidiary of AXIM. Under the terms of the Agreement, the Company intends to assume the convertible notes in the principal amounts of $190,000. After the acquisition, the Convertible Note was able to convert 6,000,000 shares of Axim’s common stock. Upon assumption of the note, the Company recorded a beneficial conversion feature of $190,000. As of March 31, 2022 and December 31, 2021, the balance of secured convertible note was $202,841 and $201,416, which included $12,841 and $11,416 accrued interest, respectively.

On July 21, 2020 the Company entered into convertible note purchase agreement with Cross & Company, the Company owed to Cross & Company $609,835 of aggregated payments and desired to satisfy the amount due in full by issuing to Cross & Company a convertible promissory note. The convertible note matures on July 21, 2032 and incurred 3.5% compounded interest paid annually. The Note are secured by the assets of the Company, may not be pre-paid without the consent of the holder, and are convertible at the option of the holder into shares of the Company common stock at a conversion price equal to $0.37. Notwithstanding the foregoing, holder shall not be permitted to convert the note, or portion thereof, if such conversion would result in beneficial ownership by holder and its affiliates of more than 4.9% of the debtor’s outstanding common stock as of the date of conversion. The Company determined that that the conversion of the amounts due into a long-term convertible note resulted in a debt extinguishment due to the change in the fair values exceeding 10%. Accordingly, the loss of $823,497 was included in the statement of operations as loss on debt extinguishment. As of March 31, 2022 and December 31, 2021, the balance of secured convertible note was $0 and $0, which included $0 and $0 accrued interest, respectively.

The note was converted to 1,725,439 shares which included accrued interest at time of conversion of $28,578 common stock on November 24, 2021 at which time the company recorded loss on conversion expense of $51,763.

On September 27, 2021 the Company entered into convertible note purchase agreement with GS Capital LLC in the amount of $1,110,000. The note had an original issue discount of $100,000, bridge financing fees of $100,000 and legal costs of $30.000, which were amortized to financing cost on the issuance of note. It bears interest at a rate of 6% and matures September 29, 2022. The note is convertible to free trading shares six months after issuance at a conversion price of $0.25 per share subject to a 10 day look back period at time of conversion if the stock is trading at less than $0.25 for more than 5 days then the conversion price will be a 30 percent discount to the average of the two lowest closing prices within the 10 day look back period. As of March 31, 2022 and December 31, 2021, the balance of this convertible note was $0 and $1,126,919, which included $0 and $16,919 accrued interest; respectively.

On February 10, 2022, the Company paid in full the remaining balance due on that certain convertible note issued to GS Capital Partners, LLC, face value $1,110,000 (as amended, the “GS Note”). In connection with the repayment, the Company was required to pay accrued interest in the amount of $21,863, by issuing 173,390 restricted shares of the Company’s common stock pursuant to the formula set forth in the GS Note. The shares were issued February 22, 2022 and valued at the closing price on that date at $0.19 per shares which was valued at $32,944 for the accrued interest of $21,863 and the balance $11,081 was recorded as loss on conversion under interest expenses in statement of operation. Also the Company paid $133,200 as penalty for early repayment recorded under interest expenses in statement of operation.

Debt Obligations

Effective February 10, 2022, The Company issued the following debt obligations in exchange for cash. A portion of the funds received by the Company were used to pay off the GS Capital Partners, LLC note, as discussed below.

Short Term Promissory Notes

Effective February 10, 2022, the Company issued two short term notes, each having a face amount of $250,000, in exchange for a total of $500,000 in cash (the “Short Term Promissory Notes”). The Short Term Promissory Notes bear interest at the rate of 1.5% per annum and were due and payable on or before March 10, 2022, unless demand for payment is made prior to such date. Both the notes were paid in full in February 2022.

Convertible Notes

Effective February 10, 2022, the Company issued seven convertible notes to a series of investors having an aggregate face value of $1,325,000 in exchange for $1,325,000 in cash (the “Convertible Notes”). One of the Convertible Notes, face value $25,000, was purchased by Blake N. Schroeder who is a director of the Company.

Each of the Convertible Notes is (i) unsecured; (ii) bears interest at a rate of 3% per annum; (iii) matures on February 10, 2032; and (iv) is convertible, in whole or in part, at any time by the holder, into restricted shares of the Company’s common stock at a conversion price equal to the lesser of $0.08125 or 70% of the average of the two lowest closing prices of the Company’s common stock in the ten trading days preceding any particular conversion, provided, the holder is prohibited from converting the convertible note, or portion thereof, if such conversion would result in beneficial ownership by the holder and its affiliates of more than 4.999% of Company’s issued and outstanding common stock as of the date of the conversion. A debt discount was recorded related to beneficial conversion feature in connection with this convertible note of $1,325,000, which to be amortized over the life of the note or until the note is converted or repaid.

During the three months ended March 31, 2022 and 2021 respectively, the Company amortized the debt discount on all the notes of $35,591 and $21,827, respectively. As of March 31, 2022 and December 31, 2021, unamortized debt discount was $1,895,035 and $605,639, respectively.

NOTE 12: DERIVATIVE LIABILITIES

Upon the issuance of certain convertible note payable having a variable conversion rate, the Company determined that the features associated with the embedded conversion option embedded in the debt, should be accounted for at fair value, as a derivative liability.

On February 10, 2022 ie on the date of issuance of derivative instrument, the Company estimated the fair value of the embedded derivatives of $2,641,846 using the Black-Scholes Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 163.09%, (3) risk-free interest rate of 2.03%, and (4) expected life of 10 years. The value of notes $1,325,000 was debited to beneficial conversion feature and the balance $1,316,846 was recorded as non-cash interest expenses under interest expenses in statement of operation.

On March 31, 2022, the Company estimated the fair value of the embedded derivatives of $2,054,769 using the Black-Scholes Pricing Model based on the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 162.72%, (3) risk-free interest rate of 2.32%, and (4) expected life of 9.86 years. The change of $587,077 was recorded as gain on change in fair value of derivative liabilities for the three months ended March 31, 2022.

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities for the three months ended March 31, 2022:

Balance, December 31, 2021	$-
Issuance of convertible note payable	2,641,846
Mark to market	(587,077)
Balance, March 31, 2022	$2,054,769

Gain on change in derivative liabilities for the three months ended March 31, 2022	$587,077

NOTE 13: STOCK INCENTIVE PLAN

On May 29, 2015, the Company adopted its 2015 Stock Incentive Plan. Under the Plan the Company may issue up to 10,000,000 S-8 shares to officers, employees, directors or consultants for services rendered to the Company or its affiliates or to incentivize such parties to continue to render services. S-8 shares are registered immediately upon the filing of the Plan and are unrestricted shares that are free-trading upon issuance. On May 20, 2021 the board consent increased the issue up to 20,000,000 shares. As of March 31, 2022 and December 31, 2021 respectively, there were 8,094,046 and 9,806,000 shares available for issuance under the Plan.

On May 13, 2020, Alim Seit-Nebi the Chief Technology Officer and Co-Founder of Sapphire Biotechnology was granted the options to purchase 1 million shares of Axim common stock under the plan at the exercise price of $0.126 per share. One third of the options will vest six months from the date of grant, one third of the options will vest one year from the date of grant, and the remaining one third of the options will vest two years from the date of grant.

On May 13, 2020, Dr. Douglas Lake the Chief Clinical Officer and Co-Founder of Sapphire Biotechnology was granted the options to purchase 2 million shares of Axim common stock under the plan at the exercise price of $0.126 per share. One third of the options will vest six months from the date of grant, one third of the options will vest one year from the date of grant, and the remaining one third of the options will vest two years from the date of grant.

On May 13, 2020, Timothy R, Scott the Director of Axim Biotechnology was granted the options to purchase 0.5 million shares of Axim common stock under the plan at the exercise price of $0.126 per share. One third of the options vested immediately, one third of the options will vest six months from the date of grant, and the remaining one third of the options will vest twelve months from the date of grant.

On May 13, 2020, Robert Cunningham the Director of Axim Biotechnology was granted the options to purchase 0.5 million shares of Axim common stock under the plan at the exercise price of $0.126 per share. One third of the options vested immediately, one third of the options will vest six months from the date of grant, and the remaining one third of the options will vest twelve months from the date of grant.

On May 13, 2020, Maurico Bellora the Director of Axim Biotechnology was granted the options to purchase 0.5 million shares of Axim common stock under the plan at the purchase price of $0.126 per share. One third of the options vested immediately, one third of the options will vest six months from the date of grant, and the remaining one third of the options will vest twelve months from the date of grant.

On September 10, 2020, Noel C. Gillespie the Senior Patent Attorney of Axim Biotechnology was granted the options to purchase 0.5 million shares of Axim common stock under the plan at the purchase price of $0.61 per share. One third of the options vested immediately, one third of the options will vest one year from the date of grant, and the remaining one third of the options will vest two years from the date of grant.

On August 2, 2021, Bijan Pedram the Senior Scientific of Sapphire Biotechnology was granted the options to purchase 0.1 million shares of Axim common stock under the plan at the purchase price of $0.67 per share. 25% of the Option shares will be vested upon the one anniversary of the vesting commencement day and the balance of the option shares will be vested of thirty-six (36) successive equal monthly in the first anniversary of the vesting commencement day.

On August 17, 2021, Jeff Busby the Senior Vice president of Sales of Axim Biotechnology was granted the options to purchase 1 million of shares of Axim common stock under the plan at the purchase price of $0.60 per share. 25% of the Option shares will be vested upon the one anniversary of the vesting commencement day, 25% of the Option shares will be vested upon the two anniversaries of the vesting commencement day, 25% of the Option shares will be vested upon the three anniversary of the vesting commencement day and 25% of the Option shares will be vested upon the four anniversaries of the vesting commencement day.

On September 1, 2021, Laura M. Periman Medical advisory board member of Axim Biotechnology was granted the options to purchase 0.1 million of shares of Axim common stock under the plan at the purchase price of $0.64 per share. 50% of the Option shares will be vested upon the one anniversary of the vesting commencement day and 50% of the Option shares will be vested upon the two anniversaries of the vesting commencement day.

On September 4, 2021, Kelly K. Nichols Medical advisory Board member of Axim Biotechnology was granted the options to purchase 0.1 million of shares of Axim common stock under the plan at the purchase price of $0.62 per share. 50% of the Option shares will be vested upon the one anniversary of the vesting commencement day and 50% of the Option shares will be vested upon the two anniversaries of the vesting commencement day.

On September 8, 2021, Joseph Tauber the Ophthalmic Chief Medical Officer (CMO) of Axim Biotechnology was granted the options to purchase 1 million of shares of Axim common stock under the plan at the purchase price of $0.622 per share. 25% of the Option shares will be vested upon the one anniversary of the vesting commencement day, 25% of the Option shares will be vested upon the two anniversaries of the vesting commencement day, 25% of the Option shares will be vested upon the three anniversary of the vesting commencement day and 25% of the Option shares will be vested upon the four anniversaries of the vesting commencement day.

For the three months ended March 31, 2022 and 2021 respectively the Company recorded compensation expense of $188,917 and $99,742 respectively.

NOTE 14: STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, with a par value of $0.0001 per share. Of the 5,000,000 authorized preferred shares, 4,000,000 are undesignated “blank check” preferred stock. The Company may issue such preferred shares and designate the rights, privileges and preferences of such shares at the time of designation and issuance. As of March 31, 2022, and 2021 there are -0- and -0- shares of undesignated preferred shares issued and outstanding, respectively.

There are zero shares issued and outstanding of Series A and Series B Preferred stock as of March 31, 2022.

Series C Convertible Preferred Stock

On August 17, 2016 the Company designated up to 500,000 shares of a new Series C Convertible Preferred Stock (Series C Preferred Stock). The holders of the Series C Preferred are entitled to elect four members to the Company’s board of directors and are entitled to cast 100 votes per share on all other matters presented to the shareholders for a vote. Each share of Series C Convertible Preferred is convertible into one share of the Company’s common stock. The Series C Convertible Preferred designation contains a number of protective and restrictive covenants that restrict the Company from taking a number of actions without the prior approval of the holders of the Series C Preferred or the unanimous vote of all four Series C Directors. If at any time there are four Series C Directors, one such director must be independent as that term is defined in the Series C designation. Any challenge to the independence of a Series C Director is a right conferred only upon the holders of the Series B Convertible Preferred Stock and may only be made by the holders of the Series B Convertible Preferred Stock.

On August 18, 2016 the Company issued all 500,000 shares of its newly designated Series C Preferred Stock to MJNA Investment Holdings, LLC in exchange for cash of $65,000. As the holders of the Series C Preferred Stock, MJNA Investment Holdings, LLC has designated Dr. Timothy R. Scott, John W. Huemoeller II, Robert Cunningham and Blake Schroeder as their four Series C Directors.

On February 20, 2019, MJNA Investment Holdings LLC (“Seller”) sold its 500,000 shares of AXIM Biotechnologies, Inc.’s, a Nevada corporation (the “Company”) Series C Preferred Stock to Juniper & Ivy Corporation, a Nevada corporation (“Purchaser”) for a purchase price of $500,000 (the “Purchase Price”) pursuant to a Preferred Stock Purchase Agreement (the “Purchase Agreement”). Payment of the Purchase Price was made as follows (i) a $65,000 payment made by check payable to Seller, which Purchaser borrowed from an unrelated third-party and which has no recourse against the Series C Preferred Stock or assets of Purchaser (the “Loan”), and (ii) the issuance by Purchaser to Seller of a promissory note, face value, $435,000, which has no recourse against the Series C Preferred Stock or assets of Purchaser (the “Note”). The Company’s Chief Executive Officer John W. Huemoeller II is the President of Purchaser. Mr. Huemoeller provided a personal guaranty for the Loan and the Note.

The holders of the Series C Preferred Stock are entitled to elect four members to the Company’s Board of Directors and are entitled to cast 100 votes per share on all other matters presented to the shareholders for a vote. As a result of this transaction, a change in control has occurred.

Common Stock

The Company has authorized 300,000,000 shares of common stock, with a par value of $0.0001 per share. As of March 31, 2022 and December 31, 2021, the Company had 151,501,782 and 138,099,981 shares of common stock issued and outstanding, respectively.

2022 Transactions:

During January 2022, the Company issued 519,247 shares for cash of gross proceeds of $75,000 pursuant to various stock purchase agreements. The cash was received in the fourth quarter 2021 and first quarter 2022. The Company also issued warrants to purchase an aggregate of 519,247 shares of common stock at an average exercise price of $0.315 per share. The warrants are exercisable within a 3-year period from issuance.

In January 2022, the Company issued 7,000,000 shares of its common stock pursuant to its asset acquisition of Advanced Tear Diagnostics which was under common stock to be issued.

In January 2022, the Company issued 302,115 of its shares of common stock, valued at $100,000, in exchange for services which have been recorded as a prepaid expense.

On January 11, 2022, the company issued 282,759 shares of common stock upon the exercise of 500,000 options at an exercise price of $0.126 a share. This exercise was performed on a cashless basis.

In March 2022, the Company issued 624,290 of its shares of common stock pursuant to a stock purchase agreement for cash gross proceeds of $55,000.

In March 2022, the Company issued 173,390 shares of its common stock, valued at $32,944, in settlement of interest due to prepayment of a note.

In March 2022, the company issued 500,000 of its shares of common stock, valued at $79,500 in exchange for services related to the arrangement of meetings and conferences.

The Company also issued 4,000,000 shares of its common stock January thru March of 2022 for cash of $594,870 pursuant to an equity purchase agreement, dated on May 14, 2021, which shares were registered pursuant to that S-1 Registration Statement filed by the Company with the SEC on May 14, 2021, and declared effective by the SEC on June 22, 2021.

2021 Transactions:

Common Stock

On December 13, 2021 the company entered into an agreement where it will issue $100,000 of stock in exchange for services to be rendered under a consulting agreement, currently shown as stock to be issued.

On November 7, 2021 the company issued 1,725,439 of its shares in settlement of a debt of 638,412 including accrued interest of $28,578.

During the period between May 14, 2021 and December 31, 2021 the Company issued total 500,000 shares valued $129,274 pursuant to the Company’s Registration Statement on Form S-1. The Company received $129,274 in cash.

On October 12, 2021 the Company issued 118,000 shares to GS capital valued at $57,466 pursuant to services rendered in obtaining financing.

On October 18, 2021 the company issued 175,000 shares of its common stock valued at $52,500 pursuant to a stock purchase agreement.

During the year ended December 31, 2021, the company issued 196,438 shares of common stock upon the exercise of 300,000 options at an exercise price of $0.126 a share. This exercise was performed on a cashless basis.

On July 29, 2021 the Company issued 122,000 restricted shares of its common stock to third party valued at $50,000 pursuant to the stock purchase agreement. The cash was received in 2021.

During August and September 2021 the Company issued 1,060,715 commons shares and warrants to purchase 1,060,715 shares of common stock at an exercise price of $0.60 for gross cash proceeds of $297,000 pursuant to various Warrant Stock purchase agreements. The cash was received in the third quarter ending 2021. Warrants are exercisable within a 3-year period from issuance.

During July and September 2021 the company issued 1,415,554 restricted shares of its common stock valued at $1,111,900 to third parties for certain services, recorded as consulting fees.

In September 2021 the company issued 262,400 restricted shares of its common stock valued at $129,724 pursuant to S-1 Agreement to third party for cash, recorded as subscription receivable.

Pursuant to its purchase of Advanced Tear Diagnostics, LLC the company has recorded 7,000,000 shares of its common stock to be issued valued at $4,270,000.

On May 14, 2021, The Company entered into the Equity Purchase Agreement with Cross, pursuant to which we have the right to “put,” or sell, up to $20,000,000 worth of shares of our common stock to Cross. As provided in the Equity Purchase Agreement, we may require Cross to purchase shares of our common stock from time to time by delivering a put notice to Cross specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. We may determine the Investment Amount, provided that such amount may not be more than 500% of the average daily trading volume in dollar amount for our common stock during the five trading days preceding the date on which we deliver the applicable put notice, unless waived by Cross in its sole discretion. Additionally, such amount may not be lower than $10,000 or higher than $1,000,000. Cross will have no obligation to purchase shares under the Equity Line to the extent that such purchase would cause Cross to own more than 4.99% of our issued and outstanding shares of common stock.

In June 2021 the company issued 500,000 restricted shares of its common stock valued at $332,500 pursuant to S-1 Agreement to third party recorded as subscription receivable. Actual proceeds were $228,812. The difference of $103,688 was adjusted to additional paid in capital and was calculated in accordance with the S-1 agreement.

During April, May and June 2021 the company issued 2,647,464 restricted shares of its common stock valued at $2,117,971 pursuant to conversion of convertible note and accrued interest of $582,707 (Note 12) with a loss on extinguishment of debt $1,535,264.

During April, May and June 2021 the Company issued 1,234,113 shares for cash of gross proceed of $402,500 pursuant to various Warrant Stock purchase agreements. The cash was received in the second quarter ending 2021. Out of these 519,828 shares of common stock valued at $152,500 was adjusted with common stock to be issued of prior period. The company also issued warrants to purchase 175,000 shares of common stock at an exercise price of $0.75 and 714,285 shares of common stock at an exercise price of $0.80. Warrants are exercisable within a 3 year period from issuance.

During April, May and June 2021 the company issued 1,114,351 restricted shares of its common stock valued at $792,389 to third parties for certain services, recorded as consulting fees.

During March 2021 the Company issued 1,712,500 shares for cash of gross $434,000 pursuant to various Stock purchase agreements. The cash was received in the first quarter ending 2021. The company also issued warrants to purchase 900,000 shares of common stock at an exercise price of $0.75. Warrants are exercisable within a 3 year period from issuance.

Company paid finders fees of $20,000 in cash during this period for capital raise and will also issue shares equaling $16,000 in market value, which was issued during the year ended December 31, 2021.

On March 18, 2021 the company issued 488,428 restricted shares of its common stock valued at $291,974 to third parties for certain services, recorded as consulting fees. Out of these 108,965 shares of common stock valued at $66,974 was adjusted with common stock to be issued of prior year.

NOTE 15: STOCK OPTIONS AND WARRANTS

Options to purchase common stock are granted at the discretion of the Board of Directors, a committee thereof or, subject to defined limitations, an executive officer of the Company to whom such authority has been delegated. Options granted to date generally have a contractual life of ten years.

The stock option activity for three months ended March 31, 2022 and year ended December 31, 2021 respectively is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2020	10,300,000	$0.36
Granted	2,960,715	0.60
Exercised	(300,000)	0.35
Expired or canceled	(2,000,000)	0.75
Outstanding at December 31, 2021	10,960,715	$0.37
Granted	-	-
Exercised	(500,000)	0.37
Balance March 31, 2022	10,460,715	$0.37

The following table summarizes the changes in options outstanding, option exercisability and the related prices for the shares of the Company’s common stock issued to employees and consultants under a stock option plan at March 31, 2022:

As of March 31, 2022

	Options Outstanding			Options Exercisable
Weighted Average Exercise Price ($)	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)	Number Exercisable	Weighted Average Exercise Price ($)
$0.37	10,460,715	8.2	$0.37	9,295,402	$0.37

As of December 31, 2021

	Options Outstanding			Options Exercisable
Weighted Average Exercise Price ($)	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)	Number Exercisable	Weighted Average Exercise Price ($)
$0.36	10,960,715	8.5	$0.37	8,094,046	$0.37

The Company determined the value of share-based compensation for options vested using the Black-Scholes fair value option-pricing model with the following weighted average assumptions:

	March 31,	December 31,
	2022	2021
Expected life (years)	10	10
Risk-free interest rate (%)	1.74	1.74
Expected volatility (%)	190	190
Dividend yield (%)	-	-
Weighted average fair value of shares at grant date	$1.74	$1.74

For the three months ended March 31, 2022 and 2021 stock-based compensation expense related to vested options was $188,917 and $99,742 respectively.

Warrants

The following table summarizes warrant activity during the year ended December 31, 2021 and the three months ended March 31, 2022:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2020	-	$-
Granted	3,025,000	0.71
Forfeited/Cancelled	-	-
Exercised	-	-
Outstanding at December 31, 2021	3,025,000	$0.71
Granted	519,247	0.31
Exercised
Outstanding at March 31, 2022	3,544,247	0.68

All outstanding warrants are exercisable at March 31, 2022 and there was no unrecognized stock-based compensation expense related to warrants.

NOTE 16: DISCONTINUED OPERATIONS

During May 2020 the Company decided to discontinue most of its operating activities pursuant to the Separation Agreement entered into by and among the Company, CanChew License Company (“CanCo”), CanChew Biotechnologies, LLC (“CanChew”), Medical Marijuana, Inc., Dr. George A. Anastassov (“Dr. Anastassov”), Dr. Philip A. Van Damme (“Dr. Van Damme”), Lekhram Changoer (“Mr. Changoer”), Sanammad Foundation, Netherlands and Sanammad Foundation, US (collectively, the “Sanammad Parties”). (see Note 1).

Pursuant to the terms of the Purchase Agreement dated as of May 6, 2020, Sanammad Parties agreed to acquire from the Company substantially all of its assets and its wholly-owned subsidiaries and to assume certain liabilities and its wholly-owned subsidiaries. Sanammad Parties agreed to pay a purchase price of $2,609,100 reflected in amount due Canchew were deemed paid in full. The sale, which was completed on May 6, 2020, did not include the Company’s cash and certain other excluded assets and liabilities.

The results of operations associated with the assets sold have been reclassified into discontinued operations for periods prior to the completion of the transaction.

As of March 31, 2022 and December 31, 2021 respectively, the Company has nil asset and liabilities of the discontinued operations in the unaudited condensed consolidated balance sheet in accordance with the provision of ASC 205-20.

Loss from Discontinued Operations

In 2020, the sale of the majority of the assets and liabilities related to the Sanammad parties represents a strategic shift in the Company’s business. For this reason, the results of operations related to the assets and liabilities held for sale for all periods are classified as discontinued operations.

The following is a summary of the results of operations related to the assets and liabilities held for sale (discontinued operations) for the three months ended March 31, 2022 and 2021 respectively:

	March 31, 2022	March 31, 2021
Net sales	$-
Total expenses	$-	$4,633
Gain from sale of asset and liability	$-
Other (loss) income	$-
(Loss) income from discontinued operations	$-	$(4,633)

The following is a summary of net cash provided by or used in operating activities, investing activities and financing activities for the assets and liabilities held for sale (discontinued operations) for the three months ended March 31, 2022 and 2021 respectively:

	March 31, 2022	March 31, 2021
Net (loss) income from discontinued operations	$-	$(4,633)

Adjustment of non-cash activities	-	-
Decrease in accounts receivable	-	-
Increase in inventory	-	-
Increase in accounts payable and accrued expenses	-	-
Net cash provided by (used in) operating activities	$-	$(4,633)

Net cash provided by (used in) investing activities	$-	$-
Net cash provided by (used in) financing activities	$-	$-

As of March 31, 2022 and December 31, 2021 respectively, the Company has nil asset and liabilities of the discontinued operations in the unaudited condensed consolidated balance sheet in accordance with the provision of ASC 205-20.

NOTE 17: COMMITMENT AND CONTINGENCIES

On January 2, 2019 the Company entered into the term of Executive’s employment agreement, at a base salary of $10,000 per month with John W. Huemoeller II to serve as its Chief Executive Officer. The Company and Executive acknowledge and agree that Executive’s employment hereunder shall at all times be “at will,” which means that either Executive may resign at any time for any reason or for no reason, and that the Company may terminate Executive’s employment at any time for any reason or for no reason, in either case, subject to the applicable provisions of this Agreement. In further consideration for Executive’s services and subject to the approval of the Board, Executive will be granted an option to purchase 2,000,000 shares of the Company’s common stock (the “Option Shares”). The option will be subject to the terms and conditions applicable to stock options granted under the Company’s 2015 Stock Incentive Plan, as amended from time to time (the “Plan”), and as described in the Plan and the stock option agreement, which Executive will be required to sign. 50% of the Option Shares shall vest on the date of grant and the remaining 50% of the Option Shares shall vest on the 12- month anniversary of the grant date, subject to Executive’s continued employment by the Company. The exercise price per share will be equal to the fair market value per share on the date of grant, as determined by the last closing price of the Company’s common stock the day prior to grant. Beginning in October 2019, the board decided to increase CEO base salary to $35,000 per month.

On April 24, 2017 the company entered into an employment agreement with Robert Malasek, its Chief Financial Officer and Secretary. The agreement does not have a set term and may be terminated at any time by the Company or Mr. Malasek with proper notice. The shares were issued in the 1st quarter 2018. Beginning in October 2019, the board ratified to increase CFO base salary to $3,000 per month.

Industry Sponsored Research Agreement— Sapphire entered into the Industry Sponsored Research Agreement (“SRA”) effective February 7, 2020 to test and confirm the inhibitory activity of SBI-183 (exclusively licensed on January 13, 2020) and SBI-183 analogs, including those synthesized by the Company. The testing will include cell-based in vitro assays, NMR binding studies and testing to determine if SBI-183 enhances the activity of cytotoxic drugs in vitro. Animal studies will also be conducted under the SRA. Specifically, SBI-183 analogs will be evaluated in a mouse model of triple negative breast cancer using human tumor xenografts. The work will be performed over a period of one year with the total cost of the SRA totaling $150,468 paid prior to acquisition. For the year December 31, 2021, the Company recorded research and development expenses of $284,869.

On August 5, 2020 Sapphire was awarded a $395,880 phase I Small Business Innovation Research (SBIR) grant by the National Cancer Institute (NCI). The grant will support continued development of novel small molecules that inhibit the enzymatic activity of Quiescin Sulfhydryl Oxidase I (QSOX1) based on a lead compound. QSOX1 is a tumor-derived enzyme that is important for cancer growth, invasion and metastasis. Sapphire is conducting this research with technology it has exclusively licensed from Skysong Innovations, LLC, the intellectual property management company for Arizona State University. Sapphire will subcontract tumor biology work for evaluating analog inhibitors for QSOX1 to Dr. Douglas Lake’s laboratory at Arizona State University and Mayo Clinic Arizona. Grant income received for the years ended 2021 was $279,981. There was nil in 2022.

On August 25, 2020 we signed an exclusive licensing, manufacturing and distribution agreement with Empowered Diagnostics LLC to execute the high-volume production of our rapid point-of-care diagnostic test. AXIM and Empowered have completed the technology transfer and Empowered Diagnostics has built out their production facility to be able to manufacture millions of our neutralizing antibody tests for COVID-19 per month. In exchange for this license Empowered will pay Axim a royalty on net sales on all licensed products sold by Empowered covered by this license which global with the exception of Mexico.

This agreement was cancelled in February, 2022.

Operating Lease

Lease Agreement—On March 3, 2020, Sapphire entered into a 3-year lease agreement (“Lease”) to relocate to a larger space within the same business park. The new space totals 1,908 square feet with monthly base rent in the 1st year $4,713, 2nd year $4,854 and 3rd year $5,000 at implicit interest rate of 6%. Upon commencement of the Lease on April 25, 2020, the previous lease will expire.

Operating Leases - Right of Use Assets and Purchase Commitments Right of Use Assets

We have operating leases for office space that expire through 2023. Below is a summary of our right of use assets and liabilities as of March 31,2022.

Right-of-use assets	$62,904

Lease liability obligations, current	$57,920
Lease liability obligations, noncurrent	4,984
Total lease liability obligations	$62,904

Weighted-average remaining lease term	1.125 years

Weighted-average discount rate	6%

The following table summarizes the lease expense for the Three Months ended March 31, 2022 and 2021 respectively:

	March 31,	March 31,
	2022	2021
Operating lease expense	$ 14,562*	$ 14,139
Short-term lease expense	7,660	3,213
Total lease expense	$ 22,222	$ 17,352

*We recorded $22,222 of operating lease expense this includes $7,660 of maintenance charges and month to month lease.

Approximate future minimum lease payments for our right of use assets over the remaining lease periods as of March 31, 2022, are as follows:

2022	$44,853
2023	20,000
Total minimum payments	64,853
Less: amount representing interest	(1,949)
Total	$62,904

Litigation

As of December 31, 2021, and this report issuing date, the Company is not a party to any pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against the Company. To the knowledge of management, no director, executive officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company’s Common Stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

NOTE 18: SUBSEQUENT EVENTS

Common Stock Issuances

During April and May 2022 the company issued 2,750,000 shares of common stock pursuant to an S-1 for cash of $122,498. Cash has not yet been received for the last million shares issued and is not included in the total of $122,498.

Subject to Completion, dated [__]

PROSPECTUS

26,457,892 Shares of Common Stock

AXIM Biotechnologies, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder, all of which will be borne by AXIM Biotechnologies, Inc. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$2,796.02
Legal fees and expenses	10,000.00
Accounting fees and expenses	13,500.00
Miscellaneous expenses	-

Total expenses	$26,296.02

Item 14. Indemnification of Directors and Officers.

Our articles of incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada Revised Statutes requires that the determination that indemnification is proper in a specific case must be made by: (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

F-1

Article VI of our amended and restated bylaws provides that:

Except as may be hereinabove stated otherwise, we shall indemnify all of our officers and directors, past, present and future, against any and all expenses incurred by them and each of them including but not limited to legal fees, judgment and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the Company.

Any amendment to or repeal of our articles of incorporation or amended and restated bylaws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as the forgoing provisions permit indemnification of directors, executive officers, or person controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold by us within the last three years which were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On March 12 and July 11, 2019, we issued 239,521 and 687,285 restricted shares of our common stock, valued at $400,000 and $500,000, respectively, to an investor pursuant to a stock purchase agreement. The cash for such issuances was received in 2018 and 2019, respectively.

On December 2, 2019 and December 17, 2019, we issued 888,888, and 930,232 restricted shares of our common stock, valued at $200,000 and $200,000, respectively, to an investor pursuant to a stock purchase agreement. The cash was received in 2019.

On December 31, 2019, Sapphire entered into a Convertible Note Purchase Agreement, pursuant to which the Company issued a convertible note with a face value of $190,000 and a compounding interest rate of 3% per annum to an investor. Accrued interest shall be payable annually beginning on December 31, 2020 until the maturity date of December 31, 2034, at which time all principal and interest accrued thereon shall be due and payable. The Convertible Note is secured by substantially all our tangible and intangible assets. In addition, the Convertible Note includes various non-financial covenants, including that we may not enter into any agreement, arrangement or understanding of any kind that would result in a transaction, or series of transactions, that would result in the sale of 50% or more of our capital stock without the prior approval of the note holder.

On January 13, 2020, we issued 250,000 restricted shares of our common stock, valued at $50,000, to third party.

On January 23, 2020 and February 26, 2020, we issued 600,000 and 62,839 restricted shares of our common stock, valued at $262,500, and $25,000, respectively, to third party as compensation for certain services, recorded as advertising and promotion expense and License, permits & Patents, respectively.

On March 17, 2020, we issued 54,000,000 shares of our common stock to the shareholders of Sapphire Biotech, Inc. (“Sapphire”) in exchange for all of the issued and outstanding shares of Sapphire, consisting of an aggregate of 100,000,000 million shares (the “Share Exchange”). As a result, Sapphire became a wholly owned subsidiary of the Company. In connection with the Share Exchange, the principle shareholders of Sapphire who received shares of our common stock in connection with the transaction entered into agreements containing certain lock-up and leak out restrictions with respect to the shares of our common stock that they received.

On April 21, 2020, we issued 1,176,470 restricted shares of our common stock, valued at $100,000, to third party pursuant to a stock purchase agreement. The cash was received in 2020.

On May 4, 2020, we issued 1,000,000 restricted shares of our common stock to TL-66, a California limited liability company, in exchange for a promissory note with a face value of $350,000 and a remaining balance of approximately $100,000.

On June 10, 2020 and June 24, 2020, we issued 2,173,913 and 625,000 restricted shares of our common stock, valued at $500,000 and $100,000, respectively, to third party pursuant to a stock purchase agreement. The cash was received in 2020.

On July 2, 2020 and July 9, 2020, we issued 714,285 and 1,785,714 restricted shares of our common stock, valued at $100,000 and $250,000, respectively, to an investor pursuant to a stock purchase agreement. The cash was received in 2020.

On July 10, 2020, we issued 5,141,377 restricted shares of our common stock to an investor in exchange for the conversion of $51,414 of a convertible note payable, which included $6,414 in interest.

On July 10, 2020, we issued 142,857 and 357,153 restricted shares of our common stock, valued at $20,000 and $50,000, respectively, to an investor pursuant to stock purchase agreement. The cash was received in 2020.

On July 10, 2020, we issued 250,000 and 107,143 restricted shares of our common stock, valued at $35,000 and $15,000, to an investor pursuant to a stock purchase agreement. The cash was received in 2020.

On July 14, 2020, we issued 200,000 restricted shares of our common stock, valued at $23,630, to an investor pursuant to a stock purchase agreement. The cash was received in 2020, respectively.

On July 21, 2020, we entered into convertible note purchase agreement with Cross & Company, the Company owed to Cross & Company $609,835 of aggregated payments and desired to satisfy the amount due in full by issuing to Cross & Company a convertible promissory note. The convertible note matures on July 21, 2032 and incurs 3.5% compounded interest paid annually. The convertible note is secured by the assets of the Company, may not be pre-paid without the consent of the holder, and is convertible at the option of the holder into shares of our common stock at a conversion price equal to $0.37 per share. Notwithstanding the foregoing, holder shall not be permitted to convert the note, or portion thereof, if such conversion would result in beneficial ownership by holder and its affiliates of more than 4.9% of the debtor’s outstanding common stock as of the date of conversion.

On July 22, 2020, we issued 65,359 and 130,719 restricted shares of our common stock, valued at $20,000 and $40,000, to an investor pursuant to a stock purchase agreement. The cash was received in 2020.

On July 22, 2020, we issued 163,398 and 326,797 restricted shares of our common stock, valued at $50,000 and $100,000, respectively, to an investor pursuant to a stock purchase agreement. The cash was received in 2020.

On July 22, 2020, we issued 816,993 and 65,359 restricted shares of our common stock, valued at $250,000 and $20,000, respectively, to an investor pursuant to a stock purchase agreement. The cash was received in 2020.

On August 4, 2020, we issued 141,243 restricted shares of our common stock, valued at $50,000, to an investor pursuant to a stock purchase agreement. The cash was received in 2020.

On August 12, 2020, we issued 414,419 restricted shares of our common stock, valued at $76,690, to third party pursuant to a stock purchase agreement for certain services, recorded as commission fees.

On August 21, 2020, we issued 5,910,198 restricted shares of our common stock, valued at $1,075,320, to third party investors pursuant to stock purchase agreements. The cash was received in 2020.

On August 25, 2020, we issued 359,524 restricted shares of our common stock, valued at $302,000, to third party pursuant to a stock purchase agreement for certain services, recorded as commission fees.

On August 21, 2020, we issued 326,797 restricted shares of our common stock, valued at $100,000, to a third party investor pursuant to a stock purchase agreement. The cash was received in 2020.

Between January 1, 2021 and March 31, 2021, the we issued 1,712,500 of restricted shares of our common stock, valued at $434,000, to third party investors pursuant to stock purchase agreements.  The cash was received in 2021.

On April 05, 2021, we issued a total of 175,000 Common Stock Purchase Warrants (exercise price $0.30) to third party. Pursuant to an extension approved by the Board of Directors on April 05, 2021, all Warrants shall be valid for 36 months from effective date included cashless exercise. The cash was received in 2021 for the purchase of the warrants and common stock described in next paragraph.

On April 05, 2021, we issued 344,828 restricted shares of our common stock to third party valued at $100,000 pursuant to the stock purchase agreement. The cash was received in 2021.

On April 05, 2021 we issued 811,765 restricted shares of our common stock valued at $552,000 to third party for certain services, recorded as advertising and promotion expense and License, permits & Patents, respectively.

During the First quarter 2022 the company issued 802,115 restricted shares of its common stock valued at $79,500 to third parties for certain services, recorded as advertising and promotion expense and License, permits & Patents, respectively and 173,390 shares valued at $32,944 in settlement of debt.

On February 10, 2022, the Company paid in full the remaining balance due on that certain convertible note issued to GS Capital Partners, LLC, face value $1,110,000, as amended (the "GS Note").  In connection with the repayment, the Company was required to pay accrued interest in the amount of $21,875.89, by issuing 173,390 restricted shares of the Company’s common stock pursuant to the formula set forth in the GS Note.

During the period between January 1, 2022, and March 31, 2022, the Company issued total 16,401,801 shares valued $4,612,444 that were not registered under the Securities Act.

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act of 1933 and Regulation D as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)any preliminary prospectus or prospectus of the registrant relating to the offering filed pursuant to Rule 424;

(ii)any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)any other communication that is an offer in the offering made by the registrant to the purchaser.

6.That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibits	Exhibit #	Incorporated by Reference (Form Type)	Filing Date	Filed Herewith
Articles of Incorporation, as filed with the Nevada Secretary of State on November 18, 2010.	3.1	10-Q	11/14/2014

Certificate of Amendment, as filed with the Nevada Secretary of State on July 24, 2014.	3.2	10-Q	11/14/2014

Amended and Restated (as of August 17, 2016) Bylaws of AXIM Biotechnologies, Inc.	3.3	10-Q	8/22/2016

Certificate of Designation of Series B Preferred Stock.	3.4	10-Q	8/22/2016

Certificate of Designation of Series C Preferred Stock.	3.5	10-Q	8/22/2016

Amended and Restated (as of August July 21, 2020) Bylaws of AXIM Biotechnologies, Inc.	3.6	8-K	07/24/2020

Legal Opinion of Procopio, Cory, Hargreaves & Savitch LLP	5.1			X

Letter of Intent (“Terms Sheet”) dated September 3, 2018, by and between Impression Healthcare Limited and AXIM Biotechnologies, Inc.	10.1	10-K (A/1)	10/30/2019

Exclusivity Agreement dated September 3, 2018, by and between Impression Healthcare Limited and AXIM Biotechnologies, Inc.	10.2	10-K (A/1)	10/30/2019

Amendment #1 to Exclusivity Agreement dated December 11, 2018, by and between Impression Healthcare Limited and AXIM Biotechnologies, Inc.	10.3	10-K (A/1)	10/30/2019

Supply Agreement dated May 31, 2019, by and between Impression Healthcare Limited and AXIM Biotechnologies, Inc.	10.4	10-K (A/1)	10/30/2019

6% Convertible Redeemable Note dated September 29, 2021, made by and between AXIM Biotechnologies, Inc. and GS Capital Partners, LLC, as amended.	10.5	8-K	02/16/2022

Form of 3% Short Term Promissory Notes, dated February 10, 2022.	10.6	8-K	2/16/2022

Form of 1.5% Short Term Promissory Notes, dated February 10, 2022.	10.7	8-K	2/16/2022

Asset Purchase Agreement dated August 26, 2021, by and between AXIM Biotechnologies, Inc. and Advanced Tear Diagnostics, LLC.	10.8	10-K(A/1)	04/19/2022

Binding Term Sheet Agreement dated August 3, 2021, by and between AXIM Biotechnologies, Inc. and Advanced Tear Diagnostics, LLC.	10.9	10-K(A/1)	04/19/2022

May 1, 2019, License Agreement with CanChew Biotechnologies, LLC.	10.10	10-K	05/14/2020

Termination Agreement dated March 3, 2022, by and between AXIM Biotechnologies, Inc. and Empowered Diagnostics, LLC	10.11	10-K(A/1)	04/19/2022

Equity Purchase Agreement				X

Code of Business Conduct and Ethics.	14.1	10-Q	11/20/2017

Consent of Independent Registered Public Accounting Firm	23.1			X

Consent of Procopio, Cory, Hargreaves & Savitch LLP (included in Exhibit 5.1)	23.2			X

Power of Attorney (included on the signature page of this registration statement)	24.1	S-1	05/14/2021

Filing Fee Table	107			X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on this 22nd day of July, 2022.

AXIM BIOTECHNOLOGIES, INC.

By:	/s/ John W. Huemoeller II
John W. Huemoeller II
President and Director
Principal Executive Officer

By:	/s/ Robert Malasek
Robert Malasek
Chief Financial Officer
Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Huemoeller II	President and Director	July 22, 2022
John W. Huemoeller II	(Principal Executive Officer)

/s/ Robert Malasek *	Chief Financial Officer	July 22, 2022
Robert Malasek	(Principal Financial Officer)

/s/ Timothy R. Scott, PhD *	Director	July 22, 2022
Timothy R. Scott, PhD

/s/ Robert Cunningham *	Director	July 22, 2022
Robert Cunningham

/s/ Blake N. Schroeder *	Director	July 22, 2022
Blake N. Schroeder

/s/ Peter O’Rourke *	Director	July 22, 2022
Peter O’Rourke

* By:   /s/ John W. Huemoeller II

Attorney-in-fact